As filed with the Securities and Exchange Commission on October 4, 2007
Registration No. 333-146180

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POLYMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	27-0125925
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania 19087
(484) 598-2400
(Address and telephone number of principal executive office and principal place of business)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware
(302) 658-7581
(Name, address and telephone number of agent for service)

Copies to:

Jeffrey P. Libson, Esq.
Christopher S. Miller, Esq.
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn PA, 19312-1183
(610) 640-7800

Approximate date of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2007
PROSPECTUS

               Shares Of Common Stock
Warrants To Purchase          Shares Of Common Stock

We are offering up to           shares of our common stock and warrants to purchase up to           shares of our common stock in “units”. For each unit purchased in the offering, investors will receive           shares of common stock and warrants to purchase           shares of common stock at an exercise price of $      per share. Upon the closing of the offering, the units will separate and the common stock and the warrants will be issued separately. We have applied to the American Stock Exchange for listing of our shares of common stock in the future. We do not intend to apply for listing of the warrants on any securities exchange. You may exercise your warrants at any time during the period commencing on the closing date of this offering and ending on the fifth anniversary of the closing date.

Investing in the offered securities involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 5, as well as those set forth in any prospectus supplement.

	Per Unit	Total

Offering Price	$	$
Placement Agent Fees to be paid in cash	$	$
Offering Proceeds to Polymedix, Inc. before expenses	$	$

The price of the units will be determined through negotiations between us and investors in the offering based on the composition of the units and the market price of our common stock at the time. Needham & Company, LLC and Rodman & Renshaw, LLC have agreed to act as co-lead placement agents and WBB Securities, LLC has agreed to act as co-placement agent in connection with this offering. The placement agents are not purchasing the securities offered by us or required to sell any specific number or dollar amount of units, but will arrange for the sale of the securities we are offering on a “best efforts” basis. We estimate the total expenses of this offering, excluding the placement agents’ fees, will be approximately $          . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than all of the securities offered hereby. See “Plan of Distribution” beginning on page 66 of this prospectus for more information on this offering and the placement agent arrangements.

This offering will terminate on December 31, 2007, unless the offering is fully subscribed before that date or we decide to close the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Our common stock is traded on the OTC Bulletin Board under the symbol “PYMX”. On October 3, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was $1.10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Needham & Company, LLC	Rodman & Renshaw, LLC
As Co-Lead Placement Agents

WBB Securities, LLC
As Co-placement Agent

The date of this prospectus is          , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time and delivery of this prospectus on any sale of units.

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “forecast,” “future,” “likely,” “probably,” “suggest” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	the timing of our product development and evaluation;

•	the timing and magnitude of expenditures we may incur in connection with our ongoing research and development activities;

•	the results of our preclinical and clinical trials;

•	the availability of additional capital on terms acceptable to us;

•	the timing and financial consequences of our formation of new business relationships and alliances; and

•	the timing and volume of sales of products for which we obtain marketing approval.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 5 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. All subsequent written and oral forward looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any of these forward looking statements except as required by law, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock and warrants. Before making any investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section of this prospectus beginning on page 5, the financial statements and the notes to the financial statements. Unless stated otherwise, references in this prospectus to the “Company,” “we,” “us,” or “our” refer to PolyMedix, Inc., a Delaware corporation.

The Company

We are a biotechnology company that is developing novel, synthetic small molecule compounds that mimic the activity of large natural proteins; compounds referred to as biomimetics. We focus on creating new therapeutic drugs to meet unmet medical needs for treatment of serious, life threatening, acute disorders, including our initial programs involving new drug treatments for infectious diseases and acute cardiovascular disorders. Using our proprietary computational drug design technology, we have created novel antibiotic and anticoagulant antagonist, Unfractionated Heparin, or UFH, and Low Molecular Weight Heparin, or LMWH, drug compounds intended for human therapeutic use. Our lead candidates in each of these programs, an intravenous, or i.v., antibiotic product candidate and an anticoagulant antagonist product candidate, are currently in advanced preclinical development and we plan to file Investigational New Drug, or IND, applications with the U.S. Food and Drug Administration, or FDA, for each during the first quarter of 2008.

We have chosen to initially focus on the antibiotic and anticoagulant antagonist markets because we believe they represent an attractive medical and commercial opportunity. We believe that both of these product programs are characterized by:

•	major unmet medical needs;

•	relatively short clinical trials to demonstrate proof of principle of clinical utility;

•	indications that may allow for accelerated regulatory review or development paths;

•	relatively objective clinical endpoints and assessment criteria; and

•	availability of animal models that are often considered predictive of potential human activity.

As a result of these characteristics, we believe these programs represent significant commercial opportunities. For instance, the world antibiotic drug markets exceeded $25.5 billion in annual sales in 2005. In fact, healthcare-acquired bacterial infections affect more than two million patients each year in the U.S., with drug-resistant bacteria causing 70% of these infections, resulting in 90,000 deaths. For the anticoagulant antagonist market, approximately nine million units of protamine, the only available reversing agent for UFH, are sold annually worldwide, with about two million units sold in the U.S. There is no reversing agent currently available for LMWH, preventing their use in cardiothoracic surgeries and many post-surgical settings. However, because LMWH is now coming into wide use with worldwide annual sales of approximately $4 billion in 2005, an LMWH antagonist, such as one of our product candidates, could substantially increase the market and sales of LMWH drugs.

We design our product candidates using our proprietary computational drug design technology, which we have exclusively licensed from the University of Pennsylvania. This technology is based on the work of Drs. William DeGrado and Michael Klein, who are members of the National Academy of Sciences, the American Academy of Arts and Sciences, and the Royal Society. Our proprietary de novo drug design approach involves using protein targets with well-understood physical structures and biological activity, and designing small molecule compounds that mimic or regulate the activity of these targets. We believe our structure-based approach allows us to rationally design novel product candidates and greatly improve the efficiency of new drug discovery.

We believe that our i.v. antibiotic drug product candidates have a novel mechanism of action: small molecules that mimic the antimicrobial activity of host defense proteins. Because host defense proteins have existed in most higher forms of life, including humans, for millions of years without the development of widespread resistance, we believe that bacteria are less likely to develop resistance to our antibiotic drug candidates. Further, we believe our antibiotic compounds are the first small molecule mimetics of host defense proteins being developed that are intended for systemic therapeutic use. In a number of experiments, we have demonstrated that our lead antibiotic compound, PMX-30063, and other antibiotic product candidates have potent and broad spectrum antibacterial activity against a number of bacterial strains, including those that are resistant to conventional marketed antibiotic drugs. In animal experiments we have demonstrated favorable activity compared to marketed antibiotic agents, with up to a 10,000-fold reduction in bacterial cell load. Furthermore, in standard serial passage experiments we have shown that bacterial resistance did not readily develop to our compounds in these experimental models. Our initial antibiotic drug target is for an i.v. formulation, intended for hospital use to treat serious infections such as MRSA, a form of drug resistant Staphylococcus aureus infection, which accounts for over half of hospital infections.

We expect that our antibiotic compounds should have several important advantages compared with currently marketed drugs: broad spectrum of activity, rapid antimicrobial action, and a novel mechanism of action which makes bacterial resistance less likely to develop.

Our second program is an anticoagulant antagonist; a small molecule designed to bind to and neutralize the effects of both UFH and LMWH. In cardiothoracic surgery, UFH is routinely used to prevent dangerous blood clots. After surgery, the action of UFH must be reversed to prevent potentially life-threatening bleeding complications. While widely used as a reversing agent for UFH, protamine has a number of potential adverse side-effects, including bleeding, abrupt and dangerous drops in blood pressure, allergic and immunologic reactions, and poor pharmacokinetics, all of which require careful administration and frequent monitoring. Moreover, there is currently no reversing agent for LMWH available. We have experimentally demonstrated that our compounds, including PMX-60056, are able to reverse the action of UFH and normalize clotting time in animal models. Further, no adverse effects on coagulation were observed even at significant overdoses of compounds such as PMX-60056. We have also conducted in vitro experiments that have demonstrated that PMX-60056 is able to reverse the action of LMWH.

Our goal in the anticoagulant antagonist program is to address the current medical problems associated with protamine: its potential worsening of bleeding, allergic and autoimmune responses, adverse effect on blood pressure and heart rate, and lack of effectiveness for the LMWH’s.

Our product portfolio also includes additional potential uses for our antibiotic compounds: topical and oral antibiotic applications, including ophthalmic (eye) infections; gastrointestinal infections; skin infections such as acne; oral healthcare applications for treatment of periodontal (gum) disease; and treatment of fungal infections. We are also developing polymer derivatives of the antimicrobial compounds for a variety of non-therapeutic biomaterials applications for medical device, industrial, and consumer product uses. We hope to form out-licensing agreements for the commercialization of these additional product applications. In addition, we are pursuing funding from government sources to further test and advance our product candidates for indications important to national security.

Summary Financial Data
(In thousands)

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis and Plan of Operation,” before making a decision to invest in our common stock and warrants. The information contained in the following summary for the six-months ended June 30, 2006 and 2007 and for the years ended December 31, 2005 and 2006 represents the consolidated financial information for PolyMedix, Inc.

	June 30,		December 31,
	2006	2007	2005	2006

Cash and investments	$17,155	$10,595	$15,287	$14,529
Total assets	17,743	12,291	15,468	15,142
Operating expenses	3,238	5,946	4,960	7,480
Net loss	$(2,695)	$(5,233)	$(4,764)	$(5,966)

Our Principal Executive Offices

Our principal executive offices are located at 170 N. Radnor-Chester Road; Suite 300, Radnor, Pennsylvania 19087. Our telephone number is (484) 598-2400 and our website address is www.polymedix.com. Information included or referred to on our website is not a part of this prospectus.

The Offering

Size of Offering	Up to $30 million, however, we estimate the size of the offering will not exceed $25 million. There is no minimum offering amount.

Securities Offered	units. Each unit will consist of shares of our common stock and warrants to purchase shares of common stock.

Common Stock	shares.

Warrants	Warrants to purchase shares of common stock.

Description of Warrants	The warrants will be exercisable on or after the closing date of this offering through and including the fifth anniversary of the closing date and will be exercisable at a price of $ per share of common stock.

Common Stock Outstanding Before the Offering	shares

Common Stock Outstanding After the Offering	shares

Marketing	The placement agents intend to market the securities on a “best efforts” agency basis primarily to accredited institutional investors.

Use of Proceeds	We expect to use the proceeds received from the offering to support the commercialization of our current and future product candidates, to fund our research and development activities and for general working capital needs.

Risk Factors	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.

OTC Bulletin Board Symbol	PYMX. We have applied to list our common stock on the American Stock Exchange, but there can be no assurance that our application will be approved. We do not intend to apply for listing of the warrants on any securities exchange.

The total number of shares of common stock outstanding after this offering is based on 28,545,177 shares outstanding as of September 18, 2007, and excludes:

•	5,184,500 shares of common stock issuable upon exercise of stock options at a weighted average exercise price of $1.79 per share, under our stock plans;

•	2,822,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $1.80;

•	86,694 additional shares of common stock reserved for future issuance under our stock plans; and

•	shares that may be issued as a consequence of the anti-dilution rights of certain former holders of our Series 1 preferred stock.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

RISK FACTORS

In addition to the other information included in this prospectus and any prospectus supplement, the following factors should be carefully considered in evaluating our business, financial position and future prospects. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial position or future prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we have projected. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial position or future prospects.

Risks Related to Our Business

We are a development stage company with limited operating history, which makes it difficult to evaluate our existing business and business prospects and increases the risk that the value of any investment in our Company will decline.

We commenced operations in 2002 and have a limited operating history. To date, our only revenues have been from research grants. We will not be able to generate revenue from product sales or royalties unless and until we receive regulatory approval and begin commercialization of our product candidates or otherwise out-license our compounds. We are not certain of when, if ever, that will occur. Although we intend to introduce new products, there can be no assurance that we will introduce any new products. Because the market for our products is relatively new, uncertain and evolving, and because we have limited operating experience, it is difficult to assess or predict with assurance the growth rate, if any, and the size of this market. There can be no assurance that we will develop additional products, that the market for our products will develop, that our products will achieve market acceptance, or that we will ever become profitable.

All of our product candidates are in advanced preclinical development. If our product candidates are not demonstrated to be sufficiently safe and effective in clinical trials, they will not receive regulatory approval and we will be unable to commercialize them and our business and results of operations will suffer.

All of our product candidates are in advanced preclinical development and may never be commercialized. We plan to develop product candidates through studies, testing and clinical trials. The progress and results of any future pre-clinical testing or future clinical trials are uncertain, and if our product candidates do not receive regulatory approvals, it will have a material adverse effect on our business, operating results and financial condition. None of our products have received regulatory approval for commercial sale. In addition, all of our product candidates are in the early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. Our product candidates are not expected to be commercially available for several years, if at all.

In addition, our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved by the FDA and foreign regulatory authorities for commercial use. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, involving testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry there is a high rate of attrition for product candidates in pre-clinical testing and clinical trials. Also, satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials and in interim analyses. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in FDA policy, during the process of product development, clinical trials and regulatory approvals.

In order to receive FDA approval or approval from foreign regulatory authorities to market a product candidate or to distribute our products, we must demonstrate through pre-clinical testing and through human clinical trials that the product candidate is safe and effective for the treatment of a specific condition. We do not know for certain when, if ever, any human clinical trials will begin with respect to our product candidates.

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future.

We are a development stage company with a limited operating history. For the year ended December 31, 2006, we had a net loss of approximately $5,966,000 and an accumulated deficit of approximately $13,709,000. As of June 30, 2007, we had an accumulated deficit of approximately $18,942,000. We expect to continue to incur significant and increasing operating losses, in the aggregate and on a per share basis, for the next several years. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, net current assets and working capital.

Because of the numerous risks and uncertainties associated with developing new drugs, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Currently, we have no products available for commercial sale, and, to date, we have not generated any product revenue. We have financed our operations and internal growth primarily through private placements of preferred equity securities. We have devoted substantially all of our efforts to research and development, including some limited pre-clinical trials.

We also expect our research and development expenses to increase in connection with the continued development of our product candidates and the clinical evaluation of our product candidates.

Currently, we expect that the offering will not exceed $25 million. Based on the actual size and timing of the offering, we may have to delay, scale-back or eliminate certain research and development activities and as a result our business may be materially and adversely affected.

Currently, we expect that the offering will not exceed $25 million and the actual amount of securities sold may be substantially less than $25 million. Based on the actual amount of securities sold in the offering, we may have to delay, scale-back or eliminate certain research, drug discovery or development activities or certain other aspects of our operations and as a result our business may be materially and adversely affected.

If we are unable to meet our needs for additional funding in the future, we may be required to limit, scale-back or cease operations.

Our operations to date have generated significant needs for cash. Our negative cash flows from operations are expected to continue for at least the foreseeable future. Our strategy contains elements that we will not be able to execute without outside funding. Specifically, we will need to raise additional capital to:

•	fund our research and development programs, including clinical trials;

•	commercialize any product candidates that receive regulatory approval; and

•	acquire or in-license approved products or product candidates or technologies for development.

Exclusive of the proceeds from this offering, if any, we believe our existing cash resources and interest on these funds will be sufficient to meet our anticipated operating requirements through the end of the first quarter of 2008. Our future capital requirements will depend on many factors, including:

•	the scope, rate of progress and cost of our product development activities;

•	future clinical trial results;

•	the terms and timing of any future collaborative, licensing and other arrangements that we may establish;

•	the cost and timing of regulatory approvals;

•	the costs of commercializing any of our other product candidates;

•	success of any product that receives marketing approval;

•	acquisition or in-licensing costs;

•	the effect of competing technological and market developments;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

These factors could result in variations from our currently projected operating and liquidity requirements. There can be no assurance that additional funds will be available when needed, or, if available, that such funds can be obtained on terms acceptable to us. If adequate funds are unavailable, we may be required, among other things, to:

•	delay, reduce the scope of or eliminate one or more of our research or development programs;

•	license rights to technologies, product candidates or products at an earlier stage than otherwise would be desirable or on terms that are less favorable to us than might otherwise be available; or

•	obtain funds through arrangements that may require us to relinquish rights to product candidates or products that we would otherwise seek to develop or commercialize by ourselves.

If we are not able to retain our current management and advisory team and attract and retain qualified scientific, technical and business personnel, our business will suffer.

We are highly dependent on our executive officers and other key management and technical personnel, including Nicholas Landekic, Richard Scott, Ph.D., Eric McAllister, M.D., Ph.D., Edward Smith and Dawn Eringis, as well as key members of our advisory team, including William DeGrado, Ph.D., Michael Klein, Ph.D. and Gregory Tew, Ph.D. The loss of any of them could have a material adverse effect on our future operations. We presently do not maintain “key person” life insurance policies on any of our personnel.

Our success is also dependent on our ability to attract, retain and motivate highly trained technical, marketing, sales and management personnel for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

Our success is dependent on the continuation of certain licensing arrangements and other strategic relationships with third parties. There can be no assurance that such relationships will continue or that we will be successful in entering into other similar relationships.

We are newly-formed and all of our product candidates are licensed from or based upon licenses from third parties. We are party to (i) a Patent License Agreement with the University of Pennsylvania, or Penn, pursuant to which Penn granted us an exclusive, worldwide royalty-bearing license to use, make and sell products utilizing seven of Penn’s issued or pending patents for the life of such patents, and (ii) a Software License Agreement with Penn pursuant to which Penn granted us a non-exclusive, royalty-free license to use three software programs and an exclusive, royalty-free license to three patent applications relating to such software programs. If either or both of these license agreements are properly terminated by Penn, pursuant to its termination rights, our ability to advance our current product candidates or develop new product candidates may be adversely affected. Specifically, we may not be able to execute our strategy to develop and commercialize our i.v. antibiotic product candidate, our UFH and LMWH antagonist product candidate, our topical ophthalmic and oral antibiotic product candidates, our angiogenesis inhibitor for cancer and our antimicrobial polymers for biomaterials applications.

Additionally, we are party to an Exclusive License Agreement with the University of Massachusetts, or UMass, pursuant to which UMass granted us an exclusive, worldwide license to use, make and sell products utilizing a patent application covering the composition and use of polynorborene co-polymers for the life of such patent. If this license agreement is properly terminated by UMass, pursuant to its termination rights, we may not be able to execute our strategy to develop and commercialize our antimicrobial polymers for biomaterials applications or to develop and commercialize future product candidates utilizing the licensed patents.

In addition to licensing arrangements, we have entered into a consulting arrangement with Dr. William DeGrado, a Professor of Biochemistry and BioPhysics at Penn, and a Sponsored Research Agreement with UMass covering the research of Dr. Gregory Tew, an Assistant Professor in the Polymer Science and Engineering Department at UMass. Either we or Dr. DeGrado may terminate his consulting arrangement at any time. If Dr. DeGrado terminates his consulting arrangement, our ability to advance our UFH and LMWH antagonist and antimicrobial programs may be adversely affected. If the Sponsored Research Agreement or any license thereunder is properly terminated by UMass, our ability to advance our antimicrobial program or develop new product candidates may be adversely affected.

We depend, and will continue to depend, on these arrangements, and potentially on other licensing arrangements and/or strategic relationships with third parties for the research, development, manufacturing and commercialization of our product candidates. If any of our licenses or relationships are terminated or breached, we may:

•	lose our rights to develop and market our product candidates;

•	lose patent and/or trade secret protection for our product candidates;

•	experience significant delays in the development or commercialization of our product candidates;

•	not be able to obtain any other licenses on acceptable terms, if at all; and

•	incur liability for damages.

Licensing arrangements and strategic relationships in the pharmaceutical and biotechnology industries can be very complex, particularly with respect to intellectual property rights. Disputes may arise in the future regarding ownership rights to technology developed by or with other parties. These and other possible disagreements between us and third parties with respect to our licenses or our strategic relationships could lead to delays in the research, development, manufacture and commercialization of our product candidates. These third parties may also pursue alternative technologies or product candidates either on their own or in strategic relationships with others in direct competition with us. These disputes could also result in litigation or arbitration, both of which are time-consuming and expensive, and could require significant time and attention from our management.

Development of our proposed product candidates is a lengthy, expensive and uncertain process, and we may terminate one or more of our development programs, which may cause our business and results of operations to suffer.

Our product candidate development program anticipates a significant amount of cash outflow to support their development. The antibiotic drug development program is estimated at approximately $50 million over an approximately 36-42 month period with the New Drug Application, or NDA, filing planned for 2010. The anticoagulant antagonist drug development is also estimated at approximately $50 million over an approximately 36-42 month period. These costs are significant given our limited opportunity for revenue growth over the same period. In addition, there can be no assurance that we will be able to obtain additional financing to satisfy the costs of the planned product candidate development or that the product candidate will be approved by the FDA for commercialization.

There can be no assurance that our i.v. antibiotic product candidate or any of our other eligible product candidates will be granted any of the accelerated development or approval paths by the FDA and, even if any of our product candidates receive such status, that development of the product candidate will be accelerated.

We believe that our i.v. antibiotic product candidate, which is a systemic antibiotic drug, may be eligible for one of the accelerated development or approval paths under FDA procedures, such as “fast track,” “priority review” or “accelerated approval.” We have not yet applied for any of these designations for our i.v. antibiotic product candidate or any of our other product candidates. There can be no assurance that any of our product candidates will receive any such consideration. If granted, some of these paths may help to abbreviate the size and scope of the trials required for submission and approval of an NDA and/or to shorten the review time of any such filing. If the FDA grants any of these designations to any of our product candidates, we may then make an application with the FDA with respect to any further development program and corresponding regulatory strategy.

Even in the event that one of our product candidates is designated for “fast track,” “priority review” or “accelerated approval” status, such a designation does not necessarily mean a faster development process or regulatory review process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Our accelerated designation status may be withdrawn by the FDA if the FDA believes that this designation is no longer supported by emerging data from our clinical development program or for patient safety reasons. Receiving “fast track,” “priority review” or “accelerated approval” status from the FDA does not guarantee that we will qualify for or be able to take advantage of any accelerated development or approval procedures. Even if the accelerated development or approval procedures are available to us, depending on the results of clinical trials, we may elect to follow the more traditional approval processes for strategic and marketing reasons, since drugs approved under “accelerated approval” procedures may be more likely to be subjected to post-approval Phase IV clinical studies to provide confirmatory evidence that they are safe and effective. If we fail to conduct any such required post-approval studies or if the studies fail to verify that any of our product candidates are safe and effective, our FDA approval could be revoked. It can be difficult, time-consuming and expensive to enroll patients in Phase IV clinical trials because physicians and patients are less likely to participate in a clinical trial to receive a drug that is already commercially available.

Even if regulatory authorities approve our product candidates, they may not be commercially successful.

Even if regulatory authorities approve our product candidates, they may not be commercially successful. Our product candidates may not be commercially successful because physicians, government agencies and other third-party payors may not accept them. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that most of our product candidates will be very expensive, if approved. Patient acceptance of and demand for any product candidates we obtain regulatory approval for, or licenses, will depend largely on many factors, including but not limited to, the extent, if any, of reimbursement of drug and treatment costs by government agencies and other third-party payors, pricing, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with our products.

We do not currently have sales, marketing or distribution capabilities. If we fail to effectively sell, market and distribute any product candidate for which we receive regulatory approval, our business and results of operations will suffer.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to successfully commercialize any of our product candidates that receive regulatory approval in the future. We currently have no sales, marketing or distribution capabilities. In order to successfully commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

If we do not develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our products directly. To promote any of our products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. In addition, any third-party arrangements we are able to enter into may result in lower revenues than we could have achieved by directly marketing and selling our products.

We may suffer losses from product liability claims if our products cause harm to patients.

Any of our product candidates could cause adverse events to patients, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render our product candidates ineffective in some patients and our sales would suffer.

In addition, potential adverse events caused by our product candidates could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. We do not currently have any product liability insurance. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and, as a result, our business may fail.

Due to our reliance on third-party manufacturers and suppliers, we may be unable to implement our manufacturing and supply strategies, which would materially harm our business.

If our current and future licensing, manufacturing and supply strategies are unsuccessful, then we may be unable to complete any future preclinical or clinical trials and/or commercialize our product candidates in a timely manner, if at all. Completion of any potential future pre-clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates, or the ability to license them to other companies to perform these functions. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for pre-clinical trials, clinical trials or commercial purposes in the foreseeable future. We intend to continue to license technology and/or rely on contract manufacturers to produce sufficient quantities of our product candidates necessary for any pre-clinical or clinical testing we undertake in the future. Such contract manufacturers may be the sole source of production and may have limited experience at manufacturing, formulating, analyzing, filling and finishing our types of product candidates.

We also intend to rely on third parties to supply the components that we will need to develop, test and commercialize all of our product candidates. There may be a limited supply of these components. We might not be able to enter into agreements that provide us assurance of availability of such components in the future from any supplier. Our potential suppliers may not be able to adequately supply us with the components necessary to successfully conduct our pre-clinical and clinical trials and/or to commercialize our product candidates. If we cannot acquire an acceptable supply of components to produce our product candidates, we will not be able to complete pre-clinical and clinical trials and will not be able to commercialize our product candidates.

If we make technology or product acquisitions, we may incur a number of costs, may have integration difficulties and may experience other risks that could harm our business and results of operations.

We are newly formed and all of our product candidates are licensed from, or based upon technologies licensed from, third parties. We may acquire and/or license additional product candidates and/or technologies in the future. Any product candidate or technology we license or acquire will likely require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in technology product development, including the possibility that the product candidate or product developed based on licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Moreover, integrating any newly acquired product could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may not succeed.

Furthermore, proposing, negotiating and implementing an economically viable acquisition or license can be a lengthy, costly and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition or license of product candidates and/or technologies. We may not be able to acquire the rights to alternative product candidates and/or technologies on terms that we find acceptable, or at all. Our failure to acquire or license alternative products and/or technologies could have a material adverse effect on our business, prospects and financial condition.

Failure to effectively manage our growth may have a material adverse effect on our business, results of operations and financial condition.

We may not be able to effectively grow and expand our business. Successful implementation of our business plan will require management of growth, which will result in an increase in the level of responsibility for management personnel. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. The management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties to provide software necessary to the future success of our business.

Currently, we rely on a non-exclusive license from Penn to use, copy, perform, display, distribute, modify and prepare derivative works based on three software packages which include a suite of proprietary computational algorithms that we use in the development, refinement and testing of our product candidates. If this license agreement is properly terminated by Penn, our ability to advance our current product candidates or develop new product candidates may be adversely affected.

In the future we expect to rely upon the software programs licensed from Penn, as well as software licensed from other third parties, including software that might be integrated with our internally developed software and used to perform key functions. If we license such third-party software, it is likely that certain of these licenses will be for limited terms, can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. There can be no assurance that such licenses will be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain licenses on such third party software could result in the discontinuation of, or delays or reductions in, product shipments unless and until equivalent technology is identified, licensed and integrated with our software. Any such discontinuation, delay or reduction would harm our business, results of operations and financial condition. The third-party licenses that we may need to acquire in the future may not be exclusive, and there can be no assurance that our competitors will not obtain licenses to and utilize such technology in competition with us. There can be no assurance that the vendors of technology that may need to be utilized in our products will support the potentially necessary technology in the form needed by us. In addition, there can be no assurance that financial or other difficulties that may be experienced by such third-party vendors will not have a material adverse effect upon the technologies that may be incorporated into our products, or that, if such technologies become unavailable, we will be able to find suitable alternatives if it in fact needs them. The loss of, or inability to maintain or obtain, any such software licenses could potentially result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, and could harm our business, operating results, and financial condition if we ultimately need to rely on such software.

Our executive officers, directors and greater than 5% holders have the ability to significantly influence matters submitted to our stockholders for approval.

Our executive officers, directors and greater than 5% holders, in the aggregate, beneficially own shares representing approximately 28% of our common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our common stock are entitled to one vote per share. If our executive officers and directors choose to act together, they would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals, if they chose to act together, would have significant influence on the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Risks Related to our Intellectual Property

The obstacles to procurement and enforcement of our intellectual property and proprietary rights could harm our competitive position by allowing competitors access to our proprietary technology and to introduce competing products.

We regard our products as proprietary and rely primarily on a combination of patents, trademarks, copyrights, and trade secrets and other methods to protect our proprietary rights. We maintain confidentiality agreements with our employees, consultants and current and potential affiliates, customers and business partners.

If we fail to secure and then enforce patents and other intellectual property rights underlying our product candidates and technologies, we may be unable to compete effectively. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and to keep protection for our products and technologies under the patent laws of the U.S. and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets.

Our pending U.S. and foreign patent applications may not issue as patents or may not issue in a form that will be advantageous to us. If we do not receive patents for these applications or do not receive adequate protections, our developments will not have any proprietary protection and other entities will be able to make the products and compete with us. Also, any patents we have obtained or do obtain may be challenged by re-examination, opposition or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid or unenforceable. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. To the extent our intellectual property protection offers inadequate protection, or is found to be invalid, we are exposed to a greater risk of direct competition. Both the patent application process and the process of managing patent disputes can be time consuming and expensive and may require significant time and attention from our management. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition, the standards which the United Stated Patent and Trademark Office, or the U.S. PTO, uses to grant patents can change. Consequently, we may be unable to determine the type and extent of patent claims that will be issued to us or to our licensors in the future, if any patent claims are issued at all. In addition, if the U.S. PTO and other patent offices where we file our patent applications increase the fees associated with filing and prosecuting patent applications we would incur higher expenses and our intellectual property strategy could be adversely affected.

The confidentiality agreements required of our employees and that we enter into with other parties may not provide adequate protection for our trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure or the unlawful development by others. If any of our confidential intellectual property is disclosed, our business may suffer. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate.

We may have to engage in costly litigation to enforce or protect our proprietary technology, which may harm our business, results of operations, financial condition and cash flows.

The pharmaceutical field is characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patents or in-licensed patents will be enforceable. Additionally, we may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. Should third parties file patent applications, or be issued patents, claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. PTO to determine priority of invention. We, or our licensors, also could be required to participate in interference proceedings involving our issued patents and pending applications of another entity.

In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position and business could be adversely affected.

Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.

Our commercial success will depend, in part, on our not infringing the patents or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or products.

If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, we could be required, in addition to any potential liability for damages, to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. However, there can be no assurance that any such license will be available on acceptable terms or at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which would harm our business.

We may enter into licensing agreements with third party intellectual property owners for use of their property in connection with our products in order to ensure that such third party’s rights are not infringed upon. Although we are not aware that any of our intended products are materially infringing the rights of others, there can be no assurance that a claim of infringement will not be asserted against us or that any such assertion will not result in costly litigation or require us to obtain a license in order to make, use, or sell our products. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products. Any such claims or litigation, with or without merit, could be costly and a diversion of management’s attention, which could have a material adverse effect on our business, operating results and financial condition. Adverse determinations in such claims or litigation could harm our business, operating results and financial condition.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which may harm our business.

Certain of our intellectual property are currently licensed from Penn and UMass and, in the future, we intend to continue to license intellectual property from Penn and UMass and/or other key strategic partners. With the exception of a software license from Penn, for which Penn retained a right to use the software for its own use, such license agreements give us exclusive rights for the commercial exploitation of the patents resulting from the patent applications, subject to certain provisions of the license agreements. Failure to comply with these provisions could result in the loss of our rights under these license agreements. Our inability to rely on these patents and patent applications which are the basis of our technology would have a material adverse effect on our business.

We are, and will continue to be, reliant upon such third parties to protect their intellectual property rights to this technology. Such third parties may determine not to protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties with whom we have entered into strategic relationships could have a material adverse effect on our business, operating results and financial condition.

Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the U.S. is even more uncertain than in the U.S. and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. For example, certain countries do not grant patent claims that are related to the treatment of humans. We may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our management’s efforts.

Risks Related to our Industry

We may experience delays in obtaining required regulatory approvals in the U.S. to market our proposed product candidates.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a negative impact on our results of operations. If we experience significant delays in testing or approvals, our product development costs, or our ability to license product candidates, will increase. If the FDA grants regulatory approval of a product, this approval will be limited to those disease states and conditions for which the product has demonstrated through clinical trials to be safe and effective. Any product approvals that we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approvals are withdrawn for a product, or if a product were seized or recalled, we would be unable to sell or license that product and our revenues would suffer. In addition, outside the U.S., our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities and these foreign regulatory approval processes include all of the risks associated with the FDA approval process described above.

Before we can commence clinical trials of any of our product candidates, we will need to complete preclinical research and commercial evaluation and file an IND application with respect to such product candidate. We cannot provide assurance that we will complete this preclinical research or file an IND application in a timely fashion or at all.

In the U.S., drug developers submit the results of preclinical trials, together with manufacturing information and analytical and stability data, to the FDA as part of an IND application. An IND application must become effective before clinical trials can begin in the U.S. An IND application becomes effective 30 days after receipt by the FDA unless before that time the FDA raises concerns or questions about the proposed clinical trials outlined in the IND application. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. If these concerns or questions are unresolved, the FDA may not allow the clinical trials to commence.

We plan to submit IND applications for our i.v. antibiotic and our UFH and LMWH antagonist product candidates during the first quarter of 2008. During the next 12 months, we anticipate spending approximately between $7,000,000 and $9,000,000 in research and development costs directly related to these two IND applications. Completion of the preclinical research and commercial evaluation required to file the IND applications could be delayed or prevented for a variety of reasons, and we can provide no assurance that we will be able to file the IND applications in the timeframe which we currently expect, or at all.

Because clinical trials for our product candidates will be expensive and protracted and their outcome is uncertain, we must invest substantial amounts of time and money that may not yield viable products.

Conducting clinical trials is a lengthy, time-consuming and expensive process. We must demonstrate through laboratory, animal and human studies that our product candidates are both effective and safe for use in humans. The results of preliminary studies do not predict clinical success. A number of potential drugs have shown promising results in early testing but subsequently failed to obtain necessary regulatory approvals. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development.

Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. The FDA monitors the progress of each phase of testing, and may require the modification, suspension, or termination of a trial if it is determined to present excessive risks to patients. The clinical trial process may also be accompanied by substantial delay and expense and there can be no assurance that the data generated in these studies will ultimately be sufficient for marketing approval by the FDA. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

•	our inability to manufacture sufficient quantities of materials for use in clinical trials;

•	variability in the number and types of patients available for each study;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	poor or unanticipated effectiveness of products during the clinical trials; or

•	government or regulatory delays.

We will incur substantial additional expense for and devote a significant amount of time to these studies. The results of these studies must be submitted to the FDA as part of an NDA, and must be approved by the FDA before the product may be marketed. We estimate that it will cost at least $50 million in direct development costs over 36-42 months to file an NDA and thus bring to market each of our i.v. antibiotic product candidate and our anticoagulant antagonist product candidate (at least $100 million for both product candidates).

Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter. Furthermore, the FDA may prevent us from marketing a product candidate under a label for its desired indications or place other conditions, including restrictive labeling, on distribution as a condition of any approvals, which may impair commercialization of the product.

If competitors develop and market products that are more effective, have fewer side effects, are less expensive than our product candidates or offer other advantages as compared to our product candidates, our commercial opportunities will be limited.

Other companies have product candidates in development to treat the conditions we are seeking to ultimately treat. If these competitors are able to develop products that are more effective, have fewer side effects, are less expensive or offer other advantages as compared to our product candidates, our commercial opportunities will be limited. Furthermore, if our competitors commercialize competing products before we do, then our ability to penetrate the market and sell our products may be impaired.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies, universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals, and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to:

•	attract parties for acquisitions, joint ventures or other collaborations;

•	license proprietary technology that is competitive with the technology we are practicing;

•	attract funding; and

•	attract and hire scientific talent.

In the antibiotic market, many major pharmaceutical companies, such as GlaxoSmithKline, Pfizer, Bayer, Merck and Aventis have already established significant positions. Additionally, many smaller companies, such as Cubist Pharmaceuticals, Oscient Therapeutics, Vicuron Pharmaceuticals, Peninsula Pharmaceuticals, Ceragenix and Inhibitex have either marketed, or are attempting to enter this market by developing, novel and more potent antibiotics that are intended to be effective against drug-resistant bacterial strains. In the UFH antagonist market, protamine is the only available antidote for and antagonist to UFH and, as such, protamine currently dominates this market. Because of protamine’s virtual monopoly of the UFH antidote/antagonist market, we believe that it may be difficult for our future UFH antidote/antagonist products to penetrate this market. There may be additional competitive products about which we are not aware.

Healthcare reform measures could adversely affect our business.

The business and financial condition of pharmaceutical companies is affected by the efforts of governmental and third-party payors to contain or reduce the costs of healthcare. In the U.S. and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system. For example, in some countries other than the U.S., pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the U.S. to continue. In particular, in January 2006, new Medicare prescription drug coverage legislation (Medicare Part D) was implemented. The prescription drug program established by this legislation and future amendments or regulatory interpretations of the legislation could have the effect of reducing the prices that we are able to charge for any products we develop and sell through these plans. This prescription drug legislation and related amendments or regulations could also cause third-party payors other than the federal government, including the states under the Medicaid program, to discontinue coverage for any products we develop or to lower reimbursement amounts that they pay.

Further federal, state and foreign healthcare proposals and reforms are likely. While we cannot predict the legislative or regulatory proposals that will be adopted or what effect those proposals may have on our business, including the future reimbursement status of any of our product candidates, the pendency or approval of such proposals could result in a decrease in our stock price or limit our ability to raise capital or to obtain strategic partnerships or licenses.

Because our activities may involve the use of hazardous materials, we may be subject to claims relating to improper handling, storage or disposal of these materials that could be time consuming and costly.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages. Our research and development activities may involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Risks Related to our Common Stock

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because a significant portion of our operations has been and may continue to be financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to develop our product candidates and continue our current operations. If our stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

The market price for our common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, may have a material adverse effect on the market price of our common stock.

If we issue additional shares in the future, it will result in the dilution of our existing stockholders.

Our certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock with a $0.001 par value and 10,000,000 preferred shares with a par value of $0.001, of which 28,545,177 common shares were issued and outstanding as of September 18, 2007. Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more businesses in the future.

Moreover, in the past, we issued warrants and options to acquire shares of common stock. To the extent these warrants and/or options are ultimately exercised, you will sustain future dilution. As of August 31, 2007, we had warrants and options to purchase 8,006,500 shares of our common stock outstanding

The issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our corporation.

Trading of our stock may be restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock is currently quoted on the OTC Bulletin Board. Trading of our stock through the OTC Bulletin Board is frequently thin and highly volatile. There is no assurance that a sufficient market will develop in the stock, in which case it could be difficult for stockholders to sell their stock. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We have applied for listing of our common stock on the American Stock Exchange, however we may not satisfy the listing requirements of the American Stock Exchange. As a result, there can be no assurance that our application will be approved, which could further adversely affect the possibility of a sufficient market for our stock from developing.

We have never paid dividends on our common stock and do not anticipate paying any in the foreseeable future.

We have never declared or paid a cash dividend on our common stock and we do not expect to have any extra cash with which to pay cash dividends in the foreseeable future. If we do have available cash, we intend to use it to grow our business.

Sales of a substantial number of shares of our common stock into the public market may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, including by persons or entities holding a large number of shares of our common stock, could cause a reduction in the market price of our common stock. To the extent stockholders sell shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as stockholders sell their shares could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay and discourage takeover attempts that stockholders may consider favorable.

Certain provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, and applicable provisions of Delaware corporate law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the ability of our board of directors to issue preferred stock with voting or other rights or preferences;

•	limitations on the ability of stockholders to amend our charter documents, including stockholder supermajority voting requirements;

•	requirements that special meetings of our stockholders may only be called by the chairman of our board of directors, our president, or upon a resolution adopted by, or an affirmative vote of, a majority of our board of directors; and

•	advance notice procedures our stockholders must comply with in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of stockholders.

We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval were obtained.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Risks Related to this Offering

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use their discretion to direct the use of the net proceeds from this offering. We intend to use the net proceeds for general corporate purposes to support further development and commercialization of our product candidates, which may include the financing of capital expenditures in connection therewith and general working capital needs. Their judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

You will experience immediate and substantial dilution as a result of this offering.

If you purchase common stock in this offering, you may pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate and substantial dilution.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we will need additional capital in the future. Any future equity financings will be dilutive to existing stockholders.

The placement agents in this offering will offer the units on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amounts, if any. Further, during fiscal 2006 and year-to-date fiscal 2007, we used a significant amount of cash to finance the continued development and testing of our product candidates. If we continue to use cash at this rate we will need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Further, if prior to January 1, 2008, we issue shares of our common stock in the offering at a per share price of less than $1.50, certain former holders of our Series 1 preferred stock will receive additional shares of common stock pursuant to their anti-dilution protection rights. Additional financing may not be available on acceptable terms, or at all.

USE OF PROCEEDS

We expect to use any proceeds received from the offering:

•	to support the commercialization of our current and future product candidates;

•	to fund our research and development activities; and

•	for general working capital needs.

During the next 12 months, we anticipate spending approximately between $7,000,000 and $9,000,000 in research and development costs directly related to our two lead product candidates, our i.v., antibiotic product candidate and our anticoagulant antagonist product candidate, that are currently in advanced preclinical development. We plan to file IND applications with the FDA for each of these product candidates during the first quarter of 2008. We estimate that it will cost at least $50 million in direct development costs over 36-42 months to file an NDA for each product candidate and thus bring to market each of our i.v. antibiotic product candidate and our anticoagulant antagonist product candidate (at least $100 million for both product candidates).

There can be no assurance that we will be successful in selling any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to the closing of this offering, we may sell less than all of the securities offered hereby. At this time, we do not know the amount of securities that we will actually sell in this offering. However, we do not expect that the gross proceeds of the offering will exceed $25 million.

We will have significant discretion in the use of any net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Moreover, our use of proceeds will depend upon the amount of securities actually sold in the offering. For example, if the actual amount of the gross proceeds raised in the offering is $20 million, then the net proceeds of the offering will be approximately $18 million. In this circumstance, the net proceeds of the offering will be used to fund the following initiatives in order of priority (in thousands):

• preclinical and clinical development of our first product candidate	$10,000
• preclinical development of our second product candidate	$4,000
• general corporate purposes	$4,000

• net proceeds of the offering	$18,000

Based on results of future efficacy studies, toxicology studies and specific timings for IND filings, we will select our first product candidate, either the i.v. antibiotic or anticoagulant antagonist, for commencement into Phase I human clinical trials. We will continue to advance a second product candidate, either the i.v. antibiotic or anticoagulant antagonist, through preclinical development. Upon securing future additional capital resources, we plan to commence Phase I human clinical trials for our second product candidate, conduct additional preclinical development for an ophthalmic antibiotic indication and further develop our polymer biomaterials programs. We may invest the net proceeds received from this offering temporarily until we use them for their stated purpose.

OUR BUSINESS

We are a biotechnology company focused on treating infectious diseases and cardiovascular disorders with synthetic small molecule compounds that mimic the activity of large natural protein molecules, compounds referred to as biomimetics. All of our product candidates are in preclinical development. Using our proprietary computational drug design technology, we believe that we have created novel antibiotic and Unfractionated Heparin, or UFH, and Low Molecular Weight Heparin, or LMWH, antagonist drug compounds intended for human therapeutic use.

Our antibiotic drug product candidates have a novel mechanism-of-action that mimics the antimicrobial activity of host defense proteins, a group of proteins naturally found in most higher forms of life including humans, that provide the first line of defense against bacterial infections. We believe that bacteria are less likely to develop resistance to antibiotic products with this mechanism-of-action than currently marketed antibiotics. Most antibiotics exert their activity by interacting with and blocking a specific biochemical molecular target, such as an enzyme, in the bacterial metabolism process. Bacteria can often develop mutations in these molecular targets. Additionally, bacteria can sense that a foreign chemical has entered its cell and pump it out before it can bind to its intended biochemical target, through a process called efflux. Both of these factors can cause bacteria to become drug-resistant. Instead of relying on a specific molecular target that is mutable, our product candidates target the entire bacterial cell membrane. Our antibiotic product candidates destabilize the bacterial cell membrane and cause either leakage of cellular content or complete disruption of the membrane, which results in bacterial cell death. Additionally, because our product candidates target the bacterial cell membrane and do not have to enter the cell, the opportunity for bacteria to pump them out is reduced. We believe this mechanism-of-action makes it unlikely for bacteria to develop resistance to our product candidates.

We are currently conducting advanced preclinical development of PMX-30063 for use as a broad spectrum injectable antibiotic product for hospital use against hospital-acquired infections. We refer to this product as our i.v. antibiotic product candidate. We expect to complete our preclinical research and commercial evaluations and file an Investigational New Drug, or IND, application for our i.v. antibiotic product candidate during the first quarter of 2008.

In order to achieve the best balance of financial rate of return with risk and timing to market, we also intend to conduct pre-clinical development of our antibiotic compounds for both topical and oral antibiotic applications. The primary topical application is an ophthalmic antibiotic for the treatment of eye infections and the primary oral application is a non-absorbed antibiotic for the treatment of gastrointestinal infections. Pending securing additional financing, we intend to file additional IND applications for the ophthalmic topical and non-absorbed oral antibiotic indications.

We are also evaluating our antibiotic compounds for a number of other topical applications, including use for skin structure infections, oral healthcare applications for treatment of periodontal disease, a type of gum disease, topical treatment for ear infections, topical treatment of fungal infections, topical treatment of acne, and a variety of non-therapeutic applications in personal care and materials applications.

Our second project is the development of PMX-60056 as an anticoagulant antagonist to UFH and LMWH. UFH and LMWH are blood clot prevention drugs, which are commonly used in numerous post-surgical applications, such as cardiothoracic procedures, as an anti-coagulant. Overdosages of UFH or LMWH are dangerous due to potentially life-threatening bleeding. Protamine is available as a reversing agent for UFH. It is used both as an antidote in event of overdosage and, more commonly, in standard treatment following coronary artery bypass grafts in which post-operative treatment involves administering protamine to counter the use of UFH to prevent blood clots while a patient is on a heart-lung support machine. Worldwide, approximately nine million units of protamine are sold annually, with about two million units sold in the U.S. While widely used, protamine has a number of adverse side-effects, including bleeding, hypotensive crisis, which is an abrupt and dangerous drop in blood pressure, and poor pharmacokinetics, all of which require frequent monitoring. As a result, there is a significant medical and market need for a safer UFH antagonist. Currently, there is no approved antagonist agent for LWMH.

We are currently conducting advanced preclinical development of PMX-60056 and other backup compounds as antagonists to UFH and LMWH in a variety of animal efficacy and toxicology models. We expect to complete our preclinical research and commercial evaluations and file an IND for PMX-60056 during the first quarter of 2008.

Antibiotic Product Candidates

Market Opportunity

Healthcare-acquired bacterial infections affect more than two million patients each year in the U.S. Of these patients, approximately 90,000 die as a result of their infections according to the Centers for Disease Control and Prevention, or CDC. According to a 2001 article published in Emerging Infectious Diseases, healthcare-acquired infections cost approximately $4.5 billion annually in the U.S. The same article estimates that drug-resistant bacteria cause more than 70% of healthcare-acquired infections. As drug-resistance continues to spread, the need for potent novel antibiotic drugs increases.

According to DataMonitor, a leading provider of healthcare market analysis data, the world’s antibiotic market was approximately $25.5 billion in 2005 and grew at a compound annual growth rate of 5.1% between 2001 and 2005. DataMonitor further estimates that the U.S. market for all antibiotic drugs was approximately $10.8 billion in 2004. The portion of the antibiotic market that we initially intend to target is the North American acute-care hospital market. This market includes intravenous or subcutaneously-infused products that are administered, or at least prescribed, in the hospital. According to IMS Health, another leading provider of healthcare market analysis data, the size of this market during the twelve months ended August 2004 was approximately $3 billion.

Host Defense Proteins

Our small molecule antibiotic product candidates mimic the activity of host defense proteins. Host defense proteins are part of the innate immune system. In the human body, host defense proteins primarily exist in the respiratory tract, the urogenital tract, the gastrointestinal track and the epidermal tissues under the skin, all locations where microbial pathogens first enter the human body. Host defense proteins are also important because they act rapidly against bacteria, unlike other parts of the immune system which take longer to work.

Host defense proteins use a simple, but nevertheless effective method for killing bacteria. They target bacterial membranes and disrupt them using a combination of two mechanisms. At low doses, these antimicrobial proteins associate in membranes causing membrane thinning and formation of transient pores leading to membrane permeabilization and leakage of cellular ions and metabolites which results in the killing of the bacterial cell. At higher doses, they cause generalized disruption of the bilayer structure of the membrane, leading to the complete breakdown of the bacterial membrane and leakage of cellular contents, which results in the killing of the bacterial cell.

Antibiotics on the market today generally target specific molecular targets in bacteria and many must enter the bacteria cell to work. Bacterial cells can become resistant to antibiotics through:

•	genetic mutations that modify the molecular targets themselves, rendering them invulnerable to the antibiotic in question; or

•	metabolic responses that cause the cell to pump out foreign agents, preventing the antibiotics from accessing the molecular targets.

By contrast, host defense proteins physically disrupt the cell from the outside. The mechanism-of-action of the host defense proteins makes it difficult for bacteria to develop resistance because of several reasons:

•	they do not have to enter the bacterial cell to work;

•	they act quickly, killing bacteria within minutes of exposure, thereby limiting the bacterial response time; and

•	in order to develop effective defenses, the bacteria would have to alter the structure of its cell membrane which is a highly complex multi-step response that would likely reduce the ability of the newly mutated bacteria to grow and survive in a natural environment due to changes in membrane transport of essential nutrients and wastes.

It has been documented in many studies published by the American Society of Microbiology that susceptible bacteria do not readily develop resistance to host defense proteins under experimental conditions where resistance readily develops against antibiotics. Furthermore, bacteria remain sensitive to the host defense proteins despite hundreds of millions of years of evolution in which bacteria have been exposed to host defense proteins’ antimicrobial mechanism-of-action.

Another favorable attribute of host defense proteins is that they selectively kill bacteria and not mammalian cells, by recognizing the differences in the composition of bacterial and mammalian cell membranes. The outer surface of bacterial cell membranes are more negatively charged than mammalian cells. Bacterial membranes also lack cholesterol, an essential component of all mammalian membranes. Host defense proteins specifically target membranes that lack cholesterol and have a high degree of negative electrical charge. Therefore, they selectively attack bacterial cell membranes while mitigating harm to mammalian cells.

We believe that host defense proteins are natural candidates for therapeutic drugs due to their strong antimicrobial activity, unique mechanism-of-action for which bacterial resistance appears less likely, and selective targeting of bacteria but not mammalian cells. Attempts were made in the past by other companies to develop two host defense proteins as novel antibiotics. Both products were studied for niche topical applications, likely as a result of their limited systemic availability. Neither has been successfully commercialized to date because of difficulties relating to some of the inherent complexities associated with protein drugs: a lack of availability and stability. For systemic applications, all protein drugs have a number of limitations, including being injectable only and not orally active, often expensive to produce, often unstable even with intravenous administration, and at risk of eliciting immunological reactions which can neutralize their activity.

Our Solution

We have developed PMX-30063 and other novel small molecule antibiotics that mimic the activity of host defense proteins. We are seeking to commercialize these antibiotics in a variety of forms to combat drug-resistant bacterial infections. PMX-30063 and other antibiotic product candidates are completely synthetic, which make them easier and less expensive to produce than proteins. These product candidates can be developed in a variety of formulations, including injectable, tablet and cream, for a wide range of antibiotic applications. In our preclinical experiments, PMX-30063 and other antibiotic product candidates demonstrated several advantages compared to other marketed antibiotics. Such advantages include:

•	Broad spectrum of activity, including against resistant bacterial strains. By acting on bacterial cell membranes, our antibiotics are effective against a broad range of Gram-positive and Gram-negative pathogens. In our in vitro efficacy studies, our product candidates as a class have demonstrated potent antibacterial activity on more than 100 strains of common bacterial pathogens. The antibacterial activity of our product candidates has also been demonstrated in animal models.

•	Low likelihood for the development of drug-resistance. It is very difficult for bacteria to develop drug resistance to natural antimicrobial host defense proteins because these proteins act on bacterial membranes rather than on a single, mutable molecular target, such as an enzyme. Because our product candidates are designed to have the same mechanism-of-action as host defense proteins, we anticipate them to have a similar low likelihood of developing bacterial resistance. This reduced likelihood of bacterial resistance has also been demonstrated in laboratory serial passage experimental studies.

•	Potentially faster acting than other antibiotics. In time-kill studies, our product candidates act quickly when bacteria are exposed to them. We observed bactericidal activity in a matter of minutes after exposure to our product candidates. In contrast, many currently marketed drugs can take hours or even several days to show effect.

Preclinical Experiments

Our preclinical research demonstrates that our antibiotic product candidates have a number of favorable attributes, including relatively low molecular weight, potent and broad spectrum antibacterial activity, low cytotoxicity, good tolerance in acute toxicity and repeat dose animal experiments and strong efficacy in animal models of bacterial infection. Our antibiotic product candidates have demonstrated efficacy in preclinical experiments against strains of bacteria that are currently resistant to one or more classes of currently available antibiotics. Due to the novel mechanism-of-action of our product candidates and the results of our preclinical research, we believe it is less likely that resistance will develop against our product candidates compared with conventional antibiotic drugs. We are currently evaluating a number of compounds in models of efficacy and safety, to identify one or more compounds which would have a suitable profile to be advanced into human clinical trials. The results of certain of our preclinical experiments are discussed below. We believe that these results are representative of our lead compounds currently being evaluated.

Bacterial Resistance

We employed a serial passage method to measure the potential development of bacterial drug resistance to our product candidates. In serial passage experiments, bacteria are repeatedly exposed to sub-lethal concentrations of a drug, which accelerates the over-growth of mutant forms of bacteria which are resistant to the action of an antibiotic drug. In our experiments, we compared four of our compounds, which we believe are representative of the entire class of our product candidates, with two widely used broad-spectrum antibiotic drugs as controls, ciprofloxacin and norfloxacin. Resistance was readily observed for both ciprofloxacin and norfloxacin, whereas no resistance was observed for any of our compounds. In similar studies performed by a contract research organization, no resistance developed to our compounds when bacterial strains that were resistant to other antibiotics were used in the test. These results are consistent with those that have been previously demonstrated with host defense proteins.

Pharmacokinetics

Pharmacokinetics is the study of how a compound behaves in the body. Efficacy studies determine how effective a compound is for its intended use, in this case, as an antibiotic agent. Pharmacokinetic and efficacy studies are performed to establish the most effective dosage levels. Preliminary pharmacokinetic analysis has been completed for several compounds in a mouse model. In these experiments, blood samples were collected at nine time points over 24 hours and quantified. One of the important measurements in these blood sample studies is half-life, which measures the time it takes for half of an administered dose of compound to be cleared from the body. These measurements guide how often a compound needs to be administered. Our compounds generally exhibited half-lives in the range of 0.81 hours to 2.66 hours. These half-lives are comparable to the half-life of several antibiotics widely used in the hospital setting.

Proteins and other components in blood can have significant effects on the activities of drug candidates, such as loss of antimicrobial activity. Our preclinical research demonstrates that our compounds are stable and the antimicrobial activity is maintained in the presence of blood serum. These serum-effect profiles compare very favorably with many marketed antibiotic drugs.

In Vitro Activity

Dozens of our antibiotic compounds have demonstrated potent and selective in vitro antibacterial activity. In our preclinical experiments, several of our compounds demonstrated potent activity against both Gram-positive and Gram-negative bacteria, two general classes of bacteria, as well as fungi. Potent activity is found against bacteria isolated from human infections including two important hospital pathogens, methicillin-resistant S. aureus, or MRSA, and vancomycin resistant enterococcus, or VRE. Overall, our compounds as a class have demonstrated antimicrobial activity against a broad spectrum of over 100 strains of bacteria, including clinical isolates of Gram-positive and Gram-negative bacteria.

In Vitro Metabolism

Metabolism studies seek to determine what happens to a compound after it has been administered to a body, if it is changed in the body, and how it may be eliminated from the body. To date, five of our lead compounds have been tested for stability in the presence of mouse and human liver microsomes to investigate the extent to which liver metabolism could be a factor upon compound administration. All tested compounds demonstrated high stability in the presence of liver microsomes. This data suggests that these compounds should be metabolically stable.

Animal Efficacy and Toxicology Studies

The following animal efficacy and toxicology data provides important proof-of-concept information that we believe supports development of our compounds as novel antibacterial agents. We are conducting additional efficacy studies in both mice and rats using intravenous infusions to fully examine the activity of our candidate compounds in clinically-validated models of bacterial infection to identify the most appropriate clinical development candidate(s), and to find a dosing regimen that would maximize the tolerability of a compound. Additional pharmacokinetic, toxicology and safety pharmacology studies will be conducted to fully evaluate our candidate compounds as potential clinical candidates.

Thigh burden model.  The thigh burden model is a widely used and accepted animal model for evaluating antibacterial activity of antibiotic drugs in animals. Using this model, we tested a number of product candidates. Mice were inoculated in the thigh muscle with S. aureus and then treated with our antibiotic product candidates by intravenous bolus administration. Several of our product candidates significantly reduced the bacterial burden in thighs compared to the inoculated control treatment of saline even when first administered one hour after inoculation with bacteria.

We also tested one of our antibiotic compounds and Vancomycin, an antibiotic marketed for serious hospital-based infections, in a thigh burden model by dosing rats via intravenous infusion rather than the intravenous bolus dosing used in the mouse model discussed above. This type of experiment is done to investigate whether a prolonged infusion of a drug may result in improved efficacy or safety compared with immediate bolus injections. Many antibiotics used in the hospital setting are often administered by infusion. In our experiments, Vancomycin was administered via its optimal dosing to provide a prolonged duration of drug delivery. Our experiments demonstrated that our compound provides robust efficacy, comparable to that of Vancomycin. We are continuing these experiments and will investigate a variety of dosing schedules in terms of total delivered dose, duration of infusion, and frequency of infusions.

Sepsis model.  We also tested the antibacterial efficacy of two of our compounds in a mouse sepsis model. In our studies, we infected mice with S. aureus at 100 times the lethal dose through injections into the body cavity. These animals were then treated with either norfloxacin or one of our compounds. All animals were observed for mortality over seven days following treatment. This is a very stringent test of a compound as it involves a very severe infection and the drug must be able to reach many body compartments from the bloodstream at sufficiently high concentrations to kill the infectious bacteria for the animals to survive. When left untreated, the infected mice all died within one day. Mice treated with our compounds demonstrated comparable survival rates to mice treated with norfloxacin. These studies demonstrate that when delivered intravenously, our compound can be distributed throughout the body and reach the compartments needed to effectively treat bacterial infection.

Toxicology Testing.  Toxicology studies are done to determine the difference between the dose at which a compound is effective and the dose at which it demonstrates toxicity. These studies and measurements are done to determine the ratio between the toxic and effective doses. This ratio is referred to as the therapeutic index or selectivity ratio. Single dose acute toxicity studies have been done with several of our antibiotic product candidates in mice and rats to determine the highest dose where no apparent toxicities or adverse behavioral responses are observed in a 48 hour period. Our results demonstrated that our product candidates are better tolerated when administered by intravenous infusion rather than by bolus intravenous injection, and generally suggest that an acceptable therapeutic index may be achieved, meaning that effective doses are less than toxic doses. Repeat dose toxicity studies have also been done in the rat to determine the highest dose where no adverse toxicity or behavioral responses are observed when animals receive daily intravenous injections of our product candidates over seven continuous days. Results from these studies suggest that an acceptable therapeutic index may be achieved.

Development Plan

We are currently conducting advanced preclinical development of PMX-30063 for use as a broad spectrum injectable antibiotic for hospital use to treat both Gram-positive and Gram-negative serious hospital infections. We anticipate that the clinical targets for PMX-30063 will include respiratory tract infections, urinary tract infections and complicated skin and soft tissue infections, including gynecological infections. We anticipate that the bacterial targets of PMX-30063 will include drug resistant strains, particularly broadly targeting the various strains of Staph bacteria, and also potentially Pseudomonas, Streptococcus, and Enterococcus. We expect to complete our preclinical research and commercial evaluations and file an IND application PMX-30063 during the first quarter of 2008.

In order to achieve the best balance of financial rate of return with risk and timing to market, we also intend to conduct pre-clinical development of PMX-30063 and other antibiotic compounds for both topical and oral antibiotic applications. The primary topical application is an ophthalmic topical antibiotic for the treatment of eye infections and the primary oral application is a non-absorbed oral antibiotic for the treatment of gastrointestinal infections. Pending securing additional financing, we hope to file additional IND applications for the ophthalmic topical and non-absorbed oral antibiotic indications in the future.

We are also evaluating our antibiotic compounds for a number of other topical applications, including topical antibiotic use for skin structure infections, oral healthcare applications for treatment of periodontal disease, a type of gum disease, topical treatment for ear infections, topical treatment of fungal infections, topical treatment of acne, and a variety of non-therapeutic applications in personal care and materials applications.

Our plan is to investigate and pursue one of the accelerated development and/or regulatory processes, which may be granted by the U.S. Food and Drug Administration, or FDA, to speed up the review process for products that address an unmet medical need. These paths include: “fast track,” which is based on recognition by the FDA of medical need; “priority review,” which provides for a six-month review time after filing of a New Drug Application, or NDA; and “accelerated approval,” under which drugs for serious or life threatening disorders for which there is an unmet medical need may be approved based on Phase II clinical data or surrogate clinical markers, with a requirement to complete studies and show clinical outcomes. Drugs to treat HIV, the virus that causes AIDS, are examples of agents which have been approved under “accelerated approval” provisions.

We believe that use of PMX-30063 as an antibiotic would address an unmet medical need; however, there can be no assurance that the FDA will grant any of our antibiotic product candidate compounds any of these designations. If a compound is granted one of these designations, it may help to abbreviate the size and scope of the trials required for submission and approval of a NDA and may help shorten the review time of any such filing. Each of the last three antibiotic drugs that targeted MRSA drug resistant Staph infections, one of the anticipated clinical targets of PMX-30063, and applied to be granted “fast track” status received such status. However, our novel mechanism-of-action may cause our compounds to be denied such accelerated development and/or review status. See the section entitled “Risk Factors” for a further discussion of the risks associated with our intention to apply for such accelerated development and/or review status.

If PMX-30063 is not granted accelerated approval status, we estimate that it will cost at least $50 million in direct development costs over 36-42 months to file an NDA for this product candidate. In the event that we are granted “fast track,” “priority review” or “accelerated development” status by the FDA, it is possible that both the time and cost to file an NDA could be significantly less than these estimates. The exact extent of these potential time and cost savings can only be determined based on future discussions with the FDA. If we were to secure additional financing and develop our ophthalmic topical and non-absorbed oral antibiotic product candidates, we estimate that it will cost at least an additional $35 million in direct development costs over 48-60 months to file an NDA for each of these products.

In April 2004, we received a Small Business Innovation Research, or SBIR, grant of $238,000 from the National Institute of Health (NIH) to conduct animal testing of our product candidates. Research under this grant was completed and, in March 2006, we received a Phase II SBIR grant of $2.9 million over three years in support of our development of an i.v. antibiotic product candidate.

Other Applications

Medical Device, Industrial and Consumer Applications

We have conducted preliminary experiments which demonstrate that polymer derivatives of our compounds, which we refer to as our antimicrobial polymers, may be used as effective antimicrobial agents as additives to materials. In one experiment, we coated glass slides with a polyurethane plastic film. One of our antimicrobial polymers (0.1% concentration) was then infiltrated into the polyurethane material using solvent and dried. The slides were placed in a bacteria-rich nutrient broth for 72 hours to ascertain growth of bacterial colonies on the submerged surfaces. After 72 hours, uncoated glass slides and slides coated with polyurethane alone were covered with many bacterial colonies. In contrast, slides coated with polyurethane film containing our antimicrobial polymer showed no bacterial growth.

Similar experiments have been performed in which solid polyurethane plastic disks were created with one of our antimicrobial polymers directly mixed into the polyurethane plastic matrix. These disks were then immersed in bacteria-rich broth for 24 hours. After 24 hours, plain polyurethane plastic disks were covered with bacteria, whereas disks incorporating our polymer were devoid of bacterial growth. When the disks treated with our antimicrobial polymer were stored at room temperature for up to 45 days either dry or submerged in a large excess of water, there was little to no loss of antibacterial activity. Experiments employing longer storage times are now being conducted to determine the stability of the polymer-formulated plastics under a variety of environmental conditions. When our polymers are incorporated into the plastic of intravenous catheter tubing and exposed to a high inoculum of bacteria, significant anti-bacterial activity is observed with the polymer-derivatized catheter plastic but not with the untreated catheter plastic.

Based on these preliminary experiments, we believe that our antimicrobial polymers can effectively be used as additives to materials, such as various medical devices to prevent certain healthcare-acquired infection. Additionally, they may be added to paint, plastic or ceramic materials to create a self-sterilizing environment against certain bacteria in hospitals or other areas that may benefit from a clean, bacterial resistant environment.

Another potential application of our antimicrobial polymers is to combat Stachybotrys chartarum, or Black Mold, that causes significant household and commercial building damage in the U.S. Several of our compounds have shown potent activity against Black Mold as well as other problematic environmental molds. Polymers can be used as additives to paints, drywall, and other construction materials to prevent growth of this troublesome and unhealthy fungus.

We do not currently plan to conduct advanced development of any medical device, industrial or consumer application of our antimicrobial polymers. We intend to focus on generating a limited core of basic enabling data to support our efforts to license our antimicrobial polymers to out-licensing partners who will continue research and development efforts in developing marketable products. We intend to pursue these out-licensing opportunities with minimal use of our resources. Our antimicrobial polymers and the out-licensing opportunities they present serve as a possible avenue to accelerate revenue generation, thereby helping us to fund development of our more advanced product candidates, including our i.v. antibiotic and our anticoagulant antagonist.

Biodefense

In recent years, improving our nation’s defense against bioterrorism has become an increasingly important task. The Department of Homeland Security Appropriation Act signed by President Bush in October 2003 includes $5.6 billion for medical countermeasures against bioterrorism threats. One of the major components of spending is focused on the development of antibiotic compounds to treat biowarfare agents, including the highly infectious bacteria that cause anthrax, tularemia and plague.

Antibiotic activity against anthrax and other biowarfare pathogens, with a mechanism by which resistance is unlikely to develop, has commercial, medical and national security value. Preliminary data from our preclinical experiments indicates that our product candidates have potent activity against biowarfare agents that cause anthrax, tularemia and plague.

As a result of this preliminary data, we are pursuing funding from government sources, such as the Department of Defense, the Defense Advanced Research Projects Agency and other military and security agencies to further test and advance our product candidates for indications important to national security. In November 2004, we received a Phase I SBIR grant of $168,000 to support preliminary research in the biodefense area.

Antifungal Agents

Our compounds have demonstrated promising activity against fungus strains that often cause human infectious diseases. In preclinical experiments, certain of our compounds have demonstrated effectiveness at inhibiting fungal growth and, for certain strains of fungus, effectiveness was achieved at lower concentrations than that of Fluconazole, a commonly used antifungal agent. We intend to continue to investigate the potential of our compounds as novel treatments for human fungal infections.

UFH and LMWH Antagonist Product Candidate

Market Opportunity

Unfractionated Heparin (UFH)

UFH and LMWH are blood clot prevention drugs, which are commonly used in numerous post-surgical applications as anti-coagulants. Overdosages of UFH or LMWH are dangerous due to potentially life-threatening bleeding. While widely used, UFH and LMWH have a number of adverse side-effects, including bleeding, hypotensive crisis, which is an abrupt and dangerous drop in blood pressure, and poor pharmacokinetics, all of which require frequent monitoring.

Protamine is available as a reversing agent for UFH. It is used both as an antidote in event of overdosage, and more commonly in standard treatment as a reversing agent following coronary artery bypass grafts, in which standard practice involves administering UFH while the patient is on the heart-lung bypass machine to prevent blood clots from forming in the machine. Protamine is also used in cases where large doses of UFH are given to maximize anticoagulant activity. However, protamine has many significant potential adverse effects, including:

•	unpredictable efficacy, resulting in variable inter-patient activity;

•	significant toxicity, with sudden death possible;

•	overdoses of protamine can actually increase and worsen the anticoagulant activity of UFH;

•	allergic anaphylactic reactions in some patients due to the fact that protamine is a biological product derived from fish sperm; and

•	diabetic patients receiving zinc insulin may be sensitized to protamine and experience a severe reaction.

As a result, we believe there is a significant medical and market need for a safer UFH antagonist. Worldwide, approximately nine million units of protamine are sold annually, with about two million units sold in the U.S.

Low Molecular Weight Heparin (LMWH)

Because of its superior drug properties such as easier dosage and administration by subcutaneous injection instead of intravenously, LMWH is now coming into wide use with worldwide annual sales of approximately $4 billion for 2005 according to RDN Insight, a market research company. Despite the advantages of LMWH over UFH, and the availability of several brands on the market, many of these products have failed to obtain a substantial market share to date. Some experts believe this is due to the lack of an antidote for potential LMWH overdoses.

Additionally, the long half-life of LMWH products of up to 24 hours, while an advantage for longer-term administration, can be a major disadvantage if a patient must be re-operated on shortly after surgery. If clotting time is prolonged due to systemic LMWH, re-operation may not be possible.

Although protamine is available as an antidote for UFH, it does not work with LMWH and there currently are no antidotes for LMWH on the market. The availability of an antidote to LMWH would allow these drugs to be used in cardiothoracic surgical procedures, much more aggressive dosing and usage by physicians, including in patients who need to undergo re-operation. Thus, an LMWH antagonist could substantially increase the market and sales of LMWH drugs.

Product Opportunity

We believe that an antagonist to UFH and LMWH is an attractive product opportunity for the following reasons:

•	Unmet medical need. We believe that a safer antagonist to UFH and an effective and safe antagonist for LMWH would address a large unmet medical need.

•	Ease of clinical trials. The reversal of the blood clotting effects of UFH and LMWH following a single i.v. infusion provides an excellent and easily measured end point for human trials.

•	Attractive companion product for pharmaceutical companies which produce LMWH. An LMWH-antagonist offers the possibility to increase market share of a proprietary brand of LMWH and also provide significant differentiating advantages versus other LMWH products without a companion antagonist.

•	Predictive preclinical models. The method and laboratory measurement of clotting time in animals is identical to the methodology needed in human clinical trials and should be predictive of efficacy.

•	Premium pricing. If our product candidates were approved by the FDA and marketed, we believe that such products would have reasonable cost of goods and attractive gross margins.

•	Focused acute care markets. Use of UFH and LMWH is concentrated in hospitals, which could be addressed by a small sales force.

Our Solution

UFH and LMWH are composed of sulfated polysaccharides, which provide an attractive target for novel molecule design. Based on a model for the three-dimensional structure of these molecules, we have produced a series of oligomers that bind very tightly to the critical pentasaccharide site of both UFH and LMWH. In preclinical experiments, these oligomers have demonstrated efficacy at sub-micromolar concentrations, and the ability to completely reverse the effect of both UFH and LMWH in whole human blood. Furthermore, we believe these compounds function with a very high degree of specificity. We have synthesized and screened a number of compounds which demonstrate antagonism of both UFH and LMWH resulting in the normalization of clotting time.

Our objectives in this program are to develop a product that:

•	is as safe as protamine,

•	is easy to use, and

•	is less sensitizing than protamine.

We believe that a UFH and LMWH antagonist with these attributes could replace protamine for its current uses as well as expand the LMWH market by allowing physicians to more aggressively use LMWH.

Preclinical Experiments

The laboratory model used to evaluate the activity of an antagonist to a blood-thinning agent is to measure the time it takes for blood to clot, with and without the experimental compound. Evaluation of our Heparin antagonist collection of compounds showed that several compounds were able to neutralize the activity both of UFH and of an LMWH product, Lovenox, as measured by normalization of the time it takes for blood to clot. For example, in these experiments normal untreated blood required 28 seconds to clot. When Lovenox was added to the blood, clotting time increased to more than 400 seconds. When our Heparin antagonist compounds were added to blood that had been treated with Lovenox, the clotting time was normalized. Some of our compounds were able to neutralize the effects of UFH, Lovenox and Arixtra, another drug related to Heparin that has recently been approved for marketing. In humans, protamine, the currently available neutralizing agent in the market, works only against UFH and does not neutralize the activity of LMWHs, including Lovenox, or Arixtra. Additionally, recent single dose toxicity studies in mice demonstrated that our compound was well tolerated, indicating that an effective therapeutic index, which measures the difference between effective doses and toxic doses, may be achieved.

Development Plan

We are currently conducting advanced preclinical development of PMX-60056, our lead UFH and LMWH antagonist product candidate and evaluating the best commercial and medical opportunities. We estimate that it will cost at least $50 million in direct development costs over 36-42 months to file a NDA for this product.

Our Strategy

Our goal is to discover and develop novel agents for the treatment of serious infectious diseases and cardiovascular disorders using biomimetics. To achieve this objective, we are implementing the following strategies:

•	Identify and Advance the Development of our Lead Product Candidates. We believe our current financial resources provide us with sufficient funding to support the continued pre-clinical development of two programs: PMX-30063 as our i.v. antibiotic product candidate and PMX-60056 as our anticoagulant antagonist product candidate. Additionally, contract development is continuing for antimicrobial polymers. To advance these and other programs into clinical development, we will require additional financing and financial resources.

•	Retain Rights to Market Hospital-Based Products to Hospitals in North America. We have exclusive commercial rights to all of our programs. Our objective is to generate maximum value from sales of our product candidates if regulatory approval is achieved. To achieve this goal, we intend to build our own specialty sales force to market hospital-based therapeutics, such as PMX-30063 and PMX-60056, to hospitals in North America. Additionally, we plan to partner with third parties to commercialize our products in the primary care market and in international markets.

•	Pursue Near-Term Revenue Opportunities through Out-Licensing and Partnership Agreements. We intend to out-license selected product candidates from internal programs that are not part of our strategic focus. For example, polymer derivatives of our antibiotic product candidates may be used as additives to medical device, industrial and consumer materials to create self-sterilizing surfaces and bactericidal products. In the future, we intend to pursue strategic alliances with leading pharmaceutical and biotechnology companies to design biomimetic compounds for targets selected by our partners. Such collaborations could generate multiple sources of revenue, such as up-front fees, research funding, milestone payments and royalties.

•	Utilize our Technology to Aggressively Pursue Additional Drug Development Programs for Other Therapeutic Areas. Using our computational drug design tools, we have already identified potential product candidates for other therapeutic areas, including angiogenesis inhibitors and others. As sufficient resources become available, we plan to pursue development in these areas through partnerships or on our own in order to expand our product pipeline.

•	Strengthen Collaborations with Existing Partners and Enter into Agreements with Potential New Partners. We have entered into collaborations and agreements with leading corporate and academic institutions. We received sponsored research support fees from our existing pilot corporate collaboration and we are actively pursuing additional agreements that would provide for license fees, research funding and milestone payments and royalties from research results and subsequent product development and commercialization. Through our collaborations with academic institutions, we gain cost effective access to new technologies and expertise important to the further development of our technology and products. Our network of academic advisors and collaborators consists of respected experts in computational chemistry and drug design technology. We have either exclusive ownership rights or options to obtain exclusive license rights to any products that result from our academic relationships.

Research and Development

We incurred research and development expenses of $3,682,000, $1,148,000, $3,306,000 and $2,526,000 for the six-months ended June 30, 2007 and 2006 and for the years ended December 31, 2006 and 2005, respectively.

Proprietary Rights

University of Pennsylvania

In January 2003, we entered into a Patent License Agreement with the University of Pennsylvania, or Penn. Under the terms of the agreement, we were granted an exclusive, worldwide royalty-bearing license to use, make and sell products utilizing seven of Penn’s issued patents or pending patent applications for the life of such patents. These patents and applications cover compounds that we are currently using to develop our i.v. antibiotic product candidate, our anticoagulant antagonist product candidate, our oral antibiotic product candidates, and our antimicrobial polymers for biomaterials applications, as well as future product candidates utilizing the licensed patents and applications. The licensed patents and applications include:

•	two issued U.S. patents and four pending U.S. patent applications covering the composition of matter on antimicrobial compounds, including small molecules, oligomers and polymers. The first issued patent expires in 2017, the second issued patent expires in 2022, and the other patents, if issued, will expire at varying times from 2022 to 2025. There are corresponding foreign applications to one of the issued U.S. patents and to each of the four pending U.S. patent applications.

•	one U.S. patent application and two corresponding foreign patent applications covering polycationic compounds and their use for treating cancer. The patent, if issued, will expire in 2026.

Penn may terminate the licenses if:

•	we are more than 60 days late in paying to Penn royalties, expenses, or any other undisputed amounts due under the agreement and we do not pay such amounts within 30 days’ written notice of such delinquency;

•	we become insolvent, enter into bankruptcy or a similar proceeding or call a meeting of our creditors in order to arrange adjustment of our debts; or

•	we otherwise materially breach the agreement.

If this license agreement is properly terminated by Penn, we may not be able to execute our strategy to develop and commercialize our i.v. antibiotic product candidate, our UFH and LMWH antagonist product candidate, our oral antibiotic product candidates, our antimicrobial polymers for biomaterials applications, or to develop and commercialize future product candidates utilizing the licensed patents.

We also entered into a Software License Agreement with Penn in May 2003. Under the terms of the agreement, Penn granted us a non-exclusive, royalty-free license to use three software programs and an exclusive, royalty-free license to three patent applications relating to such software programs. The software programs and patents covered by the agreement include a suite of proprietary computational algorithms that we use in the development, refinement and testing of our product candidates. The licenses expire contemporaneously with our Patent License Agreement with Penn. The patents relating to the software licenses, if issued, will expire at varying times in 2023 and 2024. Penn may terminate the agreement if:

•	we are more than 60 days late in paying to Penn any undisputed amounts due under the agreement and we do not pay such amounts within 30 days’ written notice of such delinquency;

•	we become insolvent, enter into bankruptcy or a similar proceeding or call a meeting of our creditors in order to arrange adjustment of our debts; or

•	we otherwise materially breach the agreement.

If this license agreement is properly terminated by Penn, our ability to advance our current product candidates or develop new product candidates may be adversely affected.

We also sponsor certain research by Dr. William DeGrado, a Professor of Biochemistry and BioPhysics at Penn. Any discoveries made under this arrangement are intended to be covered by our Patent License Agreement with Penn or a new license agreement with Penn containing substantially the same terms. Dr. DeGrado’s current research for us focuses on further development of our antimicrobial polymers for biomaterials applications and UFH and LMWH antagonists. For these services, we pay Dr. DeGrado a consulting fee of $7,000 per month. Dr. DeGrado also serves as Chairman of our Scientific Advisory Board. Either we or Dr. DeGrado may terminate his consulting arrangement at any time. If Dr. DeGrado terminates his consulting arrangement, our ability to advance our UFH and LMWH antagonist and antimicrobial programs may be adversely affected.

University of Massachusetts

In January 2004, we entered into a Sponsored Research Agreement with the University of Massachusetts, or UMass. Under the terms of this agreement, as amended, we have agreed to sponsor certain research of Dr. Gregory Tew, an Assistant Professor in the Polymer Science and Engineering Department at UMass, through March 2008, and have the exclusive option to license any intellectual property generated by such research. We may exercise this option by issuing 7,500 shares of our common stock to UMass for each $100,000 of research conducted by Dr. Tew. Dr. Tew’s research focuses on methods to add our antibiotic agents to biomaterials, testing the physical properties of our antibiotic agents and safety evaluation of our antimicrobial agents. The agreement will terminate if Dr. Tew leaves UMass or ceases work in the antimicrobial field of research. In addition, UMass may terminate the agreement including any licenses granted thereunder if we materially breach the agreement, including by nonpayment of amounts due under the agreement. If the Sponsored Research Agreement or any license thereunder is properly terminated by UMass, our ability to advance our antimicrobial program or develop new product candidates may be adversely affected.

In January 2005, we entered into an Exclusive License Agreement with UMass, pursuant to which UMass granted us an exclusive, worldwide license to use, make and sell products under one U.S. patent application and seven corresponding foreign patent applications covering polynorborene co-polymers and methods of use for the life of such patents. The patents, if issued, will expire in 2025. UMass may terminate the license agreement if we materially breach the agreement, including by nonpayment of amounts due under the agreement or in the case of a change in our ownership or control. If the license agreement is properly terminated by UMass, we may not be able to execute our strategy to develop and commercialize our antimicrobial polymers for biomaterials applications or to develop and commercialize future product candidates utilizing the licensed patents.

Our Technology

We design our product candidates using our proprietary computational drug design technology. Our Proteomic Assisted Computational Engine is the integrating tool that embodies and incorporates our proprietary computational methods. The unique capabilities of our computational methods include:

•	the ability to model molecular interactions in the presence of solvent, such as an aqueous environment, rather than in a vacuum, which more closely resembles the real-life characteristics of how molecules interact with each other;

•	the ability to simulate molecular interactions for hundreds of microseconds which are time frames much longer than possible with previous molecular dynamics technologies; and

•	the ability to design compounds which target the bacterial cell membrane, instead of a biochemical cell target.

Our innovative and proprietary de novo drug design approach selects protein targets with well-understood physical structures and biological activity and designs small molecule compounds that mimic or regulate the activity of these targets. This biomimetic approach of regulating biological activities by mimicking nature itself allows us to rationally design novel product candidates and we believe greatly improve the efficiency of new drug discovery.

Intellectual Property

We rely on a combination of patents and trade secrets, as well as confidentiality and non-use agreements to protect our intellectual property. Our patent strategy is designed to facilitate commercialization of our current and future product candidates; and create barriers to entry. Our intellectual property portfolio currently consists of two patent applications (U.S. and foreign) owned by us, two issued U.S. patents we exclusively license from Penn and eight U.S. patent applications we exclusively license from Penn and/or UMass (as well as foreign counterparts thereof). Our patent applications and the ten issued patents and pending patent applications we exclusively license from Penn and/or UMass include:

•	six U.S. patent applications that have been filed (as well as foreign counterparts thereof) covering the composition of matter on 11 classes of antimicrobial compounds, including small molecules, oligomers and polymers. Two U.S. patent have been granted on two of these applications;

•	one patent application covering the use of claimed oligomers for treating ophthalmic and otic infections;

•	one patent application covering novel angiogenesis inhibitors with a wide range of therapeutic uses;

•	one patent application covering use of claimed oligomers for treating cancer; and

•	three patent applications covering our proprietary, computational algorithms and models, such as the coarse grain model and a new force field. These patent applications do not disclose the specific code, which will either be copyrighted or kept as a proprietary trade secret.

Our intellectual property portfolio will be expanded to include additional filings of both composition of matter and method of use patent applications. A number of new patent applications are currently in process.

We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and other intellectual property arising from their work for us. All employees sign an agreement not to engage in any conflicting employment or activity during their employment with us and not to disclose or misuse confidential information.

In addition, we have applied for trademark protection for “PolyMedix” and “PolyDentix”.

Competition

The pharmaceutical industry is highly competitive. We face significant competition from pharmaceutical companies and biotechnology companies that are researching and selling products designed to treat bacterial infections. Many major pharmaceutical companies, such as GlaxoSmithKline, Pfizer, Bayer, Merck and Aventis have already established significant positions in the antibiotic market. Additionally, many smaller companies, such as Cubist Pharmaceuticals, Oscient Therapeutics, Vicuron Pharmaceuticals, Peninsula Pharmaceuticals, Ceragenix, and Inhibitex have either marketed antibiotics and/or are attempting to enter this market by developing novel and more potent antibiotics that are intended to be effective against drug-resistant bacterial strains.

These companies, as well as potential entrants into the antibiotic market, have longer operating histories, larger customer or use bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current or potential competitors can devote substantially greater resources to the development and promotion of their products than we can.

Additionally, there has been consolidation within the pharmaceutical industry and larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures to gain access to additional technology or products. Any of these trends would increase the competition we face and could adversely affect our business and operating results.

UFH /LWMH Antagonist Competition

There are currently no products available in the marketplace as an antidote for and antagonist to LWMH. Conversely, protamine is the only available antidote for and antagonist to UFH and, as such, protamine currently dominates this market. Because of protamine’s virtual monopoly of the UFH antidote/antagonist market, we believe that it may be difficult for our future UFH antidote/antagonist products to penetrate the market.

Government Regulation

Government authorities in the U.S., at the federal, state, and local level, and foreign countries extensively regulate, among other things, the following areas relating to our products candidates:

•	research and development;

•	testing, manufacture, labeling and distribution;

•	advertising, promotion, sampling and marketing; and

•	import and export.

All of our products require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical trials to demonstrate safety and efficacy and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal, state, local, and foreign statutes and regulations also govern testing, manufacturing, labeling, distribution, storage and record-keeping related to such products and their promotion and marketing. The process of obtaining these approvals and the compliance with federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. In addition, the current regulatory and political environment at the FDA could lead to increased testing and data requirements which could impact regulatory timelines and costs.

None of our product candidates has received marketing approval. All of our product candidates are in preclinical stages of development.

U.S. Government Regulation

In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act and implementing regulations. If we fail to comply with the applicable requirements at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include:

•	refusal to approve pending applications;

•	withdrawals of approvals;

•	clinical holds;

•	warning letters;

•	product recalls and product seizures; and

•	total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution.

Any agency enforcement action could have a material adverse effect on us.

Currently there is a substantial amount of congressional and administration review of the FDA and the regulatory approval process for drug candidates in the U.S. As a result, there may be significant changes made to the regulatory approval process in the U.S.

The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies and formulation studies;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	execution of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each indication for which approval is sought;

•	submission to the FDA of a new drug application, or NDA, or biologics license application, or BLA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice, or cGMP; and

•	FDA review and approval of the NDA or biologics application, or BLA, or any supplements thereto, including, if applicable, a determination of its controlled substance schedule.

Preclinical studies generally are conducted in laboratory animals to evaluate the potential safety and activity of a product. Violation of the FDA’s good laboratory practices regulations can, in some cases, lead to invalidation of the studies, requiring these studies to be replicated. In the U.S., drug developers submit the results of preclinical trials, together with manufacturing information and analytical and stability data, to the FDA as part of the IND, which must become effective before clinical trials can begin in the U.S. An IND becomes effective 30 days after receipt by the FDA unless before that time the FDA raises concerns or questions about the proposed clinical trials outlined in the IND. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. If these concerns or questions are unresolved, the FDA may not allow the clinical trials to commence.

Clinical trials involve the administration of the investigational product candidate or approved products to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in assessing the safety and the effectiveness of the drug. Typically, clinical evaluation involves a time-consuming and costly three-phase sequential process, but the phases may overlap. Each trial must be reviewed, approved and conducted under the auspices of an independent institutional review board, and each trial must include the patient’s informed consent. The following sets forth a brief description of the typical phases of clinical trials:

Phase I	Refers typically to closely monitored clinical trials and includes the initial introduction of an investigational new drug into human patients or healthy volunteer subjects. Phase I clinical trials are designed to determine the safety, metabolism and pharmacologic actions of a drug in humans, the potential side effects of the product candidates associated with increasing drug doses and, if possible, to gain early evidence of the product candidate’s effectiveness. Phase I trials also include the study of structure-activity relationships and mechanism-of-action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes. During Phase I clinical trials, sufficient information about a drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid Phase II studies. The total number of subjects and patients included in Phase I clinical trials varies, but is generally in the range of 20 to 80 people.

Phase II	Refers to controlled clinical trials conducted to evaluate appropriate dosage and the effectiveness of a drug for a particular indication or indications in patients with a disease or condition under study and to determine the common short-term side effects and risks associated with the drug. These clinical trials are typically well-controlled, closely monitored and conducted in a relatively small number of patients, usually involving no more than several hundred subjects. Phase II studies can be sequenced as Phase IIa or Phase IIb.

Phase III	Refers to expanded controlled and uncontrolled clinical trials. These clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained. Phase III clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. Phase III trials usually include from several hundred to several thousand subjects.

Phase IV	Refers to trials conducted after approval of a new drug and which explore approved uses and approved doses of the product. These trials must also be approved and conducted under the auspices of an institutional review board. Phase IV studies may be required as a condition of approval.

Clinical testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the first three phases of clinical trials that are conducted in the U.S. and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. The FDA can also provide specific guidance on the acceptability of protocol design for clinical trials. The FDA or we may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval. During all clinical trials, physicians monitor the patients to determine effectiveness and to observe and report any reactions or other safety risks that may result from use of the drug candidate.

Assuming successful completion of the required clinical trial, drug developers submit the results of preclinical studies and clinical trials, together with other detailed information including information on the chemistry, manufacture and control of the product, to the FDA, in the form of an NDA or BLA, requesting approval to market the product for one or more indications. In most cases, the NDA/BLA must be accompanied by a substantial user fee. The FDA reviews an NDA/BLA to determine, among other things, whether a product is safe and effective for its intended use.

Before approving an application, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve the application unless cGMP compliance is satisfactory. The FDA will issue an approval letter if it determines that the application, manufacturing process and manufacturing facilities are acceptable. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The testing and approval process requires substantial time, effort and financial resources, which may take several years to complete. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products. Furthermore, the FDA may prevent a drug developer from marketing a product under a label for its desired indications or place other conditions, including restrictive labeling, on distribution as a condition of any approvals, which may impair commercialization of the product. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

If the FDA approves the NDA/BLA, the drug can be marketed to physicians to prescribe in the U.S. After approval, the drug developer must comply with a number of post-approval requirements, including delivering periodic reports to the FDA (i.e., annual reports), submitting descriptions of any adverse reactions reported, biological product deviation reporting, and complying with drug sampling and distribution requirements. The holder of an approved NDA/BLA is required to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. Drug manufacturers and their subcontractors are required to register their facilities and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP which imposes procedural and documentation requirements relating to manufacturing, quality assurance and quality control. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. The FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional studies to evaluate long-term effects.

In addition to studies requested by the FDA after approval, a drug developer may conduct other trials and studies to explore use of the approved drug for treatment of new indications, which require submission of a supplemental or new NDA and FDA approval of the new labeling claims. The purpose of these trials and studies is to broaden the application and use of the drug and its acceptance in the medical community.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a clinical trial or product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable country’s regulations, clinical trials conducted outside of the U.S. typically are administered with the three-phase sequential process that is discussed above under “U.S. Government Regulation.” However, the foreign equivalent of an IND is generally not a prerequisite to performing pilot studies or Phase I clinical trials.

Furthermore, regulatory approval of prices is required in most countries other than the U.S. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us or our collaborators.

Business History

PolyMedix, Inc. (formerly known as BTHC II Acquisition Corp.) was originally organized in the State of Texas as BTHC II LLC. On September 29, 2004, BTHC II LLC and its sister companies filed an amended petition under Chapter 11 of the United States Bankruptcy Code. On November 22, 2004, the court approved BTHC II LLC’s Amended Plan of Reorganization. On March 24, 2005, and in accordance with its Amended Plan of Reorganization, BTHC II LLC changed its state of organization from Texas to Delaware by merging with and into BTHC II Acquisition Corp., a Delaware corporation formed solely for the purpose of effecting the reincorporation.

PolyMedix Pharmaceuticals, Inc. (formerly known as PolyMedix, Inc.) was incorporated on August 8, 2002 in the State of Delaware as PolyMedix, Inc. to serve as a biotechnology company focused on treating infectious diseases. On October 6, 2005, the former BTHC II Acquisition Corp. entered into an Agreement and Plan of Merger and Reorganization with the former PolyMedix, Inc., pursuant to which the stockholders of the former PolyMedix, Inc. exchanged their equity ownership interests in the former PolyMedix, Inc. for an aggregate 94% equity ownership interest in the former BTHC II Acquisition Corp. Pursuant to the Agreement and Plan of Merger and Reorganization, the former PolyMedix, Inc. merged with a wholly-owned subsidiary of the former BTHC II Acquisition Corp. and, as such, became a wholly-owned subsidiary of the former BTHC II Acquisition Corp.

At the time of the merger, the former BTHC II Acquisition Corp. had no operations and no assets or liabilities. Because the stockholders of the former PolyMedix, Inc. exchanged their equity ownership interests in the former PolyMedix, Inc. for an aggregate 94% equity ownership interest in the former BTHC II Acquisition Corp., the former PolyMedix, Inc. was, for accounting purposes, the surviving entity of the merger. Accordingly, all financial information included in this annual report for the periods prior to the merger is for the former PolyMedix, Inc.

On February 24, 2006, the former BTHC II Acquisition Corp. changed its corporate name to PolyMedix, Inc., and the former PolyMedix, Inc. changed its corporate name to PolyMedix Pharmaceuticals, Inc.

Employees

We currently have 18 employees, including one M.D. and ten employees with Ph.D. degrees. Thirteen of our employees are focused on research and development and five are focused on general administration. We also utilize a number of consultants to assist with research and development and commercialization activities.

DESCRIPTION OF PROPERTY

We currently lease 24,223 square feet of office and laboratory facilities at 170 N. Radnor-Chester Road; Suite 300 in Radnor, Pennsylvania, pursuant to a twelve-year lease. All of our tangible personal property, consisting mainly of computers, office furniture and lab equipment, is located at our leased office and laboratory facilities and is in good operating condition and repair (subject to normal wear and tear).

LEGAL PROCEEDINGS

To our knowledge, we are not a party to any pending or threatened legal proceedings. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

MANAGEMENT

The following table sets forth the respective names, ages and positions of our executive officers and directors:

Name	Age	Position(s)

Nicholas Landekic	49	President, Chief Executive Officer and Director
Edward F. Smith	36	Vice President, Finance, Chief Financial Officer and Secretary
Dawn Eringis	43	Vice President, Business Development
R. Eric McAllister	65	Vice President, Clinical Development and Chief Medical Officer
Richard W. Scott, Ph.D.	54	Vice President, Research
Frank P. Slattery, Jr.	70	Chairman of the Board of Directors
Frank M. DeLape	53	Director
William N. Kelley, M.D.	68	Director
Michael E. Lewis, Ph.D.	55	Director
Shaun F. O’Malley	72	Director

Executive Officers and Directors

Nicholas Landekic, 49, has served as President, Chief Executive Officer and Director of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. where he served in the same capacity since inception in August 2002. Mr. Landekic has more than 20 years of pharmaceutical experience. From 2000 to 2002, he was President and Chief Executive Officer of Locus Discovery. From 1995 to 2000, Mr. Landekic was Senior Vice President of Corporate Development & Investor Relations at Guilford Pharmaceuticals. From 1991 to 1995, Mr. Landekic served as Senior Director of Business Development at Cephalon and, from 1998 to 1991, served as Senior Manager for Strategic Marketing at Bristol-Myers Squibb. He also held positions in Finance and Business Development at Johnson & Johnson Corporation (McNeil Pharmaceutical) from 1985 to 1988 and positions in the research laboratories at the Mt. Sinai Medical Center from 1982 to 1983. Mr. Landekic received an M.B.A. from the State University of New York at Albany, an M.S. in Biology from Indiana University and a B.S. in Biology from Marist College.

Edward F. Smith, 36, has served as Vice President, Finance and Chief Financial Officer of PolyMedix, Inc. since January 2006. Mr. Smith has over 13 years of combined biopharmaceutical industry and financial management experience. From 2000 to 2005, he was Executive Director of Finance at InKine Pharmaceutical Company, Inc. (acquired by Salix Pharmaceuticals, Ltd. in 2005). From 1993 to 1999, Mr. Smith held various positions of increasing responsibility in public accounting, most recently as a manager in the audit practice at Deloitte & Touche LLP. Mr. Smith is licensed as a Certified Public Accountant in Pennsylvania and holds a B.S. degree in Business Administration from the University of Hartford.

Dawn Eringis, 43, has served as Vice President, Business Development of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since January 2003. Ms. Eringis has more than 18 years of biopharmaceutical industry experience. From 2000 to 2002, she served as Director of Business Development at Locus Discovery, and held a variety of business development positions at Guilford Pharmaceuticals from 1997 to 2000. Prior to 1997, Ms. Eringis held various chemical engineering and marketing positions with Johnson & Johnson, Proctor and Gamble, Pfizer and Rohm and Haas Company. Ms. Eringis holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Chemical Engineering from the University of Pennsylvania.

R. Eric McAllister, M.D., Ph.D., 65, has served as Vice President, Clinical Development and Chief Medical Officer of PolyMedix, Inc. since November 2006. Dr. McAllister has over 25 years of industry and clinical trials experience, most recently from 2004 to 2006 as Sr. Vice President of Clinical Development at CombinatoRx Inc. Prior to that, from 2002 to 2004, Dr. McAllister was Vice President, Clinical Research with

Sicor Pharmaceuticals. Dr. McAllister has held various clinical development positions with TAP Pharmaceuticals, Cholestech Inc., Bristol-Myers Squibb, G.D. Searle, and Syntex Pharmaceuticals. Dr. McAllister also spent seven years as a clinical investigator with MedStudies. He has worked on the development of such major pharmaceutical products as Lupron, Pravachol, Capoten, Kerlone, Cardene, Calan, Avandia, Actos, Teveten, and Atacand. Dr. McAllister received his M.D. from Dalhousie University, and D. Phil. (Ph.D.) degree from Oxford University while a Rhodes Scholar.

Richard W. Scott, Ph.D., 54, has served as Vice President, Research of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since November 2002. Dr. Scott has approximately 20 years of biopharmaceutical industry experience. Most recently, he was Vice President of Biology at Cephalon, where he held positions of increasing responsibility from 1991 to 2001. From 1985 to 1990, Dr. Scott worked at the research laboratories of DuPont. Dr. Scott has authored more than 45 papers and book chapters, and is named on six patents. Dr. Scott holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.S. in Biology from Muhlenberg College.

Frank Slattery, Jr., 70, has served as Chairman of the Board of Directors of PolyMedix, Inc. since November 2005 and was a co-founder of PolyMedix Pharmaceuticals, Inc. where he served in the same capacity since inception in August 2002. Frank Slattery was the President, Chief Executive Officer and Director of LFC Financial Corp. from 1969 to 1994. Mr. Slattery has founded and currently serves as the Chairman of the Board of Directors of several privately held companies, including Main Line Health Systems, Inc., GelMed Inc., Probaris Technologies, Inc., Franklin Fuel Cells, Inc., Knite, Inc., Learned Optimism, Inc. and NanoSelect, Inc. He also currently serves as a director of Clarient, Inc., a publicly held company, and as a Trustee of the Jefferson Health System. Mr. Slattery holds an A.B. from Princeton University and a J.D. from the Law School of the University of Pennsylvania.

Frank M. DeLape, 53, has served as a Director of PolyMedix, Inc. since August 2005 and of PolyMedix Pharmaceuticals, Inc. since November 2005. From August 2005 to November 2005, Mr. DeLape was the sole officer and director of PolyMedix, Inc., formerly BTHC II Acquisition Corp. Mr. DeLape is the Chief Executive Officer of Benchmark Equity Group, Inc., a position he has held since 1994. Benchmark is a boutique merchant banking firm that focuses as facilitators and financial managers for emerging companies. Mr. DeLape is also the Managing Partner of Gemini Growth Fund, LP. Gemini Growth Fund, LP is a Small Business Investment Company licensed by the U.S. government. Mr. DeLape was Chairman of the Board of Directors of Isolagen, Inc. from August 2001 to October 2005 and was the Chief Executive Officer of Isolagen, Inc. from May 2005 to October 2005. Mr. DeLape attended the United States Naval Academy.

William N. Kelley, M.D., 68, has served as a Director of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since August 2005. Dr. Kelley has served as Professor of Medicine and Professor of Biochemistry and Biophysics at the School of Medicine of the University of Pennsylvania since 1989. From 1989 to 2000, Dr. Kelley served as Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center (and Health Systems upon its formation in 1993), Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. From 1975 to 1989, Dr. Kelley was the John G. Searle Professor and Chair of the Department of Internal Medicine and Professor of Biological Chemistry at the University of Michigan. Prior to joining the faculty at the University of Michigan, Dr. Kelley was Professor of Medicine at Duke University Medical Center. Dr. Kelley currently serves as a director of Merck & Co., Beckman Coulter, Inc. and GenVec, Inc., which are all publicly held companies, and Advanced Bio-Surfaces, Inc., a privately held company. During his career, Dr. Kelley has also served on the editorial boards of 13 medical journals and his bibliography includes over 260 publications, including 17 books. Dr. Kelley holds an M.D. from Emory University.

Michael E. Lewis, Ph.D., 55, has served as a Director of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since its inception. Dr. Lewis has more than 30 years of scientific experience in academic and government laboratories and in several major pharmaceutical and biotechnology companies. Since 1994, Dr. Lewis has served as President of BioDiligence Partners, Inc., where he co-founded three other biotechnology companies, Cara Therapeutics, Inc., Arena Pharmaceuticals, Inc. and Adolor Corporation. Dr. Lewis has served as Chief Scientific Advisor and a director of Cara Therapeutics, Inc. since its inception in 2004. He has also served as a director of Aeolus Pharmaceuticals, Inc. since 2004. After serving as Chief Scientific Advisor of Adolor Corporation from 1994 to 1997, Dr. Lewis served as Chief Scientific Advisor of Arena Pharmaceuticals, Inc. from 1997 to 2003, and as a director from 1997 to 2000. Dr. Lewis is a co-founder of Cephalon, Inc. and served as Senior Scientist, Director of Pharmacology, and then as Senior Director of Scientific Affairs from 1988 to 1993. He supervised a molecular pharmacology research laboratory at the E.I. DuPont Co. from 1985 to 1987, and received postdoctoral training in pharmacology at the National Institutes of Health, the University of Michigan, and at the University of Cambridge. He received a Ph.D. from Clark University in 1977.

Shaun F. O’Malley, 72, has served as a Director of PolyMedix, Inc. since January 2006. Mr. O’Malley is currently the Chairman Emeritus of Price Waterhouse LLP, a title he has held since July 1995. Prior to 1995, he served as Chairman and Senior Partner of Price Waterhouse LLP. He currently serves as a member of the Boards of Directors of the Finance Company of Pennsylvania, Philadelphia Consolidated Holdings, Inc., Federal Home Loan Mortgage Corporation, the Horace Mann Educators Corporation and The Philadelphia Contributionship. Mr. O’Malley is also a member of the Board of Trustees of the University of Pennsylvania Health System. Mr. O’Malley holds a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Executive officers of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc. are appointed by the board of directors of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc., respectively. The Chief Executive Officer, Treasurer and Secretary of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc. are elected annually by the board of directors of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc., respectively, at its first meeting following the annual meeting of stockholders. Other officers of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc. may be appointed by the board of directors of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc., respectively, at any meeting. Such officers shall hold office until his or her successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

All directors of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc. are elected at each annual meeting of the stockholders of the PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc., respectively, to hold office until the next annual meeting of stockholders and until their successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Scientific Advisory Board.

Joel Bennett, M.D.  Dr. Bennett is a Professor at the University of Pennsylvania’s School of Medicine. He is also a hematologist at the Hospital of the University of Pennsylvania. Dr. Bennett’s particular clinical research activities and contributions are in the areas of general Hematology with a focus on homeostasis and thrombosis. His research is focused on platelet physiology and the molecular biology of platelet integrins. Dr. Bennett received B.S. and M.D. degrees from the University of Michigan.

William DeGrado, Ph.D.  Dr. DeGrado serves as Chairman of our Scientific Advisory Board and is a Professor of Biochemistry and Biophysics at the University of Pennsylvania’s School of Medicine. He has served in his current position since 1996, prior to which he spent 15 years at DuPont and DuPont-Merck. He holds a Ph.D. in Chemistry from the University of Chicago and a B.S. in Chemistry from Kalamazoo College. Dr. DeGrado was elected to the National Academy of Sciences and is a Fellow of the American Association for the Advancement of Science the American Academy of Arts and Sciences. He has served as an adjunct professor or a visiting lecturer at Harvard University, Johns Hopkins Medical School and several other institutions. He is President of the Protein Society and he serves or has served on the Editorial Boards of 19 scientific journals.

Michael Klein, Ph.D.  Dr. Klein is currently Director of the Laboratory for Research on the Structure of Matter and the Center for Molecular Modeling, Department of Chemistry at the University of Pennsylvania. He is a Fellow of the American Academy of Arts and Sciences, the Royal Society of London, the Royal Society of Canada, American Physical Society, the UK Institute of Physics, the Indian Academy of Sciences, and the Academy of the Developing World. His research interests include computer simulation methodologies for applications in chemistry, physics, materials science and biology. He has been with the University of Pennsylvania since 1987. Prior to that, he spent two decades carrying out research at the National Research Council of Canada. He is the recipient of the 1999 American Physical Society Award and the 2004 Centre European de Calcul Atomique et Moleculaire Award, both given for lifetime achievements in computational sciences. He is the author of more than 500 publications.

Mitchell Lewis, D.Phil.  Dr. Lewis is the John Morgan Professor of Medical Education and Research in the School of Medicine at the University of Pennsylvania. He also holds the position of Deputy Chair of the Department of Biophysics and Biochemistry. His research expertise is in the field of computational and structural studies of biological macromolecules. Before joining the University of Pennsylvania in 1985, he spent five years at Harvard University. He holds a D.Phil. and an M.A. in Biophysics from Oxford University and a B.S. in Chemistry from Temple University.

Dewey McCafferty, Ph.D.  Dr. McCafferty is a Professor in the Department of Chemistry at Duke University. His research focuses on elucidating the mechanism of action of novel antimicrobials and the enzymology of their corresponding targets, understanding the mechanisms of bacterial cell walls, characterizing protein-protein and protein-antibiotic interactions, and preventing bacterial virulence. He holds a Ph.D. in Organic Chemistry from the University of North Carolina and a B.S. in Chemistry from North Carolina State University and was previously a faculty member for nine years as an Assistant and Associate Professor in the Department of Biochemistry and Biophysics at the University of Pennsylvania School of Medicine.

Shaker Mousa, Ph.D.  Dr. Mousa is a tenured professor at Albany College of Pharmacy and Head of the Pharmaceutical Research Institute at Albany, NY. He has held positions as senior principal research scientist, and a research fellow at DuPont Pharmaceuticals for more than 17 years. He is a Visiting Scholar at Johns Hopkins University and he holds academic appointments of Adjunct Professor in the Department of Medicine, Sol Sherry Thrombosis Research Center at Temple University, the Department of Medicine of the State University of New York at Buffalo and the Department of Pharmacology of the University of Pennsylvania. Dr. Mousa’s work has been reported in more than 500 publications. Dr. Mousa received a Ph.D. in Pharmacology from Ohio State University and an M.B.A. from Widener University. He is a Fellow of the American College of Cardiology, a Fellow of the National Academy of Clinical Biochemistry and a member of several national and international societies.

Gregory Tew, Ph.D.  Dr. Tew is an Assistant Professor in the Polymer Science and Engineering Department at the University of Massachusetts. He was a post-doctoral fellow with Professor DeGrado at the University of Pennsylvania from 2000 to 2001. He holds a Ph.D. in Materials Chemistry from the University of Illinois and a B.S. in Chemistry from North Carolina State University. Dr. Tew’s particular fields of expertise are biomimetic and supramolecular materials. This includes the development of antimicrobial polymers for applications in materials, fibers and membranes.

Jeffrey Winkler, Ph.D.  Dr. Winkler is a Professor of Chemistry at the University of Pennsylvania. He has given more than 80 invited lectures to many of the major pharmaceutical and biotechnology companies in the industry and has authored 75 publications. Dr. Winkler is a Founding Member of the University of Pennsylvania’s Center for Cancer Pharmacology and he is active in several cancer associations and societies. Dr. Winkler holds Ph.D. and M.A. degrees in Chemistry from Columbia University and a B.S. in Chemistry from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own 5% or more of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the United States Securities and Exchange Commission, or SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of September 18, 2007, through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable within 60 days of September 18, 2007 are considered to be outstanding. These shares, however, are not considered outstanding as of September 18, 2007 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 28,545,177 shares of common stock outstanding as of September 18, 2007.

	Amount and Nature of		Percent of
	Beneficial Ownership		Common
Name and Address of Beneficial Owner(1)	Of Common Stock		Stock

Directors and Executive Officers
Nicholas Landekic	2,521,417	(2)	8.4%
Frank P. Slattery, Jr.	1,169,641	(3)	4.1%
Frank M. DeLape	1,105,793	(4)	3.9%
Richard W. Scott, Ph.D.	797,600	(5)	2.8%
Michael E. Lewis, Ph.D.	670,000	(3)	2.3%
William N. Kelley, M.D.	200,000	(3)	*
Shaun F. O’Malley	170,000	(3)	*
Edward F. Smith	146,389	(6)	*
All Directors and Executive Officers as a Group (10 persons):	7,251,640	(7)	23.2%
Five Percent Stockholders (excludes Directors and Executive Officers set forth above):
William Baquet c/o Fordham Financial Management, Inc., 14 Wall Street New York, NY 10005	1,924,087	(8)	6.4%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of all individuals and entities listed below is PolyMedix, Inc., 170 N. Radnor Chester Rd., Suite 300, Radnor, Pennsylvania 19087.

(2)	Includes 1,349,417 shares of common stock issuable upon exercise of options.

(3)	Includes 170,000 shares of common stock issuable upon exercise of options.

(4)	Includes 170,000 shares of common stock issuable upon exercise of options and 365,793 shares of common stock owned by Benchmark Equity Group, Inc., of which Mr. DeLape is President and CEO.

Mr. DeLape exercises investment and voting control over such shares held by Benchmark Equity Group, Inc.

(5)	Includes 260,000 shares of common stock issuable upon exercise of options.

(6)	Includes 146,389 shares of common stock issuable upon exercise of options.

(7)	Includes 2,755,806 shares of common stock issuable upon exercise of options.

(8)	Includes 1,354,087 shares of common stock issuable upon exercise of the warrants that are currently exercisable and held by Fordham Financial Management, Inc., of which William Baquet is an executive officer, director and principal stockholder. Mr. Baquet exercises investment and voting control over such shares.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities for the year ended December 31, 2006 awarded to, earned by, or paid to: (i) the individual who served as our principal executive officer (our CEO) during fiscal year 2006 and (ii) our two most highly paid executive officers (as determined based on total compensation) other than our CEO as of December 31, 2006. These individuals are referred to in this prospectus as the Named Executive Officers, or NEOs.

		Salary	Bonus	Stock Awards		Option Awards		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)		($)(3)		($)

Nicholas Landekic	2006	350,000	140,000	3,375	(4)	413,107	(6)	906,482
President, Chief Executive Officer and Director
Richard W. Scott, Ph.D.	2006	250,000	50,000	1,500	(5)	68,712	(7)	370,212
Vice President, Research
Edward F. Smith	2006	200,000	50,000	—		68,896	(8)	318,896
Vice President, Finance, Chief Financial Officer and Secretary

(1)	Represents performance bonus awards earned in 2006, but paid in 2007.

(2)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) pursuant to our equity compensation plans and, therefore, includes amounts from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(3)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) pursuant to our equity compensation plans and, therefore, includes amounts from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are described in footnote 5 to our audited financial statements for the year ended December 31, 2006 and our discussion of stock-based compensation in our annual report on Form 10-KSB filed with the Securities and Exchange Commission under “Management’s Discussion and Analysis or Plan of Operation — Critical Accounting Policies and Practices” for the year ended December 31, 2006.

(4)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 720,000 shares of restricted common stock to Mr. Landekic on August 8, 2002, pursuant to our 2002 Equity Compensation Plan.

(5)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 240,000 shares of restricted common stock to Dr. Scott on November 1, 2002, pursuant to our 2002 Equity Compensation Plan.

(6)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Landekic to purchase 1,000,000 shares of common stock on August 11, 2005 pursuant to our 2002 Equity Compensation Plan and 500,000 shares of common stock on December 2, 2005 pursuant to our 2005 Omnibus Equity Compensation Plan.

(7)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with an option grant to Dr. Scott to purchase 250,000 shares of common stock on August 11, 2005, pursuant to our 2002 Equity Compensation Plan.

(8)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Smith to purchase 250,000 shares of common stock on January 2, 2006, pursuant to our 2005 Omnibus Equity Compensation Plan.

Outstanding Equity Awards

The following table provides information on all restricted stock and stock option awards held by our NEOs as of December 31, 2006. All outstanding equity awards are in shares of our Common Stock.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Nicholas Landekic	1,000,000 (2)	—	1.50	08/10/2015
President, Chief Executive Officer and Director	166,667 (3)	333,333	1.50	12/01/2015
Richard W. Scott, Ph.D.	250,000 (2)	—	1.50	08/10/2015
Vice President, Research
Edward F. Smith	76,389 (3)	173,611	1.50	01/01/2016
Vice President, Finance, Chief Financial Officer and Secretary

(1)	There are no restricted stock awards outstanding for any of the NEOs.

(2)	Grants with an expiration date of August 10, 2015 have a stated term of ten years and vest 50% on the date of grant and 50% on the one-year anniversary of the grant. If a “change in control” (as defined in our 2002 Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

(3)	Grants with expiration dates of December 1, 2015 and January 1, 2016 have a stated term of ten years and vest in monthly installments over a three-year period beginning after the date of grant. If a “change in control” (as defined in our 2005 Omnibus Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We extended the offer of employment to Nicholas Landekic for the position of President and Chief Executive Officer pursuant to an offer letter dated July 30, 2002, which provided that his annual salary will be at least $250,000 per year. Mr. Landekic’s base salary was increased to $370,000 as of February 2007. Mr. Landekic is eligible to receive additional compensation depending upon achievement of performance goals as established by the Board. Pursuant to the terms of his offer letter, Mr. Landekic was granted an award of restricted stock equal to 7.5% of the then-outstanding shares of our Common Stock, or 720,000 shares. The restricted stock vested in sixteen equal quarterly installments. As an “at-will” employee, Mr. Landekic’s employment can be terminated by us or by him, at any time and for any reason. In the event Mr. Landekic is terminated by us other than for “cause” or other than by reason of his “disability,” or he resigns for “good reason” (each as defined in his offer letter), Mr. Landekic will be entitled to full vesting of his stock options and restricted stock previously granted to him and a cash payment equal to two years of his then current base salary.

We extended the offer of employment to Richard Scott for the position of Vice President, Research pursuant to an offer letter dated September 23, 2002, which provides that his annual salary will be at least $150,000 per year. Dr. Scott’s base salary was increased to $265,000 as of February 2007. Dr. Scott is eligible to receive additional compensation depending upon achievement of performance goals as established by the Board. Pursuant to the terms of the offer letter, Dr. Scott was granted an award of restricted stock equal to 2.5% of the then-outstanding Common Stock, or 240,000 shares. The restricted stock vested over sixteen equal quarterly installments. As an “at-will” employee, Dr. Scott’s employment can be terminated by us or by him, at any time and for any reason. In the event Dr. Scott is terminated by us other than for “cause” or other than by reason of his “disability,” or he resigns for “good reason” (each as defined in his offer letter), Dr. Scott will be entitled to full vesting of stock options and restricted stock previously granted to him and a cash payment equal to one year of his then current base salary.

We extended the offer of employment to Edward Smith for the position of Vice President Finance, and Chief Financial Officer pursuant to an offer letter dated December 5, 2005, which provides that his annual salary will be at least $200,000 per year. Mr. Smith’s base salary was increased to $225,000 as of February 2007. Mr. Smith received an initial grant of 250,000 stock options, which vest in equal monthly installments over a three-year period. Mr. Smith is eligible to receive additional compensation depending upon achievement of performance goals as established by the Board. As an “at-will” employee, Mr. Smith’s employment can be terminated by us or by him, at any time and for any reason. In the event Mr. Smith is terminated by us other than for “cause” or other than by reason of his “disability” (each as defined in his offer letter), Mr. Smith will be entitled to full vesting of stock options previously granted to him and a cash payment equal to six months of then current base salary.

Director Compensation

The following Director Compensation table sets forth information concerning compensation for services rendered by directors of the Company for fiscal year 2006.

	Fees Earned or	Stock		Option
	Paid in Cash	Awards		Awards		Total
Name	($)	($)		($)		($)

Frank P. Slattery, Jr.	22,000	450	(1)	49,772	(3)	72,222
Chairman
Frank M. DeLape	17,000	—		49,772	(3)	66,772
William N. Kelley, M.D.	22,000	45,000	(2)	49,772	(3)	116,772
Michael E. Lewis, P.h.D.	18,000	450	(1)	49,772	(3)	68,222
I. Wistar Morris, III(5)	19,000	—		49,772	(3)	68,772
Shaun F. O’Malley	16,000	—		99,214	(4)	115,214

(1)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 96,000 shares of restricted Common Stock on August 8, 2002.

(2)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 30,000 shares of restricted Common Stock on May 19, 2006.

(3)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with option grants to purchase 180,000 shares of Common Stock on December 2, 2005.

(4)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with option grants to purchase 180,000 shares of Common Stock on January 5, 2006. The grant date fair value of this 2006 option grant was $148,822.

(5)	Mr. Morris resigned from the Board of Directors on January 17, 2007.

Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board. All non-employee directors receive a fee of $1,000 per Board and Committee meeting attended and are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Our Chairman of the Board receives an annual retainer of $15,000 and each Committee Chairman receives an annual retainer of $7,500.

All new non-employee directors receive options to purchase 180,000 shares of common stock upon first becoming a member of the Board. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director reelected at such Annual Meeting may, at the discretion of the entire Board, receive additional equity compensation awards.

Continuing Education of Directors

We are committed to supporting the continuing education of our directors on relevant matters. The Governance Committee will decide on a case-by-case basis the appropriate level and frequency of support to provide.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with the consolidated financial statements including the notes thereto. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Overview

We are a biotechnology company focused on treating infectious diseases and cardiovascular disorders with synthetic small molecule compounds that mimic the activity of large natural protein molecules, compounds referred to as biomimetics. All of our product candidates are in preclinical development. Using our proprietary computational drug design technology, we have created novel antibiotic and anticoagulant Unfractionated Heparin, or UFH, and Low Molecular Weight Heparin, or LMWH, antagonist drug compounds intended for human therapeutic use. The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the three- and six-months ended June 30, 2007 and 2006 and for the years ended December 31, 2006 and 2005.

Recent Development

On September 19, 2007, we filed a registration statement on Form SB-2 with the SEC that covers the offer and sale of units consisting of our common stock and warrants to purchase shares of our common stock in a registered direct offering, or the Registered Direct Offering to raise up to $30 million dollars in cash from the sale of our securities to support the commercialization of our current and future product candidates, to fund our research and development activities and for general working capital needs. We estimate that the size of the Registered Direct Offering will not exceed $25 million.

We have engaged placement agents in connection with the Registered Direct Offering. The placement agents are not purchasing any of the securities offered in the Registered Direct Offering, nor are they required to sell any specific number or dollar amount of securities, but will arrange for the sale of the securities we are offering on a “best efforts” basis. Because there is no minimum offering amount required as a condition to closing, the actual amount of securities to be sold, the pricing of the units, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum $30 million we are seeking in the Registered Direct Offering.

This registration statement pertaining to the Registered Direct Offering was filed to commence a new offering after we deregistered the securities covered under a previous registration statement on Form SB-2, which went effective on July 26, 2007.

Critical Accounting Policies and Practices

The preparation of our Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to adopt critical accounting policies and to make estimates and assumptions that affect the amounts reported in our Consolidated Financial Statements and accompanying notes. These critical accounting policies and estimates have been reviewed by our Audit Committee. The principal items in our Consolidated Financial Statements reflecting critical accounting policies or requiring significant estimates and judgments are as follows:

Stock-based compensation

From our inception, August 8, 2002, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation and have, since inception, recognized equity compensation expense over the requisite service period. Beginning January 1, 2006, we adopted SFAS No. 123(R), Share Based Payment using the modified-prospective method. There was no significant impact from switching from SFAS No. 123 to SFAS No. 123(R). Since inception, we have used the Black-Scholes formula to estimate the fair value of stock options and have elected to continue to estimate the fair value of stock options using the Black-Scholes formula. The volatility and expected term assumptions have the most significant effect on the results obtained from the Black-Scholes option-pricing model. We have to date assumed that stock options have an expected life of five years, representing about half of their contractual life, and assumed common stock volatility of between 41% and 71%. Higher estimates of volatility and expected life of the option increase the value of an option and the resulting expense. Given the absence of an active market for our common stock in prior periods, the fair value of our common stock has periodically been estimated using several criteria, including progress and milestones achieved in our research activities along with the price per share of our preferred and common stock offerings.

Deferred taxes

In assessing the realization of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon generating future taxable income during the period in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and projections for future taxable income over the periods in which the deferred tax asset items are deductible. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss, or NOL, and research and experimentation credit carryforward available in any given year upon the occurrence of certain events, including significant changes in ownership interest. Generally, a change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on that company’s ability to utilize its NOL carryforwards and tax credits from the tax periods prior to the ownership change. The rules providing for the definition of an ownership change are complex and we must perform a study to determine if we have undergone a change in ownership. We believe that we have undergone an ownership change and are subject to an annual limitation on the use of our NOL carryforwards pursuant to these provisions. As of December 31, 2006 and 2005, we have concluded that a full valuation allowance is necessary for deferred tax assets. See annual audited financial statement Note 4.

Results of Operations

Three- and Six-Months ended June 30, 2007 compared to three- and six-months ended June 30, 2006

Revenues and Expenses

Grant and research revenues were $168,000 and $401,000 for the three and six-month periods ended June, 30, 2007, respectively, compared to $265,000 and $282,000 for the three and six-months ended June 30, 2006, respectively. The respective decrease and increase in grant and research revenue for the three and six-month periods ended June 30, 2007 compared to the same period a year ago were the result of the timing of expenditures related to our three-year $2,900,000 National Institute of Health (NIH) grant which was awarded in April 2006 in support of our development of our i.v. antibiotic product candidate.

Research and development expenses were $2,407,000 and $3,682,000 for the three and six-month periods ended June 30, 2007, respectively, compared $637,000 and $1,148,000 for the same periods a year ago. The increases were the result of increased headcount and outside laboratory research costs associated with our preclinical development and lead optimization of our antimicrobial and anticoagulant antagonist programs.

General and administrative expenses were approximately $1,188,000 and $2,264,000 for the three and six-month periods ended June 30, 2007, respectively, compared to $1,114,000 and $2,090,000 for the same periods a year ago. The increases were primarily the result of increased accounting, legal and investor relations costs.

Interest income was $143,000 and $312,000 for the three and six-month periods ended June 30, 2007, respectively, compared to $170,000 and $261,000 for the same periods a year ago. The changes were the result of decreasing cash balances offset by increasing increased interest rates.

Historical Cash Flows

Operating Activities.  Cash used in operating activities during the six-month periods ended June 30, 2007 was approximately $3,899,000, compared to approximately $1,819,000 for the six-month periods ended June 30, 2006. The increase was attributed primarily to increased research and development expenses and increased general and administrative expenses.

Investing Activities.  Cash used for investing activities represents cash paid for the purchase of, and proceeds received from, the maturity of investments and cash paid for property and equipment. During the six-month periods ended June 30, 2007, $196,000 and $5,973,000 was used to purchase property and equipment and investments, respectively, and $0 and $6,000,000 was received from the maturities of investments, respectively. During the six-month periods ended June 30, 2006, $110,000 and $4,958,000 was used to purchase property and equipment and investments, respectively.

Financing Activities.  We have financed our operating and investing activities primarily from the proceeds of private placements of common and preferred stock. During the six-month periods ended June 30, 2007, we paid $107,000 in financing costs, received $183,000 from the exercise of stock options and paid $34,000 in principal associated with our capital leases. During the six-month periods ended June 30, 2006, we received net proceeds of $3,720,000 in connection with the placement of our Series 1 Preferred Stock.

Year ended December 31, 2006 compared to year ended December 31, 2005

Since inception, our only revenues have been from grants and other research arrangements. Grant and research revenues were $821,000 and $142,000 for the years ended December 31, 2006 and 2005, respectively. The increase in grant and research revenue was attributable to funds received in connection with our advanced technology grant from the National Institute of Health, or NIH, in support of our development of our i.v. antibiotic product candidate.

We incurred research and development expenses of $3,306,000 and $2,526,000 for the years ended December 31, 2006 and 2005, respectively. The increase was the result of increased headcount and outside laboratory research costs associated with our preclinical development and lead optimization of our antimicrobial program. Research and development costs include $205,000 and $491,000 related to stock-based compensation expense for the years ended December 31, 2006 and 2005, respectively.

General and administrative expenses were $4,174,000 and $2,434,000 for the years ended December 31, 2006 and 2005, respectively. The increase was the result of facility, investor relations and legal costs. General and administrative costs include $934,000 and $1,196,000 related stock-based compensation expense for the years ended December 31, 2006 and 2005, respectively. Of the increase, facility, investor relations and legal costs increased by approximately $466,000, $135,000 and $329,000 respectively.

Interest income was $693,000 and $54,000 for the years ended December 31, 2006 and 2005, respectively. The increase was a result of our increased average cash and investment balances along with increased interest rates.

Historical Cash Flows

Operating Activities.  Cash used in operating activities during the year ended December 31, 2006 increased to $4,319,000 as compared to $2,528,000 used for the year ended December 31, 2005. The increase is attributed primarily to increased research and development spending and increased general and administrative expenses.

Investing Activities.  Cash used for investing activities represents cash paid for purchases of investments and property and equipment, net of maturities of investments. During the year ended December 31, 2006, we purchased $10,810,000 of investments, of which $5,000,000 matured during 2006. We had no investment activity during 2005. During the years ended December 31, 2006 and 2005, property and equipment purchases were $274,000 and $76,000, respectively.

Financing Activities.  We have financed our operating and investing activities primarily from the proceeds of private placements of common and preferred stock. During the years ended December 31, 2006 and 2005, we received $3,720,000 and $14,186,000, respectively, in net proceeds of such issuances of stock.

Year ended December 31, 2005 compared to year ended December 31, 2004

Grant and research revenues were $142,000 and $358,000 for the years ended December 31, 2005 and 2004, respectively. The decrease in grant and research revenue was attributable to decreased grant funds available from the National Institute of Health, or NIH, for our research activities.

Research and development expenses were $2,526,000 and $1,352,000 for the years ended December 31, 2005 and 2004, respectively. The increase was the result of increased headcount and outside laboratory research costs associated with our preclinical development and lead optimization of our antimicrobial program. Research and development costs include $491,000 and $339,000 related to stock-based compensation expense for the years ended December 31, 2005 and 2004, respectively.

General and administrative expenses were $2,434,000 and $603,000 for the years ended December 31, 2005 and 2004, respectively. The increase was the result of higher stock-based compensation, patent, accounting and personnel costs. General and administrative costs include $1,196,000 and $6,000 related to stock-based compensation expense for the years ended December 31, 2005 and 2004, respectively. Of the increase, patent, accounting and personnel costs increased by approximately $178,000, $151,000 and $70,000, respectively.

Interest income was $54,000 and $7,000 for the years ended December 31, 2005 and 2004, respectively. The increase was a result of our increased average cash balance along with increased interest rates.

Historical Cash Flows

Operating Activities.  Cash used in operating activities during the year ended December 31, 2005 increased to $2,528,000 as compared to $1,378,000 used for the year ended December 31, 2004. The increase is attributed primarily to increased research and development spending and increased general and administrative expenses.

Investing Activities.  Cash used for investing activities represents cash paid for purchases of property and equipment. During the year ended December 31, 2005 and 2004 property and equipment purchases were $76,000 and $119,000, respectively.

Financing Activities.  During the year ended December 31, 2005, we received $14,186,000 in net proceeds of such issuances of stock, compared to $4,100,000 in proceeds received during the year ended December 31, 2004.

Liquidity and Capital Resources

As of June 30, 2007 and at December 31, 2006, we had cash and investments balances of approximately $10.6 million and $14.5 million, respectively, and total liabilities of approximately $3.1 million and $1.4 million, respectively. The decrease in our cash and investments balances was attributable to cash spent to fund our operations.

We are a development stage company and have not experienced significant revenue generating activities since our formation. We reached a positive working capital position for the first time in the fourth quarter of 2005 as a result of our financing activities. We have incurred operating losses for each year since our inception in 2002. Our principal activities, from the beginning of our development stage, have been organizational matters, issuance of stock, product research and development, fund raising and market research.

We believe our current cash balance is adequate to fund operations to the end of the first quarter of 2008 if other factors do not negatively impact our cash balance. We do anticipate requiring additional capital to fund our operations beyond the first quarter of 2008 to fund the research, development and commercialization of our product candidates.

Our future short and long-term capital requirements will depend on numerous factors, including continued progress and increased spending in our research and development activities, higher general and administrative expenses associated with being a public company, and other operational costs and expenses. To achieve operating profits, we, alone or with others, must successfully identify, develop and market product candidates. In the near-term, we do not expect to generate meaningful revenues from any source other than research grants. In addition to continued progress in our research and development activities, other factors which cannot be quantified and many of which we cannot control will also impact our short and long-term capital requirements, including: prosecuting and enforcing patent claims, technological and market developments, the ability to establish product development arrangements, the cost of manufacturing development, effective marketing activities and arrangements, and licensing or acquisition activity.

We expect to seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, and from other sources. To this end, on September 19, 2007, we filed a registration statement on Form SB-2 with SEC that covers the offer and sale of units consisting of our Common Stock and warrants to purchase shares of our Common Stock in the Registered Direct Offering to raise up to $30 million dollars in cash from the sale of our securities to support the commercialization of our current and future product candidates, to fund our research and development activities and for general working capital needs. We estimate that the size of the Registered Direct Offering will not exceed $25 million.

We have engaged placement agents in connection with the Registered Direct Offering. The placement agents are not purchasing any of the securities offered in the Offering, nor are they required to sell any specific number or dollar amount of securities, but will arrange for the sale of the securities we are offering on a “best efforts” basis. Because there is no minimum offering amount required as a condition to closing, the actual amount of securities to be sold, the pricing of the units, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum $30 million we are seeking in the Offering.

This registration statement pertaining to the Registered Direct Offering was filed to commence a new offering after we deregistered the securities covered under a previous registration statement on Form SB-2, which went effective on July 26, 2007.

In April 2006, we entered into a line of credit agreement with a financial institution. This line of credit provides for monthly interest-only payments at a variable per annum rate of 3% plus the 30-day LIBOR rate. The amount available under this line of credit ranges from 85% to 92% of cash and investments pledged as collateral with the same financial institution, based upon the amount and security type. There is currently no outstanding balance on this line of credit. In June 2006, we entered into a letter of credit agreement with the same financial institution to secure our payment obligations under our facility operating lease. This letter of credit is for $1,400,000, expires on December 31, 2007 and is secured by our credit line.

Plan of Operation

Over the next 12 months and going forward, with sufficient available financial resources we intend to pursue the following five research and development programs:

•	PMX-30063 as an i.v. antibiotic;

•	PMX-60056 as an anticoagulant (UFH and LMWH) antagonist;

•	topical ophthalmic antibiotic;

•	oral antibiotic; and

•	antimicrobial polymers for biomaterials applications.

We are currently conducting advanced preclinical development for PMX-30063 as our i.v. antibiotic and PMX-60056 as our UFH and LWMH antagonist product candidates and plan to submit IND applications for both product candidates during the first quarter of 2008. During the next 12 months, we anticipate spending approximately between $7 million and $9 million in research and development costs directly related to these two IND programs.

Based on results of future efficacy studies, toxicology studies and specific timings for IND filings, we plan to select our first product candidate, either PMX-30063, the i.v. antibiotic, or PMX-60056, the UFH and LMWH antagonist, for commencement into Phase I human clinical trials. We plan to continue to advance a second product candidate, either PMX-30063, the i.v. antibiotic, or PMX-60056, the UFH and LMWH antagonist, through preclinical development. Upon securing future additional capital resources, we plan to commence Phase I human clinical trials for our second product candidate, conduct additional preclinical development for an ophthalmic antibiotic indication and further develop our polymer biomaterials programs.

We estimate that it will cost at least $50 million in direct development costs over 36-42 months to file an NDA and thus bring to market each of PMX-30063 and PMX-60056 (at least $100 million for both product candidates). Our general commercialization strategy for these product candidates, if regulatory approval is obtained, is to:

•	build an infectious disease and acute cardiovascular business with a specialty sales force to market these product candidates to hospitals in North America; and

•	explore primary care and international sales opportunities for these products by out-licensing the sales and marketing of such product candidates to companies with primary care and/or international pharmaceutical market experience.

We also intend to conduct pre-clinical development of PMX-30063 and other antibiotic compounds for both topical and oral antibiotic applications. The primary topical application is an opthalmic topical antibiotic for the treatment of eye infections and the primary oral application is a non-absorbed oral antibiotic for the treatment of gastrointestinal infections. Subject to securing additional financing, we hope to file additional IND applications for the ophthalmic topical and non-absorbed oral antibiotic indications.

We are also evaluating our antibiotic compounds for a number of other topical applications, including topical antibiotic use for skin structure infections, oral healthcare applications for treatment of periodontal disease, a type of gum disease, topical treatment for ear infections, topical treatment of fungal infections, topical treatment of acne, and a variety of non-therapeutic applications in personal care and materials applications.

Similarly, as sufficient resources become available, we plan to pursue development of an angiogenesis inhibitor for use in fighting age related macular degeneration (AMD) and cancer. This development program will either be in cooperation with partners through joint venture or out-licensing arrangements or on our own, depending on our financial resources. If we pursue out-licensing arrangements, we would focus on generating a limited core of basic enabling data to support our efforts to license this product candidate to an out-licensing partner who will continue research and development efforts in developing marketable products.

To date we have only conducted preliminary experiments with our antimicrobial polymers for biomaterials applications and we do not currently plan to conduct advanced development of these product candidates in the foreseeable future. We intend to focus on generating a limited core of basic enabling data to support our efforts to license these product candidates to out-licensing partners who will continue research and development efforts in developing marketable products.

We believe that our pursuit of out-licensing opportunities and partners in the development and, if regulatory approval is obtained, marketing of our ophthalmic topical antibiotic, angiogenesis inhibitor and antimicrobial polymers will require minimal use of our resources. These product candidates and the out-licensing opportunities they present serve as a possible avenue to accelerate revenue generation, thereby helping us to fund development of our more-advanced product candidates, including our i.v. antibiotic and our UFH and LMWH antagonist.

In the near-term, we expect to continue to incur significant and increasing operating losses as a result of the research and development expenses we expect to incur in developing our product candidates and the general and administrative expenses we expect to incur as a reporting company under the Securities Exchange Act of 1934, as amended. Additionally, we do not expect to generate any revenues from sources other than research grants for the foreseeable future.

While we believe our current cash and investment balances are adequate to fund our operations through the first quarter of 2008, we will require additional capital resources, including the net proceeds from additional equity and debt financing transactions, in order to adequately fund our research and development activities beyond the first quarter of 2008. Our short and long-term capital requirements depend upon a variety of factors, including market acceptance for our technologies and product candidates and various other factors, many of which we cannot control, including:

•	continued progress of and increased spending related to our research and development activities, including our plan to hire additional research and development employees;

•	progress with preclinical experiments and clinical trials;

•	increased general and administrative expenses related to our becoming a reporting company; prosecuting and enforcing patent claims;

•	technological and market developments;

•	the ability to establish product development arrangements;

•	the cost of manufacturing development;

•	effective marketing activities and arrangements; and

•	licensing activity.

In order to continue the efforts outlined above, we will need to secure additional financing. However, no assurance can be given that necessary additional financing will be available on terms acceptable to us, if at all. If adequate additional funds are not available when required, we may have to delay, scale-back or eliminate certain aspects of our research, drug discovery or development activities or certain other portions of our operations and, as a result, our business may be materially and adversely affected.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(c)(2) of Regulation S-B.

Commitments and Contingencies

As described above, we believe our current cash and investment balances are adequate to fund operations, including the following commitments and contingencies, at least through 2007 if other factors do not negatively impact our cash and investment balances.

Lease Agreements (in thousands)

Capital Leases.  We have entered into lease agreements for laboratory equipment. The initial obligation under these capital leases was approximately $331,000. These equipment leases have terms of up to three years, at interest rates ranging from 9.5% to 11.5%. In connection with these capital leases we paid the following (in thousands):

					Period from
					August 8,
					2002
	Three-Months Ended		Six-Months Ended		(Inception) to
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007

Principal	$25	$—	$34	$—	$37
Interest	7	—	10	—	11

Total principal and interest	$32	$—	$44	$—	$48

Our future payments under these capital leases are as follows (in thousands):

	Principal	Interest	Total

2007	$61	$15	$76
2008	$133	$19	$152
2009	$100	$4	$104

Total minimum lease payments	$294	$38	$332

Operating Lease.  In June 2006, we entered into a lease agreement for 24,223 square feet of combined office and laboratory space located in Radnor, Pennsylvania. The initial term of the lease is 12 years. Payments under the lease commenced on December 1, 2006. Our future minimum lease payments under this non-cancelable operating lease are as follows (in thousands):

Operating
Leases

2007	$153
2008	$398
2009	$497
2010	$589
2011	$667
Thereafter	$5,001

Total minimum lease payments	$7,305

Patent License Agreements

University of Pennsylvania.  In January 2003, we entered into a Patent License Agreement with the University of Pennsylvania, or Penn. Under the terms of the agreement, we were granted an exclusive, worldwide royalty-bearing license to make and sell products utilizing seven of Penn’s issued or pending patents for the life of such patents. One issued patent and five patent applications cover the composition of matter on antimicrobial compounds, including small molecules, oligomers and polymers. One patent application covers the composition and use of polycatonic compounds for treating cancer. If a change-of-control event occurs, in which we transfer the license to these patents to a third party, we are acquired by another company, or we conduct an initial public offering of our securities, we are required to pay a 3% royalty on the gross sales for licensed products that are sold as pharmaceuticals, a 1.5% royalty on products sold as coatings for use in medical devices and a 0.5% royalty on other products. We are permitted to sublicense the patents provided that (a) the sublicensee is prohibited from further licensing of the patents and (b) the sublicensee is subject to all of the terms of the original license granted to us. In addition, we are required to share with Penn any consideration we receive from sublicensing our patents to a third party.

University of Massachusetts.  We have entered a sponsored research agreement with the University of Massachusetts, or UMass. Under the terms of this annual renewable agreement, we have the exclusive option to license any intellectual property that may be generated by Dr. Gregory Tew pursuant to research sponsored under the agreement. We may exercise this option by issuing 7,500 shares of our common stock to UMass for each $100,000 of research conducted by Dr. Tew. If we exercise this option, we are also required to reimburse UMass for direct patent costs incurred by it for the patents licensed by us. We sponsored $118,000 of Dr. Tew’s research for 2006 and have agreed to sponsor $107,000 of Dr. Tew’s research for 2007.

Other

Agreements with Employees.  We have entered into employment agreements with various executives. These agreements provide for severance arrangements and accelerated vesting of equity compensation awards in the event that the executive is terminated by us other than for cause or disability or if the executive resigns or good reason.

Credit Line.  In April 2006, we entered into a line of credit agreement with a financial institution. This line of credit provides for monthly interest-only payments at a variable per annum rate of 3% plus the 30-day LIBOR rate. The amount available under this line of credit ranges from 85% to 92% of cash and investments pledged as collateral, based upon the amount and security type. There is currently no outstanding balance on this line of credit. In June 2006, we entered into a letter of credit agreement with the same financial institution to secure our payment obligations under our facility operating lease. This letter of credit is for $1,400,000, expires on December 31, 2007 and is secured by our credit line.

Recently Issued Accounting Pronouncements

In September 2006, the Securities Exchange Commission Staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement are material, the prior year financial statements should be corrected. In the year of adoption (fiscal years ending after November 15, 2006, or our fiscal year ended December 31, 2006 in our case), the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than including the adjustment in the current year income statement. Upon completing our evaluation of the requirements of SAB No. 108, we determined it did not affect our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by us in the first quarter of fiscal year 2008. We are unable at this time to determine the effect that the adoption of SFAS 157 will have on our consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are unable at this time to determine the effect that the adoption of SFAS 159 may have on our consolidated results of operations and financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which is applicable for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement for financial statement recognition and measurement of a tax position reported or expected to be reported on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. On January 1, 2007, we adopted FIN 48. Prior to the adoption of FIN 48, our policy was to recognize tax benefits of uncertain tax positions only if it was “probable” that the position would be sustained. FIN 48 requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. As a result of the adoption of FIN 48, no adjustments were made to retained earnings for unrecognized tax benefits.

We file income tax returns in the U.S. federal jurisdiction and Pennsylvania. Our policy is to record interest and penalties on uncertain tax positions as income tax expense. The tax years back to 2002 remain open to examination by the major taxing jurisdictions where we file. Net operating loss and credit carryforwards from earlier periods also remain open to examination by taxing authorities, and will for a period post utilization. We do not reasonably estimate that the unrecognized tax benefit will change significantly within the next twelve months. Any changes in the future would also have no impact on the effective tax rate due to the existence of a full valuation allowance. At March 31, 2007, we have no material amounts recorded for uncertain tax positions, interest or penalties in the accompanying consolidated financial statements.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Fordham Financial Management, Inc.

We issued to Fordham Financial Management, Inc., or Fordham Financial, warrants to purchase an aggregate of 2,822,000 shares of our common stock. The warrants, which Fordham Financial received for its placement services pursuant to the Placement Agent Agreement described below, represented approximately 9.9% of our common stock as of August 31, 2007, determined in accordance with the beneficial ownership rules of the SEC — see the beneficial ownership table under the heading “Security Ownership of Certain Beneficial Owners and Management” on pages 44-45 of this prospectus. Fordham Financial has distributed warrants to purchase an aggregate of 1,467,913 to current and former employees pursuant to arrangements that these persons have or had with Fordham Financial in connection with their services in the private placement of our Series 1 preferred stock in which Fordham Financial served as placement agent.

Placement Agent Agreement

In October 2005, we entered into a Placement Agent Agreement with Fordham Financial. As consideration for the placement services rendered by Fordham Financial in connection with our Series 1 preferred stock offering, during the period from November 2005 to February 2006 Fordham Financial received:

•	a total of $1,888,200 in commissions, which represented 10% of the gross proceeds we received for shares of Series 1 preferred stock placed by Fordham Financial;

•	a total non-accountable expense allowance of $566,460, which represented 3% of the gross proceeds we received for shares of Series 1 preferred stock placed by Fordham Financial; and

•	warrants to purchase an aggregate of up to 2,822,000 shares of our common stock, which represented a warrant to purchase 6,800 shares of our common stock for each unit of 17,000 shares of Series 1 preferred stock placed by Fordham Financial. The warrants are currently exercisable, have an exercise price of $1.80 per share and expire on November 8, 2010. The warrants also contain weighted average anti-dilution protection and a cashless exercise provision.

Pursuant to the terms and provisions of the Placement Agent Agreement, we agreed to indemnify and hold harmless Fordham Financial and each person who controls Fordham Financial within the meaning of Section 15 of the Securities Act, against any and all losses, claims, damages or liabilities resulting from any untrue statement in or omission from the offering materials related to the offering of Series 1 preferred stock or any amendment thereto.

William Baquet, the CEO, principal stockholder and a director of Fordham Financial, entered into various stock purchase agreements in his private capacity with prior stockholders of our Company. As a result, Mr. Baquet currently owns 570,000 shares of our common stock.

Financial Consulting Agreement

In November 2005, we entered into a Financial Consulting Agreement with Fordham Financial pursuant to which Fordham agreed to provide us with certain financial consulting services, such as advising and assisting us in matters pertaining to our financial requirements, assisting in formulating plans and methods of financing, assisting in obtaining financial management, technical and advisory services, and financial and corporate public relations, during the 12 month period ended in November 2006. As consideration for these financial consulting services, during the period from November 2005 to February 2006, we paid Fordham Financial a total of $188,820, which represented 1% of the gross proceeds we received for shares of Series 1 preferred stock placed by Fordham Financial.

CORPORATE GOVERNANCE

Our business, property and affairs are managed by, or under the direction of, our board of directors, or Board, in accordance with the General Corporation Law of the State of Delaware and our By-Laws. Members of the Board are kept informed of our business through discussions with our President/Chief Executive Officer and key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for the Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Independence of Directors

In December 2005, the Board adopted a set of Nominating and Corporate Governance Principles and Policies (the “Principles and Policies”), addressing, among other things, standards for evaluating the independence of our directors. These Principles and Policies comply with the applicable rules of the American Stock Exchange (“AMEX”), the securities exchange to which we have applied for listing of our shares of Common Stock in the future. Pursuant to these Principles and Policies, the Board undertook its annual review of director independence in December 2006. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board and thus, nominated for election at the Annual Meeting, are independent of the Company under the standards set forth in the Principles and Policies and applicable AMEX rules, with the exception of Nicholas Landekic, who is employed by the Company.

Committees of our Board of Directors

The Board has three committees: the Audit Committee (which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Compensation Committee, and the Governance Committee. Shaun O’Malley (Chairman), William Kelley and Frank Slattery are the current members of the Audit Committee. Frank DeLape (Chairman), William Kelley, and Michael Lewis are the current members of the Compensation Committee. William Kelley (Chairman), Shaun O’Malley and Frank Slattery are the current members of the Governance Committee. Charters have been adopted for all committees. On January 17, 2007, Mr. I. Wistar Morris III resigned from the Board of Directors and, accordingly, the Audit Committee and Governance Committee.

Audit Committee

The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined in the Principles and Policies and under the rules of the SEC and AMEX. In addition, the Board has determined that Shaun O’Malley, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC and AMEX. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.polymedix.com (under “Investors”). The Audit Committee met five times during 2006 and all of the members of the Audit Committee attended at least 80% of such meetings of the Audit Committee. The role of the Audit Committee is to:

•	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

•	oversee management’s maintenance of internal controls and procedures for financial reporting;

•	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

•	oversee the independent auditor’s qualifications and independence;

•	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

•	prepare the report required by the rules of the SEC to be included in our proxy statement; and

•	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the American Stock Exchange and the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee consists of three non-employee directors, all of whom are “independent” as defined in the Principles and Policies and AMEX rules. The Compensation Committee met three times during 2006 and one member missed one meeting of the Compensation Committee. The role of the Compensation Committee is to:

•	develop and recommend to the independent directors of the Board the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

•	review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our senior executives (Vice Presidents and above);

•	review, approve and recommend to the Board the aggregate number of stock options to be granted to employees below the level of Vice President;

•	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders; and

•	prepare certain portions of our annual proxy statement, including an annual report on executive compensation.

A copy of the charter of the Compensation Committee is available on our website at www.polymedix.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the search firm’s fees and other retention terms. During 2006, the Compensation Committee engaged RMA Associates to provide salary, bonus, equity and other compensation data for executives for similarly sized companies in our industry. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) consists of three independent directors, as that term is defined in the Principles and Policies and AMEX rules. The Governance Committee met four times during 2006 and all of the members of the Governance Committee attended each meeting. The role of the Governance Committee is to:

•	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

•	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

•	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to our Company, our management, and operations;

•	to review on an annual basis and recommend to the Board one member of the Board to serve as Chair;

•	annually recommend to the Board persons to be nominated for election as directors;

•	recommend to the Board the members of all standing Committees;

•	adopt or develop for Board consideration corporate governance principles and policies; and

•	provide oversight to the strategic planning process conducted annually by Company management.

A copy of the charter of the Governance Committee is available on our website at www.polymedix.com (under “Investors”).

Generally, the Board seeks diverse members who possess the background, skills and expertise to make a significant contribution to the Board, our Company and our stockholders. The Governance Committee looks for relevant experience, such as high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting our Company, and the ability and willingness to contribute special competencies to Board activities. The Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank DeLape, William Kelley, and Michael Lewis. Except for Mr. DeLape, none of these individuals has ever been an officer or employee of the Company. From August 2005 to November 2005, Mr. DeLape served as the sole officer as well as director of PolyMedix, Inc, formerly BTHC II Acquisition Corp. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Code of Conduct

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

The Code of Ethics includes procedures for reporting violations of the Code of Ethics. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Ethics is intended to comply with the rules of the SEC and AMEX and includes these required procedures. The Code of Ethics is available on our website at www.polymedix.com (under “Investors”). We also filed the Code of Ethics as Exhibit 14 to our Annual Report on Form 10-KSB for the year ended December 31, 2006, which was filed with the SEC on March 19, 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since August 18, 2006, our common stock has been traded on the OTC Bulletin Board under the symbol “PYMX”. The market for our common stock is limited and volatile. The following table sets forth the range of high and low bid quotations or high and low closing prices, as applicable, for our common stock for each of the periods indicated as reported by the OTC Bulletin Board. The prices quoted on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commissions. The OTC Bulletin Board prices listed below may not represent actual transaction prices.

	2007
	High	Low

First Quarter	$4.00	$1.60
Second Quarter	$2.35	$1.55
Third Quarter	$2.10	$0.75

	2006
	High	Low

Third Quarter	$5.00	$4.46
Fourth Quarter	$4.60	$2.50

Pursuant to a Registration Rights Substitution Agreement, holders of approximately 8,880,000 shares of our common stock who were former holders of Series 1 preferred stock have rights, subject to certain conditions, to require us to include their shares of common stock on a separate registration statement that we agreed to file on the earlier of (i) 90 days following the effectiveness of a registered offering by us or (ii) September 1, 2007. In addition, the holders of outstanding warrants to purchase 2,822,000 shares of common stock have these same rights with respect to the shares of common stock issuable upon exercise of these warrants. We are currently in discussions the holders of a majority of these shares to postpone the filing of the registration statement relating to the resale of these shares so that selling stockholders may be able to provide us with information to be included in the registration statement.

Holders of Record

As of June 30, 2007, there were approximately 600 holders of record of shares of common stock.

Dividends

Since our reincorporation in Delaware in March 24, 2005, we have not paid or declared any cash dividends on our common stock. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

(c)
Number of Securities
	(a)		Remaining Available
	Number of Securities	(b)	for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plan
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights(1)(2)	Warrants and Rights	Reflected Column (a))

Equity compensation plans approved by security holders(1)	4,305,667	$1.81	1,117,333
Equity compensation plans not approved by security holders	—	—	—
Total:	4,305,667	$1.81	1,117,333

(1)	Represents 1,423,000 and 2,882,667 shares of our common stock issuable under our 2002 Equity Compensation Plan and our 2005 Omnibus Equity Compensation Plan, respectively as of December 31, 2006.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 90,000,000 shares of common stock, par value $0.001 per share, of which 28,545,177 shares were issued and outstanding as of June 30, 2007, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Units

Each unit will consist of           shares of common stock and warrants to purchase           shares of common stock.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore subject to the rights of preferred stockholders. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001 per share, and the Board of Directors is authorized to create one or more series of preferred stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of preferred stock. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

On November 4, 2005, the Board of Directors approved a certificate of designations to designate 7,055,000 shares of the Company’s preferred stock as Series 1 preferred stock. On June 4, 2007, the Company’s stockholders approved an amendment to the Company’s certificate of designations of the Series 1 preferred stock to provide for the automatic and immediate conversion of each share of Series 1 preferred stock into 2.247 shares of the Company’s common stock. The amendment became effective on June 5, 2007. Notwithstanding the filing of the amendment and the resulting conversion of the Series 1 preferred stock, the holders of our Series 1 preferred stock at the time of the conversion will retain certain anti-dilution protection through December 31, 2007, so that if we issue certain securities prior to January 1, 2008 at a price per share less than $1.50, these holders will receive additional shares of our common stock.

Warrants Issued in Series 1 Preferred Stock Offering

We have outstanding warrants to purchase 2,822,000 shares of common stock that were issued to Fordham Financial, as placement agent, in connection with the private placement of our Series 1 preferred stock. These warrants have an exercise price of $1.80 per share and expire on November 8, 2010. These warrants have weighted average anti-dilution protection and provisions for cashless exercise. Fordham has distributed warrants to purchase an aggregate of 1,467,913 shares of our common stock to current and former employees pursuant to arrangements that these persons have or had with Fordham in connection with their services in the private placement.

Warrants to be Issued as Part of this Offering

The warrants offered in this offering will be issued pursuant to a subscription agreement between each of the investors and us. You should review a copy of the subscription agreement, and the form of warrant, which is attached thereto and which will be filed as an exhibit to an amendment to the registration statement filed with the SEC in connection with this offering, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the warrants.

Each warrant represents the right to purchase up to           shares of common stock at an exercise price equal to $      per share, subject to adjustment as described below. Each warrant may be exercised on or after the closing date of this offering through and including the fifth anniversary of the closing date.

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

We expect the warrants issued to the placement agents will be in substantially the same form as the warrants comprising part of the units issued to the investors in the offering other than potentially with respect to the exercise price.

Anti-Takeover Effects of Delaware Law, our Certificate of Incorporation and our By-laws

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of our company.

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Our stockholders may also take any action by written consent in lieu of a meeting.

Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors. In addition, the affirmative vote of the holders of at least three-fourths of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs.

PLAN OF DISTRIBUTION

Needham & Company, LLC, Rodman & Renshaw, LLC and WBB Securities, LLC, which refer to as the placement agents, have entered into a placement agent agreement with us pursuant to which Needham & Company, LLC and Rodman & Renshaw, LLC have agreed to act as our co-lead placement agents and WBB Securities, LLC has agreed to act as co-placement agent in connection with this offering. Among other things, the placement agents will assist us in identifying and evaluating prospective qualified investors and approach qualified investors regarding the offering. The placement agents intend to market the securities on a “best efforts” agency basis, including “road shows” for our Company, primarily to accredited institutional investors. The placement agents will have no obligation to buy any of the units from us, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the units. We will enter into subscription agreements directly with investors in connection with this offering.

The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our officers, our counsel, and our independent auditors. On the closing date, we will issue the shares of common stock and warrants to the investors and we will receive funds in the amount of the aggregate purchase price.

We currently anticipate the closing of the sale of the common stock and warrants on          .

On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the units being sold by us on such closing date, less the amount of the fees we are paying to the placement agent;

•	we will cause to be delivered the common stock being sold on such closing date in book-entry form and issue the warrants to the investors; and

•	we will pay the placement agents their fees and issue the placement agents their warrants in accordance with the terms of the placement agency agreement.

We have agreed to pay the placement agents total fees equal to 7% of the gross proceeds of the offering of units by us. We have also agreed to issue the placement agents warrants to purchase shares of our common stock at an exercise price of $      based upon the gross proceeds received by us in the offering. If we receive gross proceeds between $15 million and up to but not including $20 million, we will issue the placement agents warrants to purchase 2% of the number of shares of common stock sold by us in the offering. If we receive gross proceeds between $20 million and up to but not including $25 million, we will issue the placement agents warrants to purchase 3% of the number of shares of common stock sold by us in the offering. If we receive gross proceeds of $25 million or more, we will issue the placement agents warrants to purchase 4% of the number of shares of common stock sold by us in the offering. WBB Securities, LLC has elected not to receive warrants in this transaction. Consequently, Needham & Company, LLC and Rodman & Renshaw, LLC will each receive 50% of the aggregate number warrants issued to the placement agents in the offering. We expect the warrants issued to the placement agents will be in substantially the same form as the warrants comprising part of the units issued to the investors in the offering other than potentially with respect to the exercise price.

The following table shows the per-unit and total placement agent fee to be paid by us to each of the placement agents. These amounts are shown assuming all of the units offered pursuant to this prospectus are issued and sold by us.

Placement Agent
	Fee Per Unit	Total

Needham & Company, LLC	$	$
Rodman & Renshaw, LLC	$	$
WBB Securities, LLC	$	$

We are offering pursuant to this prospectus up to $30 million of our units, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than $30 million of our units, in which case our net proceeds would be substantially reduced and the total placement agents’ fees may be substantially less than the maximum total set forth above.

We have also agreed to reimburse the placement agents for all costs and expenses incident to the performance of our obligations in connection with this offering, including the fees and disbursements of the placement agents’ legal counsel, up to $100,000. We estimate that the total expenses of the offering by us, excluding the placement agents’ fees, will be approximately $629,075.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Needham & Company, LLC and Rodman & Renshaw, LLC for a period of 90 days after the date of this prospectus, except issuances or the obligation to file a registration statement pursuant to existing contractual rights or obligations or issuances pursuant to the exercise of employee stock options or warrants outstanding on the date hereof or pursuant to conversion of our convertible notes outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC and Rodman & Renshaw, LLC waive, in writing, such an extension.

Our officers and directors have agreed that, with limited exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Needham & Company, LLC and Rodman & Renshaw, LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC and Rodman & Renshaw, LLC waive, in writing, such an extension.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from the placement agents’ engagement as placement agents in connection with this offering. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

The placement agency agreement with the placement agents will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K, each of which will be filed with the SEC in connection with the consummation of this offering.

The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering, but they may enter into one or more sub-placement agreements with securities dealers to assist with the distribution of units in the offering. Notwithstanding anything to the contrary contained herein, we shall not be responsible for paying any fees or compensation to any persons pursuant to such arrangements.

EXPERTS

The financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and for the period from August 8, 2002 (Inception) to December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Pepper Hamilton LLP.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS.

None.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are a Delaware corporation. Article Seventh of our Amended and Restated Certificate of Incorporation provides to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”), that our directors or officers will not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. Section 145 of the DGCL provides that a corporation may indemnify directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification is permitted only for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification for expenses where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article VIII of our Bylaws provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of ours, or is or was serving at our written request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees as incurred) reasonably incurred by him.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act covering the sale of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith.

The Registration Statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at http://www.sec.gov.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006 AND
FOR THE THREE- AND SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006
AND FOR THE PERIOD
AUGUST 8, 2002 (INCEPTION) TO JUNE 30, 2007

Condensed Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F-2
Condensed Consolidated Statements of Operations for the Three and Six-Months Ended June 30, 2007 and 2006 and for the Period from August 8, 2002 (Inception) to June 30, 2007	F-3
Condensed Consolidated Statements of Cash Flows for the Three and Six-Months Ended June 30, 2007 and 2006 and for the Period from August 8, 2002 (Inception) to June 30, 2007	F-4
Notes to Consolidated Financial Statements	F-5

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(unaudited)
	(in thousands, except
	per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$4,575	$8,601
Short-term investments	6,020	5,928
Prepaid expenses and other current assets	881	60

Total current assets	11,476	14,589
Property and Equipment:
Computers	209	189
Office furniture and lab equipment	801	479
Accumulated depreciation	(195)	(115)

Total property and equipment	815	553

TOTAL ASSETS	$12,291	$15,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,676	$498
Accrued expenses	673	473
Short-term portion of capital lease obligation	126	31

Total current liabilities	2,475	1,002
Deferred rent	479	325
Long-term portion of capital lease obligation	168	69

Total liabilities	3,122	1,396
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred Stock ($0.001 par value; 10,000 shares authorized; 0 and 7,483 issued and outstanding at June 30, 2007 and December 31, 2006, respectively) (Liquidation value $0 and $22,450 at June 30, 2007 and December 31, 2006, respectively)	—	7
Common Stock ($0.001 par value; 90,000 shares authorized; 28,545 and 12,480 issued and outstanding at June 30, 2007 and December 31, 2006, respectively)	29	12
Additional paid-in capital	28,082	27,437
Deficit accumulated during the development stage	(18,942)	(13,709)
Unrealized loss on available for sale securities	—	(1)

Total stockholders’ equity	9,169	13,746

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,291	$15,142

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

					For the Period
					August 8, 2002
	Three-Months		Six-Months		(Inception) to
	Ended June 30,		Ended June 30,		June 30,
	2007	2006	2007	2006	2007
	(unaudited)
	(in thousands, except per share amounts)

Revenues:
Grant and research revenues	$168	$265	$401	$282	$1,722

Total revenues	168	265	401	282	1,722
Operating Expenses:
Research and development	2,407	637	3,682	1,148	11,544
General and administrative	1,188	1,114	2,264	2,090	10,190

Total operating expenses	3,595	1,751	5,946	3,238	21,734
Other Income:
Interest income	143	170	312	261	1,070

Total other income	143	170	312	261	1,070

Net loss	$(3,284)	$(1,316)	$(5,233)	$(2,695)	$(18,942)

Conversion inducement and dividends on Series 1 preferred stock	(2,057)	(402)	(2,247)	(619)	(5,273)

Net loss attributable to common stockholders	$(5,341)	$(1,718)	$(7,480)	$(3,314)	$(24,215)

Net loss per common share - basic and diluted	$(0.24)	$(0.14)	$(0.40)	$(0.27)

Weighted average common shares outstanding — basic and diluted	21,918	12,190	18,718	12,141

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period
			August 8, 2002
	Six-Months		(Inception) to
	Ended June 30,		June 30,
	2007	2006	2007
	(unaudited)
	(in thousands)

Cash Flows from Operating Activities:
Net loss	$(5,233)	$(2,695)	$(18,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	80	29	195
Accretion of discount on investment securities	(117)	—	(235)
Stock-based compensation	471	561	3,652
Increase in prepaid expenses and other current assets	(367)	(406)	(427)
Increase in accounts payable, accrued expenses and deferred rent	1,267	692	2,481

Net cash used in operating activities	(3,899)	(1,819)	(13,276)
Cash Flows from Investing Activities:
Cash paid for property and equipment	(196)	(110)	(681)
Purchases of investments	(5,973)	(4,958)	(16,783)
Proceeds from maturities of investments	6,000	—	11,000

Net cash used in investing activities	(169)	(5,068)	(6,464)
Cash Flows from Financing Activities:
Proceeds from issuance of stock, net of financing costs	(107)	3,720	24,169
Proceeds from stock option exercises	183		183
Principal payments on capital lease obligations	(34)	—	(37)

Net cash provided by financing activities	42	3,720	24,315

Net increase (decrease) in cash and cash equivalents	(4,026)	(3,167)	4,575
Cash and cash equivalents — beginning of period	8,601	15,287	—

Cash and cash equivalents — end of period	$4,575	$12,120	$4,575

Non-Cash Investing Activities:
Property and equipment acquired under capital lease	$228	$—	$331
Non-Cash Financing Activities:
Conversion inducement and dividends on Series 1 preferred stock	$2,247	$—	$5,273
Warrants issued to placement agent	$—	$446	$2,149
Capital lease obligation	$228	$—	$331

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In these condensed consolidated financial statements, “PolyMedix,” “we,” “us” and “our” refer to PolyMedix, Inc. and its wholly owned subsidiary PolyMedix Pharmaceuticals, Inc. and “Common Stock” refers to PolyMedix’s common stock, par value $0.001 per share.

1 — Organization and Business Activities

We are a development stage biotechnology company focused on treating infectious diseases and cardiovascular disorders with small molecule compounds that mimic the natural activity of proteins (biomimetics). Since 2002, we have been a development stage enterprise, and accordingly, our operations have been directed primarily toward developing business strategies, raising capital, research and development activities, conducting pre-clinical testing of our product candidates, exploring marketing channels and recruiting personnel.

We are highly dependent on the success of our research, development and licensing efforts and, ultimately, upon regulatory approval and market acceptance of our products under development. While we believe our current cash and investment balances are adequate to fund our operations at least through the first quarter of 2008, if other factors do not negatively impact our cash and investment balances, we will require additional capital resources, including the net proceeds from additional equity and debt financing transactions, in order to adequately fund our research and development activities beyond the first quarter of 2008. If additional capital resources are not obtained during 2007, we may scale back or postpone certain development programs until such additional capital resources have been obtained. Our short and long-term capital requirements depend upon a variety of factors, including market acceptance for our technologies and product candidates and various other factors.

On May 9, 2007, we filed an initial registration statement on Form SB-2 with the Securities and Exchange Commission (or “SEC”), which was most recently amended on July 24, 2007 and went effective on July 26, 2007. The registration statement, as amended, covers the offer and sale of units (the “Offering) consisting of our Common Stock and warrants to purchase shares of our Common Stock in a registered direct offering to a limited number of accredited institutional investors to raise up to $30 million dollars in cash from the sale of our securities to support the commercialization of our current and future product candidates, to fund our research and development activities and for general working capital needs. We estimate that the size of the Offering will not exceed $25 million.

We have engaged placement agents in connection with the Offering. The placement agents are not purchasing any of the securities offered in the Offering, nor are they required to sell any specific number or dollar amount of securities, but will arrange for the sale of the securities we are offering on a “best efforts” basis. Because there is no minimum offering amount required as a condition to closing, the actual amount of securities to be sold, the pricing of the units, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum $30 million we are seeking in the Offering.

We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our deficit accumulated during the development stage through June 30, 2007 aggregated $18,942,000, and we expect to continue to incur substantial losses in future periods.

Interim Financial Information

The condensed consolidated financial statements include the accounts of PolyMedix, Inc. and its wholly-owned subsidiary, PolyMedix Pharmaceuticals, Inc. All intercompany accounts and transactions have been eliminated in consolidation. The information as of June 30, 2007 and for the periods ended June 30, 2007 and 2006, is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which, in our opinion, are necessary to state fairly the financial information set forth in accordance with accounting principles generally accepted in the United States of America. The interim results are not necessarily indicative

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the results to be expected for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006 included in our annual report on Form 10-KSB filed with the SEC on March 19, 2007.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the value of our Common Stock, preferred stock, stock options and warrants.

2 — Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (or “FASB”) issued Statement of Financial Accounting Standards (or “SFAS”) No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by us in the first quarter of fiscal year 2008. We are unable at this time to determine the effect that the adoption of SFAS 157 will have on our consolidated results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are unable at this time to determine the effect that the adoption of SFAS 159 may have on our consolidated results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which is applicable for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement for financial statement recognition and measurement of a tax position reported or expected to be reported on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. On January 1, 2007, we adopted FIN 48. Prior to the adoption of FIN 48, our policy was to recognize tax benefits of uncertain tax positions only if it was “probable” that the position would be sustained. FIN 48 requires application of a “more likely than not” threshold to the recognition and derecogntion of tax positions. As a result of the adoption of FIN 48, no adjustments were made to retained earnings for unrecognized tax benefits.

We file income tax returns in the U.S. federal jurisdiction and Pennsylvania. Our policy is to record interest and penalties on uncertain tax positions as income tax expense. The tax years back to 2002 remain open to examination by the major taxing jurisdictions where we file. Net operating loss and credit carryforwards from earlier periods also remain open to examination by taxing authorities, and will for a period post utilization. We do not reasonably estimate that the unrecognized tax benefit will change significantly within the next twelve months. Any changes in the future would also have no impact on the effective tax rate due to the existence of a full valuation allowance. At June 30, 2007, we have no material amounts recorded

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for uncertain tax positions, interest or penalties in the accompanying condensed consolidated financial statements.

3 — Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting of comprehensive income and its components. Comprehensive income consists of reported net income or loss and other comprehensive income (i.e. other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles are excluded from net income or loss as reported on the statement of operations). The comprehensive loss for each of the periods presented is materially the same as the net loss in the condensed consolidated statement of operations.

4 — Short-Term Investments

Short-term investments consist of investment grade fixed income securities with original maturities of greater than three months. All investments are classified as “available for sale”, and are considered current assets. As of June 30, 2007, all short-term investments had maturities of less than one-year.

The following summarizes the short-term investments as of June 30, 2007 and December 31, 2006, which were invested solely in U.S. government obligations (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses		Fair Value

June 30, 2007	$6,020	$—	$—		$6,020
December 31, 2006	$5,929	$—		$(1)	$5,928

5 — Stock-Based Compensation

We maintain equity compensation plans under which grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards are granted to selected employees, non-employee directors and key advisors. Since our inception on August 8, 2002, we have recognized equity compensation expense over the requisite service period using the Black-Scholes-Merton formula to estimate the fair value of stock options. Beginning January 1, 2006, we adopted SFAS No. 123(R) Share-Based Compensation under the modified prospective approach. The following table summarizes the total stock-based compensation expense included in our unaudited condensed consolidated statements of operations (in thousands):

	Three-Months		Six-Months		Period from August 8,
	Ended June 30,		Ended June 30,		2002 (Inception) to
	2007	2006	2007	2006	June 30, 2007

Research and Development	$64	$16	$122	$18	$1,160
General and administrative	185	247	349	543	2,492

Total stock-based compensation expense	$249	$263	$471	$561	$3,652

As of June 30, 2007, there were 4,430,000 shares of Common Stock issuable upon exercise of outstanding stock options and 868,000 shares of Common Stock available for issuance of future equity compensation awards in connection with our equity compensation plans. As of June 30, 2007, there were approximately $1,903,000 of total unrecognized compensation cost related to non-vested stock options, which will be amortized over the weighted average remaining service period of approximately 1.20 years.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6 — Stockholders’ Equity

Common Stock

We are authorized to issue 90,000,000 shares of Common Stock, with a par value of $0.001, of which 28,545,000 and 12,480,000 were issued and outstanding as of June 30, 2007 and December 31, 2006, respectively.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001, of which 0 and 7,483,000 were issued and outstanding at June 30, 2007 and December 31, 2006, respectively.

In June 2007 our stockholders voted to approve an amendment to our Series 1 Preferred Stock certificate of designations to provide for the automatic and immediate conversion of each share of Series 1 Preferred stock into 2.247 shares of our Common Stock. The number of shares of Common Stock these former holders of the Series 1 preferred stock received as a result of this conversion is the same number of shares of Common Stock that these holders would have been entitled to receive when, under the terms of the Series 1 preferred stock in effect immediately prior to the conversion, the shares were to automatically convert to Common Stock on December 31, 2008. The fair value of the additional shares paid to the then Series 1 Preferred stockholders was approximately $2,247,000, which has been deducted from our net loss in arriving at net loss attributable to Common Stock holders. In addition, notwithstanding the conversion, these former holders of Series 1 preferred stock maintain their anti-dilution protection through December 31, 2007 so that if we issue certain securities prior to January 1, 2008 at a price per share less than $1.50, these holders will receive a number of additional shares of Common Stock equal to the number of additional shares of Common Stock they would have been entitled to receive upon conversion of the Series 1 preferred stock if a dilutive issuance had occurred prior to the conversion.

Warrants

We issued warrants to purchase 2,822,000 shares of Common Stock in connection with the private placement of Series 1 preferred stock at an exercise price of $1.80 per share to the placement agent of our Series 1 Preferred Stock. These warrants expire on November 8, 2010.

Financing Costs

As of June 30, 2007, we have incurred $454,000 in financing costs associated with the Offering of units consisting of our Common Stock and warrants to purchase shares of our Common Stock in a registered direct offering described above in Note 1. These costs are included in prepaid expenses and other current assets at June 30, 2007 and will be offset with the proceeds received from the Offering and included in stockholders equity upon closing of the Offering.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7 — Commitments and Contingencies

Capital Leases

We have entered into lease agreements for laboratory equipment. The initial obligation under these capital leases was approximately $331,000. These equipment leases have terms of up to three years, at interest rates ranging from 9.5% to 11.5%. In connection with these capital leases we paid the following (in thousands):

					Period from
					August 8,
					2002
	Three-Months		Six-Months		(Inception) to
	Ended June 30,		Ended June 30,		June 30,
	2007	2006	2007	2006	2007

Principal	$25	$—	$34	$—	$37
Interest	7	—	10	—	11

Total principal and interest	$32	$—	$44	$—	$48

Our future payments under these capital leases are as follows (in thousands):

	Principal	Interest	Total

2007	$61	$15	$76
2008	$133	$19	$152
2009	$100	$4	$104

Total minimum lease payments	$294	$38	$332

Operating Lease

In June 2006, we entered into a lease agreement for 24,223 square feet of combined office and laboratory space located in Radnor, Pennsylvania. The initial term of the lease is 12 years. Payments under the lease commenced on December 1, 2006. Our future minimum lease payments under this non-cancelable operating lease are as follows (in thousands):

Operating
Leases

2007	$153
2008	$398
2009	$497
2010	$589
2011	$667
Thereafter	$5,001

Total minimum lease payments	$7,305

Patent License Agreements

University of Pennsylvania.  In January 2003, we entered into a Patent License Agreement with the University of Pennsylvania, or Penn. Under the terms of the agreement, we were granted an exclusive, worldwide royalty-bearing license to make and sell products utilizing seven of Penn’s issued or pending patents for the life of such patents. One issued patent and five patent applications cover the composition of matter on antimicrobial compounds, including small molecules, oligomers and polymers. One patent

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

application covers the composition and use of polycatonic compounds for treating cancer. If a change-of-control event occurs, in which we transfer the license to these patents to a third party or we are acquired by another company, we are required to pay a 3% royalty on the gross sales for licensed products that are sold as pharmaceuticals, a 1.5% royalty on products sold as coatings for use in medical devices and a 0.5% royalty on other products. We are permitted to sublicense the patents provided that (a) the sublicensee is prohibited from further licensing of the patents and (b) the sublicensee is subject to all of the terms of the original license granted to us. In addition, we are required to share with Penn any consideration we receive from sublicensing our patents to a third party.

University of Massachusetts.  We have entered a sponsored research agreement with the University of Massachusetts, or UMass. Under the terms of this annual renewable agreement, we have the exclusive option to license any intellectual property that may be generated by Dr. Gregory Tew pursuant to research sponsored under the agreement. We may exercise this option by issuing 7,500 shares of our Common Stock to UMass for each $100,000 of research conducted by Dr. Tew. If we exercise this option, we are also required to reimburse UMass for direct patent costs incurred by it for the patents licensed by us. We sponsored $118,000 of Dr. Tew’s research for 2006 and have agreed to sponsor $107,000 of Dr. Tew’s research for 2007.

Other

Agreements with Employees.  We have entered into employment agreements with various executives. These agreements provide for severance arrangements and accelerated vesting of equity compensation awards in the event that the executive is terminated by us other than for cause or disability or if the executive resigns or good reason.

Credit Line.  In April 2006, we entered into a line of credit agreement with a financial institution. This line of credit provides for monthly interest-only payments at a variable per annum rate of 3% plus the 30-day LIBOR rate. The amount available under this line of credit ranges from 85% to 92% of cash and investments pledged as collateral with the same financial institution, based upon the amount and security type. There is currently no outstanding balance on this line of credit. In June 2006, we entered into a letter of credit agreement with the same financial institution to secure our payment obligations under our facility operating lease. This letter of credit is for $1,400,000, expires on December 31, 2007 and is secured by our credit line.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005 AND
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
AND FOR THE PERIOD
AUGUST 8, 2002 (INCEPTION) TO DECEMBER 31, 2006

Report of Independent Registered Public Accounting Firm	F-12
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-13
Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004, and for the Period from August 8, 2002 (Inception) to December 31, 2006	F-14
Consolidated Statements of Changes in Stockholders’ Equity from August 8, 2002 (Inception) to December 31, 2006	F-15
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004, and for the Period from August 8, 2002 (Inception) to December 31, 2006	F-16
Notes to Consolidated Financial Statements	F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
PolyMedix, Inc.
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheets of PolyMedix, Inc. and its subsidiary (a development stage company) (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, and for the period from August 8, 2002 (Inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, and for the period from August 8, 2002 (Inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 19, 2007

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
	(in thousands, except per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$8,601	$15,287
Short-term investments	5,928	—
Prepaid expenses and other current assets	60	21

Total current assets	14,589	15,308
Property and Equipment:
Computers	189	31
Office furniture and lab equipment	479	181
Accumulated depreciation	(115)	(52)

Total property and equipment	553	160

TOTAL ASSETS	$15,142	$15,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$498	$142
Accrued expenses	473	471
Short-term portion of capital lease obligation	31	—

Total current liabilities	1,002	613
Deferred rent	325	—
Long-term portion of capital lease obligation	69	—

Total liabilities	1,396	613
Commitments and contingencies	—	—
Stockholders’ Equity:
Series 1 Preferred Stock ($0.001 par value; 10,000 shares authorized; 7,483 and 5,589 issued and outstanding at December 31, 2006 and 2005, respectively) (Liquidation value $22,450 and $16,895 at December 31, 2006 and 2005, respectively)	7	6
Common Stock ($0.001 par value; 40,000 shares authorized; 12,480 and 12,382 issued and outstanding at December 31, 2006 and 2005, respectively)	12	12
Additional paid-in capital	27,437	24,216
Unearned stock-based compensation	—	(1,636)
Deficit accumulated during the development stage	(13,709)	(7,743)
Unrealized loss on available for sale securities	(1)	—

Total stockholders’ equity	13,746	14,855

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,142	$15,468

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004 AND
PERIOD FROM AUGUST 8, 2002 (INCEPTION) THROUGH DECEMBER 31, 2006

				For the period
				August 8, 2002
				(Inception) to
	Years Ended December 31,			December 31,
	2006	2005	2004	2006
	(in thousands, except per share amounts)

Revenues:
Grant and research revenues	$821	$142	$358	$1,321

Total revenues	821	142	358	1,321
Operating Expenses:
Research and development	3,306	2,526	1,352	7,862
General and administrative	4,174	2,434	603	7,926

Total operating expenses	7,480	4,960	1,955	15,788
Other Income:
Interest income	693	54	7	758

Total other income	693	54	7	758

Net loss	$(5,966)	$(4,764)	$(1,590)	$(13,709)

Dividends on Series 1 preferred stock	(2,899)	(127)	—	(3,026)

Net loss attributable to common stockholders	$(8,865)	$(4,891)	$(1,590)	$(16,735)

Net loss per common share — basic and diluted	$(0.72)	$(1.07)	$(0.72)

Weighted average common shares outstanding — basic and diluted	12,240	4,569	2,222

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FROM AUGUST 8, 2002 (INCEPTION) THROUGH DECEMBER 31, 2006

							Deficit	Unrealized
							Accumulated	Loss on
					Additional	Unearned	During the	Available	Total
	Common Stock		Preferred Stock		Paid-In	Stock-Based	Development	on Sale	Stockholders’
Description	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Securities	Equity
	(in thousands)

Balance at August 8, 2002	—	$—	—	$—	$—	$—	$—	$—	$—

Issuance of common stock	800	1	—	—	19	—	—	—	20

Issuance of Series A preferred stock	—	—	920	1	229	—	—	—	230

Issuance of restricted common stock grants	1,152	1	—	—	28	(29)	—	—	—

Amortization of stock-based compensation	—	—	—	—	—	2	—	—	2

Net loss	—	—	—	—	—	—	(162)	—	(162)

Balance at December 31, 2002	1,952	$2	920	$1	$276	$(27)	$(162)	$—	$90

Issuance of Series A-1 preferred stock	—	—	1,000	1	224	—	—	—	225

Issuance of Series A preferred stock	—	—	497	1	124	—	—	—	125

Issuance of Series B preferred stock	—	—	1,328	1	1,659	—	—	—	1,660

Issuance of common stock	432	1	—	—	10	—	—	—	11

Issuance of restricted common stock grants	227	—	—	—	5	(6)	—	—	(1)

Amortization of stock-based compensation	—	—	—	—	—	9	—	—	9

Net loss	—	—	—	—	—	—	(1,227)	—	(1,227)

Balance at December 31, 2003	2,611	$3	3,745	$4	$2,298	$(24)	$(1,389)	$—	$892

Issuance of Series B preferred stock	—	—	3,312	3	4,097	—	—	—	4,100

Issuance of common stock grants to non-employees in exchange for services	518	—	—	—	336	—	—	—	336

Amortization of stock-based compensation	—	—	—	—	—	8	—	—	8

Net loss	—	—	—	—	—	—	(1,590)	—	(1,590)

Balance at December 31, 2004	3,129	$3	7,057	$7	$6,731	$(16)	$(2,979)	$—	$3,746

Proceeds from Series B subscription receivable	—	—	—	—	40	—	—	—	40

Issuance of common stock grants to non-employees in exchange for services	196	—	—	—	127	—	—	—	127

Issuance of common stock grants	500	1	—	—	325	—	—	—	326

Issuance of stock option grants	—	—	—	—	2,855	(2,855)	—	—	—

Amortization of stock-based compensation	—	—	—	—	—	1,235	—	—	1,235

Conversion of Series A and B preferred stock to common stock	7,057	7	(7,057)	(7)	—	—	—	—	—

Issuance of common stock for net assets of PolyMedix, Inc.	1,500	1	—	—	(2)	—	—	—	(1)

Issuance of Series 1 preferred stock	—	—	5,589	6	14,140	—	—	—	14,146

Net loss	—	—	—	—	—	—	(4,764)	—	(4,764)

Balance at December 31, 2005	12,382	$12	5,589	$6	$24,216	$(1,636)	$(7,743)	$—	$14,855

Reclassification of unearned compensation on nonvested stock balance upon adoption of SFAS No. 123(R)	—	—	—	—	(1,636)	1,636	—	—	—

Issuance of Series 1 preferred stock	—	—	1,466	1	3,719	—	—	—	3,720

Issuance of common stock grants to non-employees in exchange for services	30	—	—	—	45	—	—	—	45

Amortization of stock-based compensation	—	—	—	—	1,093	—	—	—	1,093

Conversion of Series 1 preferred stock to common stock	68	—	(34)	—	—	—	—	—	—

Dividends paid on Series 1 preferred stock	—	—	462	—	—	—	—	—	—

Unrealized loss on available on sale securities	—	—	—	—	—	—	—	(1)	(1)

Net loss	—	—	—	—	—	—	(5,966)	—	(5,966)

Balance at December 31, 2006	12,480	$12	7,483	$7	$27,437	$—	$(13,709)	$(1)	$13,746

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004 AND
PERIOD FROM AUGUST 8, 2002 (INCEPTION) THROUGH DECEMBER 31, 2006

				For the Period
				August 8, 2002
	Years Ended December 31,			(Inception) to
	2006	2005	2004	2006
	(in thousands)

Cash Flows from Operating Activities:
Net loss	$(5,966)	$(4,764)	$(1,590)	$(13,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	64	38	12	115
Accretion of discount on investment securities	(118)	—	—	(118)
Stock-based compensation	1,139	1,687	345	3,181
(Increase) decrease on prepaid expenses and other current assets	(39)	23	(44)	(60)
Increase (decrease) on accounts payable, accrued expenses and deferred rent	601	488	(101)	1,214

Net cash used in operating activities	(4,319)	(2,528)	(1,378)	(9,377)
Cash Flows from Investing Activities:
Cash paid for property and equipment	(274)	(76)	(119)	(485)
Purchases of investments	(10,810)	—	—	(10,810)
Proceeds from maturities of investments	5,000	—	—	5,000

Net cash used in investing activities	(6,084)	(76)	(119)	(6,295)
Cash Flows from Financing Activities:
Net proceeds from issuance of stock	3,720	14,186	4,100	24,276
Principal payments on capital lease obligations	(3)	—	—	(3)

Net cash provided by financing activities	3,717	14,186	4,100	24,273

Net increase (decrease) in cash and cash equivalents	(6,686)	11,582	2,603	8,601
Cash and cash equivalents — beginning of year	15,287	3,705	1,102	—

Cash and cash equivalents — end of year	$8,601	$15,287	$3,705	$8,601

				$—
Non-Cash Investing Activities:
Capital expenditures acquired on account	$83	$1	$10	$83
Property and equipment acquired under capital lease	$103	$—	$—	$103
Non-Cash Financing Activities:
Stock dividend paid on Series 1 preferred stock	$3,026	$—	$—	$3,026
Warrants issued to placement agent	$446	$1,703	$—	$2,149
Stock subscription receivable	$—	$—	$40	$40
Capital lease obligation	$103	$—	$—	$103

The accompanying notes are an integral part of these consolidated financial statements.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005 AND
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
AND FOR THE PERIOD
AUGUST 8, 2002 (INCEPTION) TO DECEMBER 31, 2006
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

In these consolidated financial statements, “PolyMedix,” “we,” “us” and “our” refer to PolyMedix, Inc. and “common stock” refers to PolyMedix’s common stock, par value $0.001 per share.

Note 1 — Organization and Business Activities

We are a development stage biotechnology company focused on treating infectious diseases and cardiovascular disorders with small molecule compounds that mimic the natural activity of proteins (biomimetics). Since 2002, we have been a development stage enterprise, and accordingly, our operations have been directed primarily toward developing business strategies, raising capital, research and development activities, conducting pre-clinical testing of our product candidates, exploring marketing channels and recruiting personnel. On November 8, 2005, we were recapitalized pursuant to a reverse merger (see Note 5).

We are highly dependent on the success of our research, development and licensing efforts and, ultimately, upon regulatory approval and market acceptance of our products under development. While we believe our current cash and investment balances are adequate to fund our operations at least through 2007, we will require additional capital resources, including the net proceeds from additional equity and debt financing transactions, in order to adequately fund our research and development activities beyond 2007. Our short and long-term capital requirements depend upon a variety of factors, including market acceptance for our technologies and product candidates and various other factors.

We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our deficit accumulated during the development stage through December 31, 2006 aggregated $13,709, and we expect to continue to incur substantial losses in future periods.

Note 2 —	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of PolyMedix, Inc. and its wholly owned subsidiary PolyMedix Pharmaceuticals, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Development Stage Company

We are considered to be in the development stage as defined in Statements of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. We have devoted substantially all of our efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the value of our common stock, preferred stock and stock options.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

We consider all highly liquid investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of cash in banks and money market funds.

Short-Term Investments

Investments purchased with a maturity of more than three months, and which mature less than twelve months from the balance sheet date, are classified as short-term investments. We generally hold investments to maturity, however, since we may, from time to time, sell securities to meet cash requirements, we classify our investments as available-for-sale as defined by Statement of Financial Accounting Standards (“SFAS”), No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Available-for-sale securities are carried at market value with unrealized gains and losses reported as a separate component of Stockholders’ Equity.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the assets; five years for computer equipment and five years for office furniture and lab equipment. When property and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operating expenses. Depreciation expense was $64, $38, $12 and $114 for the years ended December 31, 2006, 2005 and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the basis of an asset may not be recoverable. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, impairment is assessed by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If the expected future cash flows are less than the carrying value, an impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the assets.

Grant and Research Revenue

Sponsored grant and research revenues are recognized pursuant to the terms of the related agreements as work is performed, or as milestones are achieved.

Research and Development Expense

Research and development costs are expensed as incurred.

Income Taxes

We account for income taxes using the liability method as prescribed by Financial Accounting Standards Board (FASB) Statement No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loss per Share of Common Stock

We calculate our earnings (loss) per share under the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires a dual presentation of “basic” and “diluted” earnings (loss) per share on the face of the income statement. Basic earnings (loss) per share is computed by dividing earnings (loss) by the weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share includes the effect, if any, from the potential exercise or conversion of securities, such as unvested restricted stock, stock options and warrants, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share allocable to common stockholders the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. Potentially dilutive securities include our outstanding Series 1 preferred stock, unvested restricted stock, and options and warrants to purchase our common stock. These potentially dilutive securities are more fully described in Note 5.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting of comprehensive income and its components. Comprehensive income consists of reported net income or loss and other comprehensive income (i.e. other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles are excluded from net income or loss as reported on the statement of operations). The comprehensive loss for each of the periods presented is materially the same as the net loss in the consolidated statement of operations.

Segment Information

We report segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. We have one reportable segment operating within the United States.

Fair Value of Financial Instruments and Credit Risk

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, investments, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

We invest our cash in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to instruments issued by the U.S. government and commercial institutions with strong investment grade credit ratings and places restrictions on maturity terms and concentrations by type and issuer.

Stock-Based Compensation

We currently sponsor equity compensation plans. Refer to Note 5. From our inception, August 8, 2002, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. Beginning January 1, 2006, we adopted SFAS No. 123(R) using the modified-prospective method, and as such, prior periods have not been restated. Compensation expense is recognized over the requisite service period. The total stock-based compensation expense was $1,139, $1,687, $345 and $3,181 for the years ended December 31, 2006, 2005 and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, respectively.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued and Adopted Accounting Standards

In September 2006, the Securities Exchange Commission Staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement are material, the prior year financial statements should be corrected. In the year of adoption (fiscal years ending after November 15, 2006, or our fiscal year ended December 31, 2006 in our case), the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than including the adjustment in the current year income statement. Upon completing our evaluation of the requirements of SAB No. 108, we determined it did not affect our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by us in the first quarter of fiscal year 2008. We are unable at this time to determine the effect that the adoption of SFAS 157 will have on our consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are unable at this time to determine the effect that the adoption of SFAS 159 may have on our consolidated results of operations and financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and we are required to adopt it in the first quarter of fiscal year 2007. We do not expect that the adoption of FIN 48 will have a material impact on our consolidated financial statements.

Note 3 —	Short-Term Investments

Short-term investments consist of investment grade fixed income securities with original maturities of greater than three months. All investments are classified as “available for sale”, and are considered current assets. As of December 31, 2006, all short-term investments had maturities of less than one-year.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We had no short-term investments at or prior to December 31, 2005 and the following summarizes the short-term investments as of December 31, 2006:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses		Fair Value

U.S. government obligations	$5,929	$—		$(1)	$5,928

Note 4 —	Provision for Income Taxes

We account for income taxes using the asset and liability approach as required by FASB No. 109. Deferred income taxes are provided for the differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. This method also requires the recognition of future tax benefits, such as net operating loss carryforwards and research and development credits, to the extent that realization of such benefits is more likely than not.

At December 31, 2006 and 2005 deferred tax assets consisted of the following:

	2006	2005

Deferred tax assets:
Net operating loss carryforward	$4,030	$2,526
Stock compensation expense	789	498
Contribution carryforward	33	32
R & D credit carryforward	406	248
Depreciation	(7)	—
Straight-Line Rent	132
Gross deferred tax asset	5,383	3,304
Valuation allowance	(5,383)	(3,304)
Net deferred tax asset	$—	$—

We believe there is not sufficient evidence that future taxable income will be adequate to permit the realization of the future tax deductions embedded in this asset. As such, in accordance with SFAS No. 109, “Accounting for Income Taxes”, we have established a valuation allowance to reduce the deferred tax asset since it is more likely than not that the deferred tax asset will not be realized.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the provision for (benefit from) income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before provision for (benefit from) income taxes is explained below:

				Period from
				August 8,
				2002
				(Inception) to
	Years Ended December 31,			December 31,
	2006	2005	2004	2006

Loss before provision for income taxes	$(5,966)	$(4,764)	$(1,590)	$(13,709)
Tax at federal statutory rate	(2,028)	(1,620)	(540)	(4,660)
State taxes, net of federal benefit	(390)	(314)	(105)	(901)
Research and development credits	(159)	(135)	(29)	(321)
Other permanent differences	20	2	1	23
Prior year permanent differences	476	—	—	476
Change in valuation allowance	2,081	2,067	673	5,383

Provision for income taxes	$—	$—	$—	$—

We have available at December 31, 2006 $9,928 in unused operating loss carryforwards that expire between 2022 and 2026. We also have available at December 31, 2006 $406 unused research and development credit carryforwards that may provide future tax benefits and expire between 2024 and 2026.

The Tax Reform Act of 1986 contains provisions that may limit the NOL and research and development credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. Generally, a change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on that company’s ability to utilize its NOL carryforwards and tax credits from the tax periods prior to the ownership change. A study needs to be performed to determine if we have undergone a change in ownership, however, we believe that we have undergone an ownership change and are subject to an annual limitation on the use of our NOL carryforwards pursuant to these provisions.

Note 5 —	Stockholders’ Equity

On November 8, 2005, we were recapitalized pursuant to a reverse merger. In the recapitalization, (i) all outstanding shares of Series A, A-1 and B preferred stock were converted into shares of common stock and (ii) all shares of common stock were split 2 for 1, whereby 5,441 shares of common stock (partially resulting from the conversion of previously outstanding Series A, A-1 and B preferred stock) outstanding immediately prior to the merger were converted into 10,882 shares of common stock immediately after the merger. The stock split has been reflected in the accompanying consolidated financial statements by retroactively restating all share and per share amounts. There were 1,500 common shares outstanding in the public shell company, BTHC II Acquisition Corp. (subsequently renamed PolyMedix, Inc.), as of the date of the merger. These shares are included as outstanding in our consolidated financial statements from November 8, 2005, the effective date of the merger, onward.

Common Stock

We are authorized to issue 40,000 shares of common stock, with a par value of $0.001, of which 12,480 and 12,382 were issued and outstanding at December 31, 2006 and 2005, respectively.

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock

We are authorized to issue 10,000 shares of preferred stock, with a par value of $0.001, of which 7,483 and 5,589 were issued and outstanding at December 31, 2006 and 2005, respectively.

During the first quarter of 2006, we completed a private placement of Series 1 preferred stock. In connection with this private placement, commission fees, expenses and financial consulting fees of $2,725 were paid and warrants to purchase 2,822 shares of common stock at an exercise price of $1.80 per share were issued to the placement agent. The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 4.45%; the contractual life of five years and volatility of 60%. The fair value of the warrants issued was estimated to be $2,149. In addition to fees and expenses paid and warrants issued to a placement agent, we incurred $574 in legal, consulting and other costs associated with the sale of the Series 1 preferred stock. Each share of Series 1 preferred stock is convertible into two shares of common stock at any time at the option of the holder. As of December 31, 2006, 34 shares of Series 1 preferred stock have converted to 68 shares of common stock. Subsequent to December 31, 2006 and through March 12, 2007, 2,868 shares of Series 1 preferred stock converted to 5,737 shares of common stock. On December 31, 2008, all outstanding shares of Series 1 preferred stock, if any, shall automatically convert on that date into common stock. Cumulative annual dividends, payable in shares of Series 1 preferred stock or cash at the option of the Board of Directors, accrue at an annual rate of 6% ($0.18 per share). Cumulative dividends were paid for dividends accrued through 2006. This dividend was paid in 462 shares of Series 1 Convertible Preferred stock which was valued at $3,026 as of the date of dividend declaration. The Series 1 Convertible preferred stock was convertible into 924 shares of common stock, which had a weighted average fair value of $6.55 on the dividend declaration dates. The value of the beneficial conversion feature of $1,639 is recorded as dividends on the Series 1 preferred stock through the earliest date that such preferred stock dividends can be converted. Shares of Series 1 preferred stock have a liquidation preference of $3.00 per share over the common stock, plus all accumulated and unpaid dividends in arrears. The shares of Series 1 preferred stock are entitled to a number of votes equal to the number of shares of common stock into which such shares are convertible. In addition, the outstanding shares of Series 1 preferred stock, voting as a separate class, shall vote (i) to authorize or issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to the Series 1 preferred stock in respect of dividends, distributions or rights upon liquidation, or (ii) to authorize or effect any capital reorganization or reclassification of any securities (or securities convertible into other securities) into our equity securities ranking senior to the Series 1 preferred stock in respect of dividends, distributions or rights upon liquidation.

Warrants

We issued warrants to purchase 2,822 shares of common stock in connection with the private placement of Series 1 preferred stock at an exercise price of $1.80 per share to the placement agent of our Series 1 preferred stock. These warrants expire on November 8, 2010.

Stock-Based Compensation

We maintain equity compensation plans under which grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards are granted to selected employees, non-employee directors and key advisors. Since our inception on August 8, 2002, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and have recognized equity compensation expense over the requisite service period using the Black-Scholes-Merton formula to estimate the fair value of stock options. Beginning January 1, 2006, we adopted SFAS No. 123(R) using the modified-prospective method, and as such,

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prior periods have not been restated. Generally, the fair value approach in SFAS No. 123(R) is similar to the fair value approach in SFAS No. 123. The adoption of SFAS No. 123(R) did not have an impact on our stock-based compensation expense for 2006, result in the recognition of a tax benefit or necessitate a cumulative or prior period adjustment to our financial statements.

The following table summarizes the total stock-based compensation expense included in our Consolidated Statements of Operations:

				Period from
				August 8, 2002
	Years Ended December 31,			(Inception) to
	2006	2005	2004	December 31, 2006

Research and development	$205	$491	$339	$1,038
General and administrative	934	1,196	6	2,143

Total stock-based compensation expense	$1,139	$1,687	$345	$3,181

As of December 31, 2006, there were 1,117 shares of common stock available for issuance for future equity compensation awards in connection with our equity compensation plans.

Stock Options

As of December 31, 2006, there was approximately $1,851 of total unrecognized compensation cost related to non-vested stock options, which will be amortized over the weighted average remaining service period of approximately 1.48 years. This expected cost does not include the impact of any future stock option awards. Options granted are generally exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair value on the date of grant and generally vest over terms ranging from immediately to four years. A summary of the status of our stock options as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

			Weighted Average
		Weighted Average	Remaining	Aggregate
		Exercise Price per	Contractual Life	Intrinsic
	Options	Share	(in years)	Value

Outstanding at beginning of period	3,453	$1.50
Granted	1,224	$2.60
Exercised	—	—
Expired	—	—
Forfeited	(401)	$1.50

Outstanding at end of period	4,276	$1.81	8.99	$2,950
Exercisable at end of period	2,503	$1.50	8.77	$2,503

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the status of our stock options as of December 31, 2005 and changes during the year ended December 31, 2005 is presented below (no options were granted prior to 2005):

Weighted Average
		Weighted Average	Remaining	Aggregate
		Exercise Price per	Contractual Life	Intrinsic
	Options	Share	(in years)	Value

Outstanding at beginning of period	—	—
Granted	3,453	$1.50
Exercised	—	—
Expired	—	—
Forfeited	—	—

Outstanding at end of period	3,453	$1.50	9.77	$0.00
Exercisable at end of period	1,203	$1.50	9.70	$0.00

The aggregate intrinsic value in the preceding tables represent the total pretax intrinsic value that would have been received by the option holders had all option holders exercised their options on the last day of 2006 and 2005, respectively. Intrinsic value is determined by calculating the difference between the value of our stock on the last day of the year and the exercise price, multiplied by the number of options.

The following table summarizes the fair value of options granted during the years ended December 31, 2006, 2005 and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, respectively.

				Period from
				August 8, 2002
	Years Ended December 31,			(Inception) to
	2006	2005	2004	December 31, 2006

Fair value of options granted	$1,475	$2,855	$—	$4,330
Fair value of options granted (per share)	$1.20	$0.83	$—	$0.93

The fair value of options granted is amortized over the requisite service period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton formula with the following weighted average assumptions:

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005

Range of risk free interest rates	4.30% – 4.96%	4.18% – 4.45%
Dividend yield	0%	0%
Expected volatility	41% – 60%	60%
Expected life of options (in years)	5	5
Forfeitures	0%	0%

Expected volatility and expected life for the years ended December 31, 2006 and 2005 were estimated based upon historical activity, when available, and our benchmark analysis of selected companies. The risk-free interest rate is calculated using the U.S. Treasury yield curves in effect at the time of grant. We currently estimate that all of our outstanding options will vest.

Restricted Common Stock Grants

We have also issued shares of restricted common stock to selected employees, non-employee directors and key advisors. As of December 31, 2006, there was no significant unrecognized compensation cost related

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to non-vested restricted stock grants. This expected cost does not include the impact of any future restricted common stock awards. The restriction period for restricted stock awards was for a four year vesting period, commencing from the grant date.

A summary of the status of our unvested restricted stock awards as of December 31, 2006 and 2005 and changes during the years ended December 31, 2006, 2005, and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, respectively, are presented below:

				Period from
				August 8, 2002
	Years Ended December 31,			(Inception) to
	2006	2005	2004	December 31, 2006

Restricted common stock — beginning of period	291	627	963	—
Awards Granted	—	—	—	1,464
Awards Vested	(279)	(336)	(336)	(1,367)
Awards Forfeited	—	—	—	(85)

Restricted common stock — end of period	12	291	627	12

The total grant date fair value of these awards was $34. All restricted shares awarded have grant date fair values of $0.025 per share.

Common Stock Grants

We also issued common stock grants to selected employees, non-employee directors and key advisors. For the years ended December 31, 2006, 2005, and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, we issued common stock grants of 30, 696, 518 and 1,244 shares, respectively. The fair value and expense recognized from the issuance of common stock grants for the years ended December 31, 2006, 2005 and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, were $45, $452, $337 and $834, respectively.

Note 6 —	Commitments and Contingencies

Capital Lease

In December 2006, we entered into a lease agreement for laboratory equipment. The initial obligation under this capital lease was $103. This equipment lease is for three years, at 9.5%. One payment of $4 was made during 2006, with $3 going towards principal and $1 recorded as interest expense. Our annual future lease payments under this capital lease are as follows:

Capital
Lease

2007	$40
2008	40
2009	35

Total lease payments	$115

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Lease

In June 2006, we entered into an operating lease agreement for 24,223 square feet of combined office and laboratory space located in Radnor, Pennsylvania. The initial term of the lease is 12 years. Payments under the lease commenced on December 1, 2006. Our annual future minimum lease payments under this non-cancelable operating lease are as follows:

Operating
Leases

2007	$298
2008	398
2009	497
2010	589
2011	667
Thereafter	5,001

Total minimum lease payments	$7,450

Prior to the commencement of our current operating lease for our Radnor Facility, we leased approximately 3,500 square feet of combined office and laboratory space on a month-to-month basis in Philadelphia, Pennsylvania. Rent expense was $559, $109, $13, and $681 for the years ended December 31, 2006, 2005, and 2004 and for the period from August 8, 2002 (Inception) to December 31, 2006, respectively.

Patent License Agreements

University of Pennsylvania.  In January 2003, we entered into a Patent License Agreement with the University of Pennsylvania, or Penn. Under the terms of the agreement, we were granted an exclusive, worldwide royalty-bearing license to make and sell products utilizing seven of Penn’s issued or pending patents for the life of such patents. One issued patent and five patent applications cover the composition of matter on antimicrobial compounds, including small molecules, oligomers and polymers. One patent application covers the composition and use of polycatonic compounds for treating cancer. If a change-of-control event occurs, in which we transfer the license to these patents to a third party, we are acquired by another company, or we conduct an initial public offering of our securities, we are required to pay a 3% royalty on the gross sales for licensed products that are sold as pharmaceuticals and a 1.5% royalty on products sold as coatings for use in medical devices. We are permitted to sublicense the patents provided that (a) the sublicensee is prohibited from further licensing of the patents and (b) the sublicensee is subject to all of the terms of the original license granted to us. In addition, we are required to share with Penn any consideration we receive from sublicensing our patents to a third party.

University of Massachusetts.  We have entered a five-year sponsored research agreement with the University of Massachusetts, or UMass. Under the terms of this agreement, we have the exclusive option to license any intellectual property that may be generated by Dr. Gregory Tew pursuant to research sponsored under the agreement. We may exercise this option by issuing 7,500 shares of our common stock to UMass for each $100,000 of research conducted by Dr. Tew. If we exercise this option, we are also required to reimburse UMass for direct patent costs incurred by it for the patents licensed by us. We sponsored $118,000 of Dr. Tew’s research for 2006 and have agreed to sponsor $107,000 of Dr. Tew’s research for 2007.

Other

Agreements with Employees.  We have entered into employment agreements with various executives. These agreements provide for severance arrangements and accelerated vesting of equity compensation awards

POLYMEDIX, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the event that the executive is terminated by us other than for cause or disability or if the executive resigns or good reason.

Credit Line.  In April 2006, we entered into a line of credit agreement with a financial institution. This line of credit provides for monthly interest-only payments at a variable per annum rate of 3% plus the 30-day LIBOR rate. The amount available under this line of credit ranges from 85% to 92% of cash and investments pledged as collateral, based upon the amount and security type. There is currently no outstanding balance on this line of credit. In June 2006, we entered into a letter of credit agreement with the same financial institution to secure our payment obligations under our facility operating lease. This letter of credit is for $1,400, expires on December 31, 2007 and is secured by our credit line.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company will indemnify and advance expenses upon request to any person who is or was a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become, a director, officer or employee of the Company or, at the election of the Company’s board of directors, an agent of the Company or is or was serving at the request of the Company as a director, officer or employee or, at the election of the Company’s board or directors, agent of any other corporation, partnership, joint venture, trust or other enterprise against any and all expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense or such action, suit, proceeding or claim.

The Company has purchased certain liability insurance for its officers and directors.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee:

SEC Registration Fee	$921
Placement Agent Fees and Expenses	$2,700,000
Printing and Engraving Expenses	$4,500
Legal Fees and Expenses	$550,000
Accounting Fees and Expenses	$70,000
Transfer Agent and Registrar’s Fees and Expenses	$1,000
Miscellaneous Expenses	$2,654
Total	$3,329,075

Item 26.	Recent Sales of Unregistered Securities.

The following table provides information about the sales of unregistered securities for the past three years.

			Total Offering			Exemption from
Date of Sale	Title of Security	Amount	Price		Purchasers	Registration Claimed

Dec. 2006	Series 1 Preferred Convertible Stock	462,294 shares		(1)	Accredited investors(6)	Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder

Nov. 2005 — Feb. 2006	Series 1 Preferred Convertible Stock	7,055,000 shares	$21,165,000		Accredited investors(6)	Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder

Nov. 2005 — Feb. 2006	Warrant to Purchase Common Stock	2,822,000 shares	—	(2)	Accredited investor(6)	Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder

Aug. 2005 — Dec. 2006	Common Stock and Options to Purchase common stock	4,305,667 shares	—	(3)	Directors, officers, employees and consultants	Rule 701 promulgated under the Securities Act of 1933

Nov. 2004	Series B Preferred Stock	3,312,000 shares	$4,140,000		Accredited investors(6)	Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder

Feb. 2004 — Feb. 2005	Common Stock	618,000 shares	—	(4)	Directors, officers, employees and consultants	Rule 701 promulgated under the Securities Act of 1933

Jan. 2005 — Dec. 2006	Common Stock	596,000 shares	—	(5)	Directors, officers, employees and consultants	Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder

(1)	Represents unregistered securities issued as dividends on Series 1 preferred stock.

(2)	Issued to Fordham Financial Management, Inc. as partial consideration for placement agent services rendered in connection with our private placement of 7,055,000 shares of Series 1 preferred stock resulting in gross proceeds of $21,165,000.

(3)	Issued pursuant to the PolyMedix, Inc. 2002 Equity Compensation Plan and the PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan as an incentive to our directors, officers, employees and consultants. We received no cash consideration for the incentive grants.

(4)	Represents common and restricted common stock incentive grants to directors, officers, employees and consultants made pursuant to the PolyMedix Pharmaceuticals, Inc. 2002 Equity Compensation Plan. We received no cash consideration for the incentive grants.

(5)	Represents common and restricted common stock incentive grants to our directors, officers, employees and consultants. We received no cash consideration for the incentive grants.

(6)	As defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Item 27.	Exhibits.

Exhibit No.		Description of Exhibit

3.1		Amended and Restated Certificate of Incorporation of Registrant.(1)
3.2		Certificate of Designations of Registrant’s Series 1 Convertible Preferred Stock.(1)
3.3		Amendment to the Amended and Restated Certificate of Incorporation of Registrant.(1)
3.4		Amended and Restated By-Laws of Registrant.(1)
3.5		Amendment to Amended and Restated By-Laws of Registrant.(1)
4.1		Form of Subscription Agreement between the Registrant and each purchaser of Registrant’s Series 1 Convertible Preferred Stock, dated as of various dates from November 8, 2005 to February 15, 2006.(1)
4.2		Form of common stock Purchase Warrant issued to Fordham Financial Management, Inc. on November 8, 2005, December 8, 2005, January 10, 2006 and February 15, 2006.(1)
4	.3***	Form of Subscription Agreement between the Registrant and each purchaser signatory thereto.

Exhibit No.		Description of Exhibit

4	.4***	Form of common stock purchase warrant.
4	.5****	Form of Registration Rights Substitution Agreement.
5	.1***	Form of Legal Opinion of Pepper Hamilton LLP.
10.1		Patent License Agreement, dated January 3, 2003, between the Registrant and the University of Pennsylvania.(1)
10.2		Letter Agreement, dated December 23, 2003, amending the Patent License Agreement, dated January 3, 2003, between the Registrant and the University of Pennsylvania.(1)
10.3		Software License Agreement, dated May 30, 2003, between the Registrant and the University of Pennsylvania.(1)
10.4		Exclusive License Agreement, dated January 2, 2005, between the Registrant and the University of Massachusetts.(1)
10	.5**	Employment Agreement, dated July 30, 2002, between Nicholas Landekic and the Registrant.(1)
10	.6**	Employment Agreement, dated December 5, 2005, between Edward Smith and the Registrant.(1)
10	.7**	Employment Agreement, dated May 21, 2003, between Dawn P. Eringis and the Registrant.(1)
10	.8**	Employment Agreement, dated March 28, 2003, between Richard Scott, Ph.D. and the Registrant.(1)
10.9		Letter Agreement, dated February 25, 2004, between Dr. William DeGrado and the Registrant.(1)
10.10		Lab/Office Space License Agreement for 3701 Market Street, dated February 22, 2006, between the Registrant and the University City Science Center.(1)
10.11		Pennsylvania Full-Service Lease Agreement for 170 N. Radnor-Chester Road; Suite 300, Radnor, PA 19087, dated May 26, 2006, between the Registrant and the Radnor Properties— SDC, L.P.(2)
10.12		Financial Consulting Agreement, dated November 8, 2005, between the Registrant and Fordham Financial Management, Inc.(1)
10	.13**	2005 Omnibus Equity Compensation Plan of the Registrant.(3)
10	.14**	2002 Equity Compensation Plan of the Registrant.(3)
10	.15**	Form of Incentive Stock Option Agreement.(1)
10	.16**	Form of Nonqualified Stock Option Agreement.(1)
10.17		Sponsored Research Agreement, dated January 5, 2004, between the Registrant and the University of Massachusetts.(4)
10.18		Merrill Lynch Loan Management Account Agreement, dated April 13, 2006, between the Registrant and Merrill Lynch Bank USA.(2)
10	.19**	Employment Agreement, dated October 19, 2006, between R. Eric McAllister and the Registrant.(4)
10	.20***	Form of Placement Agency Agreement among the Registrant, Needham & Company, LLC, Rodman & Renshaw, LLC and WBB Securities, LLC.
10	.21***	Form of Escrow Agreement among the Registrant, J.P. Morgan Chase Bank, NA, Needham & Company LLC, Rodman & Renshaw, LLC and WBB Securities, LLC.
12.1		Agreement and Plan of Merger and Reorganization, dated October 6, 2005, among the Registrant, PolyMedix Merger Sub, Inc., PolyMedix Pharmaceuticals, Inc. and those stockholders of Registrant identified on Exhibit A thereto.(1)
23	.1*	Consent of Deloitte & Touche LLP
23	.2***	Consent of Pepper Hamilton LLP(5)
24.1		Power of Attorney(6)
21		List of Subsidiaries(4)

*	Filed herewith.

**	Management contract or compensatory arrangement.

***	To be filed by amendment.

****	Previously filed as an exhibit to the Registration Statement filed with the SEC on Form SB-2 on September 19, 2007.

(1)	Filed as an Exhibit to the Registration Statement on Form 10-SB (File #000-51895) filed on April 5, 2006.

(2)	Filed as an Exhibit to Amendment No. 2 to the Registration Statement on Form 10-SB/A (File #000-51895) filed on June 19, 2006.

(3)	Filed as an Exhibit to the Registration Statement on Form S-8 (File # 333-139686).

(4)	Filed as an Exhibit to Annual Report on Form 10-KSB filed on March 19, 2007.

(5)	Included with exhibit 5.1.

(6)	Included on signature page to the Registration Statement filed with the SEC on Form SB-2 on September 19, 2007.

(7)	Filed as an Exhibit to the Current Report on Form 8-K filed on September 10, 2007.

Item 28.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the Plan of Distribution not previously disclosed in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by, or on behalf of, the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, directors, officers and controlling persons of the small business issuer pursuant to the provisions described under Item 24 of this registration statement, or otherwise (other than insurance), the small business issuer has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(d) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Radnor, Pennsylvania on October 4, 2007.

POLYMEDIX, INC.

By:	/s/ Nicholas Landekic
Name:     Nicholas Landekic

Title:	President & Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name/Signature	Title	Date

	/s/ Nicholas Landekic Nicholas Landekic	President, Chief Executive Officer and Director (principal executive officer)	October 4, 2007

	/s/ Edward F. Smith Edward F. Smith	Chief Financial Officer (principal financial officer and principal accounting officer)	October 4, 2007

	/s/ Frank Slattery, Jr.* Frank Slattery, Jr.	Chairman of the Board of Directors	October 4, 2007

	/s/ Frank M. DeLape* Frank M. DeLape	Director	October 4, 2007

	/s/ William N. Kelley, M.D.* William N. Kelley, M.D.	Director	October 4, 2007

	/s/ Michael E. Lewis, Ph.D.* Michael E. Lewis, Ph.D.	Director	October 4, 2007

	/s/ Shaun F. O’Malley* Shaun F. O’Malley	Director	October 4, 2007

*By:	/s/ Edward F. Smith Edward F. Smith Attorney-in-Fact